EXHIBIT (2)A

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO HOW TO DEAL WITH IT, YOU SHOULD CONSULT YOUR INVESTMENT DEALER, STOCKBROKER, BANK MANAGER, LAWYER OR OTHER PROFESSIONAL ADVISOR. NO SECURITIES COMMISSION OR SIMILAR AUTHORITY IN CANADA HAS IN ANY WAY PASSED UPON THE MERITS OF THE SECURITIES OFFERED HEREUNDER AND ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE.

                                                               November 23, 2001



                        ASPEN GROUP RESOURCES CORPORATION

                                OFFER TO PURCHASE

   all of the outstanding common shares, 5,000,000 Series I special warrants and
                      3,750,000 Series II special warrants

                                       of

                            ENDEAVOUR RESOURCES INC.

                     on the basis of, subject to adjustment,

     0.2375 common shares of Aspen Group Resources Corporation plus 0.11875 share purchase warrants of Aspen Group Resources Corporation (each whole share purchase warrant entitling the holder to purchase one common share of Aspen Group Resources Corporation at US$1.25 until
     September 30, 2002 or US$1.75 thereafter until June 30, 2003) for each common share of Endeavour Resources Inc.

                                     - and -

     0.2375 common shares of Aspen Group Resources Corporation plus 0.11875 share purchase warrants of Aspen Group Resources Corporation (each whole share purchase warrant entitling the holder to purchase one common share of Aspen Group Resources Corporation at US$1.25 until
     September 30, 2002 or US$1.75 thereafter until June 30, 2003) for each
              Series I special warrant of Endeavour Resources Inc.

                                     - and -

     0.2375 common shares of Aspen Group Resources Corporation plus 0.11875 share purchase warrants of Aspen Group Resources Corporation (each whole share purchase warrant entitling the holder to purchase one common share of Aspen Group Resources Corporation at US$1.25 until
        September 30, 2002 or US$1.75 thereafter until June 30, 2003) and
      0.2375 Class B purchase warrants of Aspen Group Resources Corporation
      (each whole Class B purchase warrant entitling the holder to acquire one common share of Aspen Group Resources Corporation for the US dollar equivalent of Cdn.$2.11 until June 28, 2002) for each Series II special warrant of Endeavour Resources Inc.


This offer (the "OFFER") by Aspen Group Resources Corporation ("ASPEN"), to purchase common shares (including common shares which may become outstanding after the date of this Offer upon the exercise of currently outstanding options, warrants or other rights to purchase common shares) ("ENDEAVOUR SHARES"), Series I special warrants ("ENDEAVOUR SERIES I SPECIAL WARRANTS") and Series II special warrants ("ENDEAVOUR SERIES II SPECIAL WARRANTS") (and collectively the "ENDEAVOUR SPECIAL WARRANTS" and collectively with the Endeavour Shares, the "ENDEAVOUR SECURITIES") of Endeavour Resources Inc. ("ENDEAVOUR") will be open for acceptance until 5:00 p.m. (Toronto time) (3:00 p.m. Calgary time) (the
"EXPIRY TIME") on December 31, 2001 (the "EXPIRY DATE") unless withdrawn or extended.

The ratio of 0.2375 common shares of Aspen (the "ASPEN SHARES") and 0.11875 purchase warrants of Aspen (the "ASPEN PURCHASE WARRANTS") for each Endeavour Share and Endeavour Special Warrant (the "RATIO") was determined by negotiation between Aspen and Endeavour. The Ratio will be adjusted, if necessary, such that, assuming all of the outstanding Endeavour Securities are tendered to the Offer, 64.1% of the Aspen Shares will be held by the current shareholders of Aspen and 35.9% of the Aspen Shares will be held by the former shareholders of Endeavour after closing of the Offer (provided, however, that there shall be no adjustments in the Ratio if any share purchase warrants of Endeavour or Aspen are exercised and shares issued by Endeavour or Aspen therefor, or in respect of 1,000,000 Endeavour Shares to be issued to Thames Capital Corp. pursuant to an agreement dated July 4, 2001).

The Offer is conditional (unless waived or amended by Aspen) upon, among other things, there being validly deposited under the Offer and not withdrawn, a number of Endeavour Securities which, when included with the Endeavour
Securities then held by Aspen and anyone acting in concert with Aspen, constitute at least 50.01% of the outstanding Endeavour Securities on the Expiry Date. This condition and the other conditions to the Offer are described in
Section  4  of  the  Offer,  "Conditions  of  the  Offer".

THE BOARD OF DIRECTORS OF ENDEAVOUR HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS FAIR TO THE HOLDERS OF THE ENDEAVOUR SECURITIES AND HAS UNANIMOUSLY RESOLVED TO RECOMMEND THAT HOLDERS OF SUCH SECURITIES ACCEPT THE OFFER. FOR FURTHER
INFORMATION,  REFER  TO  THE  DIRECTORS'  CIRCULAR  OF  ENDEAVOUR.

Aspen and Endeavour have entered into a Pre-Acquisition Agreement relating to the Offer. See "Background to and Reasons for the Offer - Pre-Acquisition Agreement" in the Circular.

Aspen, Endeavour and certain holders of Endeavour Securities (the "SELLING SECURITYHOLDERS") have entered in a Lock-up and Break-Up Fee Agreement relating to the Offer. See "Background to and Reasons for the Offer - Lock-Up and Break-Up Fee Agreement" in the Circular.

Holders of Endeavour Securities ("SECURITYHOLDERS") who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal or a manually executed facsimile thereof and deposit it, together with the certificate(s) representing their Endeavour Securities, at the office of Computershare Trust Company of Canada (the "DEPOSITARY") identified on the Letter of Transmittal and on the last page of this document, in accordance with the instructions in the Letter of Transmittal. Alternatively, Securityholders who desire to deposit their securities and whose certificate(s) for their securities are not immediately available may deposit such certificate(s) by completing the accompanying Notice of Guaranteed Delivery and following the procedures for guaranteed delivery set forth in the Notice of Guaranteed Delivery and Section 3 of the Offer, "Manner of Acceptance".

The Aspen Shares are listed on The Toronto Stock Exchange (the "TSE") and the NASD Electronic Over-the-Counter Bulletin Board (the "OTCBB"). The TSE has conditionally approved the listing of the Aspen Shares issuable pursuant to the Offer, subject to Aspen fulfilling all of the requirements of such exchange. On October 23, 2001, the last trading day prior to the public announcement of the Offer, the closing price of the Aspen Shares on the TSE and the OTCBB was $0.85 and US$0.60, respectively.

The Endeavour Shares are listed on the Canadian Venture Exchange (the "CDNX"). On October 23, 2001, the last trading day prior to the public announcement of the Offer, the closing price of the Endeavour Shares on the CDNX was $0.14.

Questions and requests for assistance may be directed to the Depositary, or your broker or other financial advisor, and additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from those persons at their respective offices shown on the Letter of Transmittal and on the last page of this document. Persons whose Endeavour Securities are registered in the name of a nominee should contact their stockbroker, investment dealer, bank, trust company or other nominee for assistance in depositing their Endeavour Securities.

                         NOTICE TO UNITED STATES HOLDERS
                             OF ENDEAVOUR SECURITIES

The Offer is made for the securities of an Alberta, Canada corporation and while the Offer is subject to the disclosure requirements of Canada, Securityholders should be aware that such requirements are different from disclosure requirements in the United States. Aspen is permitted to prepare the Offer and Circular in accordance with Canadian disclosure requirements. Financial statements included herein, if any, have been prepared in accordance with United States generally accepted accounting principles with the material differences, if any, between such principles and Canadian generally accepted accounting principles disclosed in the notes to such financial statements.

Securityholders should be aware that the acquisition of the Endeavour Securities described herein may have tax consequences both in the United States and Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that Aspen is continued under the laws of the Yukon Territory, that some of the directors and officers of Aspen may be residents of Canada and that some or all of the Depositary and the experts named in the Offer or Circular may be residents of Canada and that all or a substantial portion of the assets of such persons may be located outside the United States.

Securityholders should be aware that Aspen or its Affiliates, directly or indirectly, may bid for or make purchases of Endeavour Securities or related securities of Endeavour during the period of the Offer, as permitted by applicable Canadian federal or provincial laws or regulations.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document and, if given or made, such information or representation must not be relied upon as having been authorized by Aspen or the Depositary.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES NOR HAS ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT, ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL DEPOSITS BE ACCEPTED FROM OR ON BEHALF OF, SECURITYHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, ASPEN MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO EXTEND THE OFFER TO HOLDERS OF ENDEAVOUR SHARES IN SUCH JURISDICTION.

                           CURRENCY AND EXCHANGE RATES

All dollar amounts stated in the Offer and Circular are expressed in Canadian currency, except where otherwise indicated. On November 21, 2001 the noon buying rate in New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York was US$1.00 = $1.6018 (Cdn.), $1.00 (Cdn.) = US$0.6243.

                           FORWARD LOOKING STATEMENTS

The accompanying Circular contains statements about expected future events and financial and operating results of Aspen that are forward-looking and subject to risks and uncertainties. Accordingly, Aspen's actual results, performance or achievements could differ materially from those expressed or implied by such statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations.

                                        i


                                TABLE OF CONTENTS


                                                                      PAGE
DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
The Offer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
Purpose of and Reasons for the Offer . . . . . . . . . . . . . . . .     5
Aspen. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
Endeavour. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
Pre-Acquisition Agreement. . . . . . . . . . . . . . . . . . . . . .     5
Lock-Up and Break-Up Fee Agreement . . . . . . . . . . . . . . . . .     5
Voting Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .     5
Plans for Endeavour. . . . . . . . . . . . . . . . . . . . . . . . .     6
Conditions of the Offer. . . . . . . . . . . . . . . . . . . . . . .     6
Time for Acceptance. . . . . . . . . . . . . . . . . . . . . . . . .     6
Manner of Acceptance . . . . . . . . . . . . . . . . . . . . . . . .     6
Withdrawal of Deposited Endeavour Securities . . . . . . . . . . . .     7
Payment for Deposited Endeavour Securities . . . . . . . . . . . . .     7
Acquisition of Endeavour Securities Not Deposited. . . . . . . . . .     7
Price Range and Trading Volumes of Aspen Shares and Endeavour Shares     7
Canadian Federal Income Tax Considerations . . . . . . . . . . . . .     8
Depositary . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

OFFER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
1.   The Offer . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
2.   Time of Acceptance. . . . . . . . . . . . . . . . . . . . . . .    10
3.   Manner of Acceptance. . . . . . . . . . . . . . . . . . . . . .    10
          Letter of Transmittal. . . . . . . . . . . . . . . . . . .    10
          Procedure for Guaranteed Delivery. . . . . . . . . . . . .    10
          General. . . . . . . . . . . . . . . . . . . . . . . . . .    11
4.   Conditions of the Offer . . . . . . . . . . . . . . . . . . . .    12
5.   Extension and Variation of the Offer. . . . . . . . . . . . . .    13
6.   Payment for Deposited Endeavour Securities. . . . . . . . . . .    13
7.   Withdrawal of Deposited Endeavour Securities. . . . . . . . . .    15
8.   Return of Deposited Endeavour Securities. . . . . . . . . . . .    16
9.   Changes in Capitalization, Distributions and Liens. . . . . . .    16
10.  Mail Service Interruption . . . . . . . . . . . . . . . . . . .    17
11.  Notice and Delivery . . . . . . . . . . . . . . . . . . . . . .    17
12.  Acquisition of Endeavour Securities Not Deposited . . . . . . .    17
13.  Market Purchases and Sales of Endeavour Securities. . . . . . .    18
14.  Other Terms of the Offer. . . . . . . . . . . . . . . . . . . .    18

CIRCULAR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
Background to and Reasons for the Offer. . . . . . . . . . . . . . .    20
     Background to the Offer . . . . . . . . . . . . . . . . . . . .    20
     Reasons for the Offer . . . . . . . . . . . . . . . . . . . . .    20
     Pre-Acquisition Agreement . . . . . . . . . . . . . . . . . . .    20
     Lock-Up and Break-Up Fee Agreement. . . . . . . . . . . . . . .    21
     Voting Agreement. . . . . . . . . . . . . . . . . . . . . . . .    22
Purpose of the Offer and Plans for Endeavour . . . . . . . . . . . .    23
     Purpose of the Offer. . . . . . . . . . . . . . . . . . . . . .    23
     Plans for Endeavour . . . . . . . . . . . . . . . . . . . . . .    23
Ownership of Securities of Endeavour . . . . . . . . . . . . . . . .    24


                                       ii


Trading in Securities of Endeavour . . . . . . . . . . . . . . . . .    24
Commitments to Acquire Securities of Endeavour . . . . . . . . . . .    24
Arrangements, Agreements or Understandings . . . . . . . . . . . . .    24
Material Changes in the Affairs of Endeavour and Other Information .    25
Acceptance of the Offer .. . . . . . . . . . . . . . . . . . . . . .    25
Effect of the Offer on Market and Listings . . . . . . . . . . . . .    25
Acquisition of Endeavour Securities Not Deposited. . . . . . . . . .    25
     Compulsory Acquisition. . . . . . . . . . . . . . . . . . . . .    26
     Subsequent Acquisition Transaction. . . . . . . . . . . . . . .    26
     Other Alternatives. . . . . . . . . . . . . . . . . . . . . . .    28
     Judicial Developments . . . . . . . . . . . . . . . . . . . . .    28
Stock Exchange Listings .. . . . . . . . . . . . . . . . . . . . . .    29
Depositary . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
Thames Capital Report . .. . . . . . . . . . . . . . . . . . . . . .    29
Expenses of the Offer. . . . . . . . . . . . . . . . . . . . . . . .    29
Information Concerning Aspen . . . . . . . . . . . . . . . . . . . .    29
     Corporate Information . . . . . . . . . . . . . . . . . . . . .    29
     Business of Aspen . . . . . . . . . . . . . . . . . . . . . . .    30
     Selected Consolidated Financial Information . . . . . . . . . .    39
     Management's Discussion and Analysis. . . . . . . . . . . . . .    40
     Authorized and Issued Share Capital . . . . . . . . . . . . . .    42
     Capitalization of Aspen . . . . . . . . . . . . . . . . . . . .    42
     Stock Compensation Plan . . . . . . . . . . . . . . . . . . . .    43
     Price Range and Trading Volume of Aspen Shares. . . . . . . . .    44
     Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
     Prior Sales . . . . . . . . . . . . . . . . . . . . . . . . . .    45
     Principal Shareholders. . . . . . . . . . . . . . . . . . . . .    46
     Directors and Officers. . . . . . . . . . . . . . . . . . . . .    46
     Compensation of Directors and Executive Officers. . . . . . . .    48
     Interests of Management and Others in Material Transactions . .    49
     Material Contracts. . . . . . . . . . . . . . . . . . . . . . .    50
     Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . .    50
     Auditors, Transfer Agent and Registrar. . . . . . . . . . . . .    50
Information Concerning Endeavour . . . . . . . . . . . . . . . . . .    51
     Reliance on Endeavour . . . . . . . . . . . . . . . . . . . . .    51
     Corporate Information . . . . . . . . . . . . . . . . . . . . .    51
     Business of Endeavour . . . . . . . . . . . . . . . . . . . . .    51
     Selected Consolidated Financial Information . . . . . . . . . .    53
     Authorized and Issued Share Capital . . . . . . . . . . . . . .    53
     Capitalization of Endeavour . . . . . . . . . . . . . . . . . .    54
     Price Range and Trading Volume of Endeavour Shares. . . . . . .    55
     Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . .    55
     Principal Shareholders. . . . . . . . . . . . . . . . . . . . .    55
     Directors and Officers. . . . . . . . . . . . . . . . . . . . .    56
     Interests of Management and Others in Material Transactions . .    57
     Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . .    57
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . .    58
Canadian Federal Income Tax Considerations . . . . . . . . . . . . .    62
Statutory Rights . . . . . . . . . . . . . . . . . . . . . . . . . .    64

PROFORMA CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . .   A-1

FINANCIAL STATEMENTS OF ASPEN. . . . . . . . . . . . . . . . . . . .   B-1

APPROVAL AND CERTIFICATE OF ASPEN. . . . . . . . . . . . . . . . . .   C-1

                                   DEFINITIONS

In the Offer and the Circular, unless the subject matter or context is inconsistent therewith, the following terms shall have the meanings set forth below:

"ABCA"  means  the  Business  Corporations  Act  (Alberta),  as  amended.

"AFFILIATE" has the meaning ascribed thereto in the Securities Act (Alberta), except as otherwise provided herein.

"ASPEN" means Aspen Group Resources Corporation, a corporation continued under the laws of Yukon Territory.

"ASPEN CLASS B PURCHASE WARRANTS" means purchase warrants of Aspen, each of which entitles the holder thereof to acquire one Aspen Share at a price of the US dollar equivalent of Cdn.$2.11 (as calculated on the Expiry Date) until June 28, 2002.

"ASPEN PURCHASE WARRANTS" means purchase warrants of Aspen, each of which entitles the holder thereof to acquire one Aspen Share at a price of US$1.25 until September 30, 2002 or US$1.75 thereafter until June 30, 2003.

"ASPEN SHARES" means the common shares of Aspen as constituted on the date hereof.

"ASSOCIATE" has the meaning ascribed thereto in the Securities Act (Alberta), as amended except as otherwise provided herein.

"BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banking institutions in Toronto, Ontario are authorized or obligated by law to close.

"CDNX"  means  The  Canadian  Venture  Exchange.

"CIRCULAR" means the take-over bid circular accompanying and forming part of the Offer.

"COMPULSORY ACQUISITION" has the meaning ascribed thereto in the Circular under "Acquisition of Endeavour Securities Not Deposited - Compulsory Acquisition"

"DEPOSITARY" means Computershare Trust Company of Canada at the office identified in the Letter of Transmittal and on the last page of this document.

"ELIGIBLE INSTITUTION" means a Canadian chartered bank, a trust company in Canada or a member firm of the TSE or the CDNX, a national securities exchange in the United States or the National Association of Securities Dealers, Inc., which is a member of the Securities Transfer Agents Medallion Program (STAMP).

"ENDEAVOUR" means Endeavour Resources Inc., a corporation incorporated under the ABCA.

"ENDEAVOUR SECURITIES" means the Endeavour Shares and the Endeavour Special Warrants.

"ENDEAVOUR SERIES I SPECIAL WARRANTS" means the 5,000,000 Series I special warrants of Endeavour currently outstanding, each of which was issued at an issue price of $0.25 per special warrant and is exercisable for no additional consideration for one Series I Unit comprised of one Endeavour Share and one Series 1 Purchase Warrant entitling the holder to acquire on Endeavour Share at a price of $0.40 until November 30, 2001.

"ENDEAVOUR SERIES II SPECIAL WARRANTS" means the 3,750,000 Series II special warrants of Endeavour currently outstanding, each of which was issued at an issue price of $0.30 per special warrant and is exercisable for no additional consideration for one Series II Unit comprised of one Endeavour Share and one Series II Purchase Warrant entitling the holder to acquire one Endeavour Share at a price of $0.50 until June 28, 2002.

"ENDEAVOUR SHARES" means the common shares of Endeavour as constituted on the date hereof, and all common shares issued prior to the Expiry Time upon the exercise of currently outstanding options, warrants or other rights to purchase Endeavour Shares.

"ENDEAVOUR SPECIAL WARRANTS" means the Endeavour Series I Special Warrants and the Endeavour Series II Special Warrants.

"EXPIRY DATE" means December 31, 2001, or such later date or dates as may be fixed by Aspen from time to time pursuant to Section 5 of the Offer, "Extension and Variation of the Offer".

"EXPIRY TIME" means 5:00 p.m. (Toronto time) (3:00 p.m. Calgary time) on the Expiry Date, or such later time or times as may be fixed by Aspen from time to time pursuant to Section 5 of the Offer, "Extension and Variation of the Offer".

"LETTER OF TRANSMITTAL" means the letter of transmittal in the form printed on blue paper accompanying the Offer and Circular.

"LOCK-UP AND BREAK-UP FEE AGREEMENT" means the lock-up and break-up fee agreement dated as of October 23, 2001 entered into between Aspen, Endeavour and the Selling Securityholders as described in the Circular under "Background to and Reasons for the Offer - Lock-Up and Break-Up Agreement".

"MINIMUM  CONDITION"  has  the  meaning  ascribed  thereto  in subsection (a) of
Section  4  of  the  Offer,  "Conditions  of  the  Offer".

"NOTICE OF GUARANTEED DELIVERY" means the notice of guaranteed delivery printed on yellow paper in the form accompanying the Offer and Circular.

"OFFER" means the offer to purchase all of the issued and outstanding Endeavour Securities made hereby to the Securityholders.

"OFFER PERIOD" means the period commencing on the date hereof and ending at the Expiry Time.

"OSC"  means  the  Ontario  Securities  Commission.

"OSC  RULE  61-501"  means  Rule  61-501 of the OSC, as the same may be amended.

"OTCBB"  means  the  NASD  Electronic  Over-the-Counter  Bulletin  Board.

"PERSON" includes an individual, body corporate, partnership, syndicate or other form of unincorporated entity.

"PRE-ACQUISITION AGREEMENT" means the pre-acquisition agreement dated as of October 23, 2001 between Aspen and Endeavour relating to the Offer as described in the Circular under "Background to and Reasons for the Offer - Pre-Acquisition Agreement".

"RATIO"  means  the  ratio  of  0.2375  Aspen  Shares and 0.11875 Aspen Purchase
Warrants  for  each  Endeavour  Share  and  Endeavour  Special  Warrant.

"SECURITYHOLDERS"  means  collectively  the  holders  of  Endeavour  Securities.

"SELLING SECURITYHOLDERS" means Jeffrey J. Chad, Susan Chad, Allan J. Kent, Susan Kent, Robert D. Cudney, Ruth I. Chad, Dennis P. Besler, 567895 Alberta Ltd., DI Investments Ltd., Pachanga Corp., Riechad Incorporated, 615433 Alberta Ltd., Northfield Capital Corporation and 114161 Alberta Ltd.

"SUBSEQUENT ACQUISITION TRANSACTION" means any amalgamation, statutory arrangement or other transaction involving Aspen and/or an Affiliate of Aspen and Endeavour and/or Securityholders for the purposes of Endeavour becoming, directly or indirectly, a wholly-owned Subsidiary of Aspen or affecting an amalgamation or merger of Endeavour's business and assets with or into Aspen and/or an Affiliate of Aspen.

"SUBSIDIARY" has the meaning ascribed thereto in the Securities Act (Alberta), as amended.

"TAX  ACT"  means  the  Income  Tax  Act  (Canada),  as  amended.

"TSE"  means  The  Toronto  Stock  Exchange.

"VOTING AGREEMENT" means the voting agreement dated as of October 23, 2001 between certain of the Selling Securityholders, Jack E. Wheeler, Randall B. Kahn, Aspen and Endeavour relating to the Offer as described in the Circular under "Background to and Reasons for the Offer - Voting Agreement".

"YBCA"  means  the  Business  Corporations  Act  (Yukon),  as  amended.

                                     SUMMARY

The following is a summary only of the attached Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery and is qualified in its entirety by the more detailed information and provisions contained therein. Securityholders are urged to read the Offer and Circular in their entirety. The information concerning Endeavour contained herein and in the Offer and Circular has been extracted from or is based upon publicly available documents or records on file with Canadian securities regulatory authorities and other public sources.

THE  OFFER

Aspen is offering, upon the terms and subject to the conditions of the Offer, to purchase:

(a) all Endeavour Shares currently outstanding in exchange for 0.2375 of an Aspen Share and 0.11875 of an Aspen Purchase Warrant for each Endeavour Share;

(b) all Endeavour Series I Special Warrants currently outstanding in exchange for 0.2375 of an Aspen Share and 0.11875 of an Aspen Purchase Warrant for each Endeavour Series I Special Warrant; and

(c) all Endeavour Series II Special Warrants currently outstanding in exchange for 0.2375 of an Aspen Share, 0.11875 of an Aspen Purchase Warrant and
     0.2375 of an Aspen Class B Purchase Warrant for each Endeavour Series II Special Warrant.

For greater certainty if a Securityholder holding Endeavour Special Warrants exercises such securities prior to tendering them to the Offer and having them taken up and paid for by Aspen, then upon tendering the underlying securities to the Offer:

(a) a Securityholder who had previously held Endeavour Series I Special Warrants shall be entitled to receive 0.2375 of an Aspen Share and 0.11875 of a Aspen Purchase Warrant for each Endeavour Share and nil consideration for each Series I Purchase Warrant underlying each Endeavour Series I Special Warrant; and

(b) a Securityholder who had previously held Endeavour Series II Special Warrants shall be entitled to receive 0.2375 of an Aspen Share and 0.11875 of an Aspen Purchase Warrant for each Endeavour Share and 0.2375 of an Aspen Class B Purchase Warrant for each Series II Purchase Warrant underlying each Endeavour Series II Special Warrant.

The Ratio was determined by negotiation between Aspen and Endeavour. The Ratio will be adjusted, if necessary, such that, assuming all of the outstanding Endeavour Securities are tendered to the Offer (and no purchase warrants of Aspen or Endeavour are exercised), 64.1% of the Aspen Shares will be held by the current shareholders of Aspen and 35.9% of the Aspen Shares will be held by the former shareholders of Endeavour after closing of the Offer (provided, however, that there shall be no adjustments in the Ratio if any share purchase warrants of Endeavour or Aspen are exercised and shares issued by Endeavour or Aspen therefor, or in respect of 1,000,000 Endeavour Shares to be issued to Thames Capital Corp. pursuant to an agreement dated July 4, 2001).

The Offer is open for acceptance until the Expiry Time unless withdrawn or extended by Aspen.

The Offer is made only for Endeavour Securities and is not made for any options, warrants or rights to purchase Endeavour Shares or other securities or any securities convertible into Endeavour Shares or other securities (other than for the Endeavour Special Warrants and the underlying securities). It is a condition of the Offer that all other outstanding warrants or options to acquire Endeavour Securities shall have been exercised, cancelled or otherwise terminated.

The obligation of Aspen to take up and pay for Endeavour Securities pursuant to the Offer is subject to certain conditions. See Section 4 of the Offer, "Conditions of the Offer". The Offer is not being made to, nor will deposits be accepted from or on behalf of, Securityholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Aspen may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Securityholders in any such jurisdiction.

THE BOARD OF DIRECTORS OF ENDEAVOUR HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS FAIR TO THE HOLDERS OF THE ENDEAVOUR SECURITIES AND HAS UNANIMOUSLY RESOLVED TO RECOMMEND THAT SECURITYHOLDERS ACCEPT THE OFFER.

PURPOSE  OF  AND  REASONS  FOR  THE  OFFER

The purpose of the Offer is to enable Aspen to acquire control of or to own all of the outstanding Endeavour Securities.

Aspen wishes to acquire Endeavour in order to increase its oil and gas production, and to acquire the growth potential of the oil and gas production in Endeavour. Aspen's management views the acquisition of Endeavour as an opportunity to acquire competent and experienced management personnel in Canada, along with access to the Canadian market place through increased market recognition from the Canadian oil and gas properties of Endeavour. Finally, Aspen will enjoy the higher rate of production in the Canadian assets owned by Endeavour which will in turn increase the cash flow of Aspen.

ASPEN

Aspen is an independent energy company engaged in the acquisition, exploitation, development and operation of oil and gas properties with a geographic focus in major oil and gas producing regions in the United States. Aspen currently owns interests in approximately 1,200 wells located in eleven states with a predominant focus in Oklahoma, Kansas and Texas. The Aspen Shares are listed for trading on the TSE under the trading symbol "ASR" and on the OTCBB under the trading symbol "ASPG". See "Information Concerning Aspen" in the Circular.

ENDEAVOUR

Endeavour is an independent energy company engaged in the exploration for, development and production of petroleum and natural gas in Canada and the United States. Endeavour holds interests in approximately 90 wells, the majority of which are located in Alberta. The Endeavour Shares are listed and posted for trading on the CDNX under the symbol "ERU". See "Information Concerning Endeavour" in the Circular.

PRE-ACQUISITION  AGREEMENT

Aspen and Endeavour have entered into the Pre-Acquisition Agreement relating to the Offer. The Pre-Acquisition Agreement contains, among other things, covenants of Aspen relating to the making of the Offer, covenants of Endeavour relating to steps to be taken to support the Offer, covenants of Endeavour relating to the conduct of Endeavour's business pending completion of the Offer, representations and warranties of Endeavour and Aspen and provisions relating to the payment of fees to Aspen and Endeavour in certain circumstances. See "Background to and Reasons for the Offer - Pre-Acquisition Agreement" in the Circular.

LOCK-UP  AND  BREAK-UP  FEE  AGREEMENT

Aspen, Endeavour and the Selling Securityholders have entered into the Lock-Up and Break-Up Fee Agreement relating to the Offer. The Lock-Up and Break-Up Fee Agreement contains, among other things, covenants of the Selling Securityholders to tender their Endeavour Securities to the Offer, covenants of Endeavour and the Selling Securityholders relating to steps to be taken to support the Offer, covenants of Endeavour and the Selling Securityholders not to continue, solicit, initiate, authorize, encourage or engage in alternate transactions to the Offer or to enter into any agreement, discussions or negotiations with any person other than Aspen with respect to an alternate transaction or to furnish or cause to be furnished any non-public information concerning Endeavour to any person other than Aspen relating to an alternate transaction and a provision relating to a break-up fee that may be paid to Aspen in certain circumstances. See "Background to and Reasons for the Offer - Lock-Up and Break-Up Fee Agreement" in the Circular.

VOTING  AGREEMENT

Certain of the Selling Securityholders, Jack E. Wheeler, Randall B. Kahn, Aspen and Endeavour have entered into the Voting Agreement relating to the Offer. The Voting Agreement contains, among other things, covenants by such Selling Securityholders, Jack E. Wheeler and Randall B. Kahn to vote the securities in
Aspen owned by them in favour of Allan J. Kent for election to the board of directors of Aspen and covenants from such Selling Securityholders not to vote the securities in Aspen owned by them against the election of Jack E. Wheeler and Randall B. Kahn as directors of Aspen. Such covenants remain in effect until the earliest of the date that all parties agree to terminate the Voting Agreement, December 31, 2006 or the failure of Aspen to acquire more than 50.01% of the Issued and outstanding shares of Endeavour on or before December 31, 2001 (provided that if at any time after January 31, 2002 any of Jeffrey J. Chad, Allan J. Kent, Jack E. Wheeler or Randall B. Kahn ceases to be an officer or director of Aspen or one of its subsidiaries then such person, together with any other corporate party to the Voting Trust controlled by such person, may withdraw from the Voting Agreement. See "Background to and Reasons for the Offer - Voting Agreement" in the Circular.

PLANS  FOR  ENDEAVOUR

If the Offer is successful, Aspen will review the operations, assets and business of Endeavour. It is expected that Endeavour will continue as a Subsidiary of Aspen. It is also expected that certain changes will be made to the composition of the board of directors of Endeavour to allow nominees of Aspen to become members of such board.

If Aspen takes up and pays for Endeavour Securities validly deposited pursuant to the Offer, it intends to acquire the remaining Endeavour Securities through the Compulsory Acquisition provisions of the ABCA or, if Aspen's right of Compulsory Acquisition is not available thereunder, then pursuant to a Subsequent Acquisition Transaction. See Section 12 of the Offer and "Acquisition of Endeavour Securities Not Deposited" in the Circular.

If permitted by applicable law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Aspen intends to delist the Endeavour Shares from the CDNX, and to cause Endeavour to cease to be a reporting issuer under the securities laws of each of the provinces of Canada in which it currently holds such status. The effect of these actions will be that Endeavour will no longer be required to publicly file or provide to security holders financial information or timely disclosure in Canada with respect to its affairs. See "Purpose of the Offer and Plans for Endeavour" in the Circular.

CONDITIONS  OF  THE  OFFER

Aspen reserves the right to withdraw the Offer and not take up and pay for any Endeavour Securities deposited under the Offer unless the conditions described in Section 4 of the Offer, "Conditions of the Offer", are satisfied or waived prior to the Expiry Time by Aspen. The Offer is conditional upon, among other things, there being validly deposited under the Offer and not withdrawn a number of Endeavour Securities which, when included with any Endeavour Securities then held by Aspen and anyone acting in concert with Aspen, constitute at least 50.01% of the Endeavour Securities at the Expiry Time. For a complete description of the conditions of the Offer, see Section 4 of the Offer, "Conditions of the Offer".

TIME  FOR  ACCEPTANCE

The Offer is open for acceptance until the Expiry Time, unless extended or withdrawn in accordance with the terms of the Offer. See Section 4 of the Offer, "Conditions of the Offer" and Section 5 of the Offer, "Extension and Variation of the Offer".

MANNER  OF  ACCEPTANCE

A Securityholder wishing to accept the Offer must, not later than the Expiry Time, deposit the certificate(s) representing the Endeavour Securities, together with a properly completed Letter of Transmittal or a manually executed facsimile thereof and all other documents required by the Letter of Transmittal, at the office of the Depositary specified in the Letter of Transmittal. Instructions are contained in the Letter of Transmittal which accompanies the Offer and Circular. Securityholders whose Endeavour Securities are registered in the name of a nominee should contact their stockbroker, investment dealer, bank, trust company or other nominee for assistance in depositing their Endeavour Securities.

If the certificate(s) representing Endeavour Securities are not available for deposit prior to the Expiry Time, Securityholders may accept the Offer by complying with the procedures for guaranteed delivery as set forth in the Notice of Guaranteed Delivery which accompanies this Offer and Circular and Section 3 of the Offer, "Manner of Acceptance".

If a Letter of Transmittal is executed by a person other than the registered holder(s) of the Endeavour Securities deposited therewith, and in certain other circumstances as set forth in the Letter of Transmittal, then the certificate(s) must be endorsed or be accompanied by an appropriate securities transfer power of attorney duly and properly completed by the registered holder(s), with the signature(s) on the endorsement panel or securities transfer power guaranteed by an Eligible Institution.

The deposit of Endeavour Securities pursuant to the procedures set forth in this Offer will constitute a binding agreement between the depositing Securityholder and Aspen upon the terms and subject to the conditions of the Offer.

WITHDRAWAL  OF  DEPOSITED  ENDEAVOUR  SECURITIES

Endeavour Securities deposited pursuant to the Offer may be withdrawn at any time prior to Aspen taking up and paying for deposited Endeavour Securities by following the procedures set forth in Section 7 of the Offer. See Section 7 of the Offer, "Withdrawal of Deposited Endeavour Securities".

PAYMENT  FOR  DEPOSITED  ENDEAVOUR  SECURITIES

If all the conditions referred to in Section 4 of the Offer, "Conditions of the Offer", are satisfied or waived, Aspen will become obligated to take up all Endeavour Securities validly deposited under the Offer and not withdrawn under the Offer not later than ten days after the Expiry Date and to pay for the Endeavour Securities taken up as soon as possible, but in any event not later than three Business Days after taking up such Endeavour Securities. Any Endeavour Securities deposited under the Offer after the first date on which Endeavour Securities have been taken up and paid for by Aspen will be taken up and paid for within ten days of such deposit. See Section 6 of the Offer, "Payment for Deposited Endeavour Securities".

ACQUISITION  OF  ENDEAVOUR  SECURITIES  NOT  DEPOSITED

If Aspen acquires at least 90% of the Endeavour Securities (other than Endeavour Securities held at the date of the Offer by or on behalf of Aspen or its Affiliates or Associates), Aspen currently intends to avail itself of the right to acquire the remaining Endeavour Securities pursuant to the Compulsory Acquisition provisions of Part 16 of the ABCA. If Aspen acquires less than 90% of the Endeavour Securities, Aspen presently intends to avail itself of such other corporate actions or proceedings as may be legally available to it to acquire the remaining Endeavour Securities, including transactions that may be effected without the consent of the holders thereof. See "Acquisition of Endeavour Securities Not Deposited" in the Circular.

PRICE  RANGE  AND  TRADING  VOLUMES  OF  ASPEN  SHARES  AND  ENDEAVOUR  SHARES

The Aspen Shares are listed for trading on TSE and the OTCBB. Application has been made to list the Aspen Shares issuable pursuant to the Offer on the TSE and the OTCBB. The Endeavour Shares are listed for trading on the CDNX. On October 23, 2001, the last trading day prior to the public announcement the Offer, the closing trading price on the CDNX of the Endeavour Shares was $0.14, and the closing trading price on the TSE and the OTCBB of the Aspen Shares was $0.85 and US$0.60, respectively. See "Aspen - Price Range and Trading Volumes of Aspen Shares" and "Endeavour - Price Range and Trading Volumes of Endeavour Shares" in the Circular.

CANADIAN  FEDERAL  INCOME  TAX  CONSIDERATIONS

The exchange of Endeavour Securities for Aspen Shares will not be a tax-deferred roll-over transaction. Canadian resident Securityholders who accept the Offer may realize a gain or loss, or other income, as a result of such an exchange. Non-Canadian resident Securityholders who accept the Offer will generally not be subject to tax in Canada as a result of such an exchange. See "Canadian Federal Income Tax Considerations" in the Circular.

DEPOSITARY

Computershare Trust Company of Canada is acting as Depositary under the Offer. The Depositary will receive deposits of certificates representing the Endeavour Securities, Letters of Transmittal, and Notices of Guaranteed Delivery at its office specified in the Letter of Transmittal. The Depositary will be responsible for giving certain notices, if required, and for making payment for all Endeavour Securities purchased by Aspen under the Offer. See "Depositary " in the Circular.

No fee or commission will be payable by any holder of Endeavour Securities who transmits his, her or its Endeavour Securities directly to the Depositary to accept the Offer. Securityholders should contact the Depositary or a broker or dealer for assistance in accepting the Offer and in depositing the Endeavour Securities with the Depositary. See "Depositary" in the Circular.

                                      OFFER

                                                               November 23, 2001
TO:  THE  HOLDERS  OF  ENDEAVOUR  SECURITIES

1.   THE  OFFER

Aspen hereby offers, upon the terms and subject to the conditions set forth in this Offer, to purchase:

(a) all Endeavour Shares currently outstanding in exchange for 0.2375 of an Aspen Share and 0.11875 of an Aspen Purchase Warrant for each Endeavour Share;

(b) all Endeavour Series I Special Warrants currently outstanding in exchange for 0.2375 of an Aspen Share and 0.11875 of an Aspen Purchase Warrant for each Endeavour Series I Special Warrant; and

(c) all Endeavour Series II Special Warrants currently outstanding in exchange for 0.2375 of an Aspen Share, 0.11875 of an Aspen Purchase Warrant and
     0.2375 of an Aspen Class B Purchase Warrant for each Endeavour Series II Special Warrant.

For greater certainty if a Securityholder holding Endeavour Special Warrants exercises such securities prior to tendering them to the Offer and having them taken up and paid for by Aspen, then upon tendering the underlying securities to the Offer:

(a) a Securityholder who had previously held Endeavour Series I Special Warrants shall be entitled to receive 0.2375 of an Aspen Share and 0.11875 of a Aspen Purchase Warrant for each Endeavour Share and nil consideration for each Series I Purchase Warrant underlying each Endeavour Series I Special Warrant; and

(b) a Securityholder who had previously held Endeavour Series II Special Warrants shall be entitled to receive 0.2375 of an Aspen Share and 0.11875 of an Aspen Purchase Warrant for each Endeavour Share and 0.2375 of an Aspen Class B Purchase Warrant for each Series II Purchase Warrant underlying each Endeavour Series II Special Warrant.

The Ratio was determined by negotiation between Aspen and Endeavour. The Ratio will be adjusted, if necessary, such that, assuming all of the outstanding Endeavour Securities are tendered to the Offer (and no purchase warrants of Aspen or Endeavour are exercised), 64.1% of the Aspen Shares will be held by the current shareholders of Aspen and 35.9% of the Aspen Shares will be held by the former shareholders of Endeavour after closing of the Offer (provided, however, that there shall be no adjustments in the Ratio if any share purchase warrants of Endeavour or Aspen are exercised and shares issued by Endeavour or Aspen therefor, or in respect of 1,000,000 Endeavour Shares to be issued to Thames Capital Corp. pursuant to an agreement dated July 4, 2001).

The Offer is made only for Endeavour Securities and is not made for any options, warrants or rights to purchase Endeavour Shares or other securities or any securities convertible into Endeavour Shares or other securities (other than for the Endeavour Special Warrants and the underlying securities). It is a condition of the Offer that all other outstanding warrants or options to acquire Endeavour Securities shall have been exercised, cancelled or otherwise terminated.

The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery are incorporated into and form part of the Offer and contain important information which should be read carefully before making a decision with respect to the Offer.

The Offer is not being made to, nor will deposits be accepted from or on behalf of, Securityholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Aspen may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Securityholders in any such jurisdiction.

The Offer is subject to certain conditions as detailed under Section 4 of the Offer, "Conditions of the Offer". If such conditions are met, Aspen will (unless Aspen shall have withdrawn or terminated the Offer) become obligated to take up and pay for the Endeavour Securities validly deposited under the Offer and not withdrawn in accordance with the terms hereof. All of the terms and conditions of the Offer may be waived or modified (subject to applicable law) by Aspen without prejudice to any other right which Aspen may have, by notice in writing delivered to the Depositary at its office specified in the Letter of Transmittal.

2.   TIME  FOR  ACCEPTANCE

The Offer is open for acceptance until the Expiry Time unless extended at Aspen's sole discretion or withdrawn in accordance with the terms of the Offer.

3.   MANNER  OF  ACCEPTANCE

LETTER  OF  TRANSMITTAL

The Offer may be accepted by a Securityholder by delivering to the Depositary at any one of the offices of the Depositary listed in the Letter of Transmittal so as to arrive there not later than the Expiry Time:

(a) the certificate(s) representing the Endeavour Securities in respect of which the Offer is being accepted;

(b) Letter of Transmittal in the form accompanying the Offer, or a manually executed facsimile thereof, properly completed and duly executed as required by the instructions set out in such Letter of Transmittal; and

(c) any other relevant documents required by the instructions set out in such Letter of Transmittal.

If the certificate(s) representing Endeavour Securities are not available for deposit prior to the Expiry Time, Securityholders may accept the Offer by complying with the procedures for guaranteed delivery set forth below.

Except as otherwise provided in the instructions in the Letter of Transmittal, all signatures on a Letter of Transmittal and on certificates representing Endeavour Securities and, if necessary, on the Notice of Guaranteed Delivery, must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered holder(s) of the Endeavour Securities deposited therewith, and in certain other circumstances as set forth in the Letter of Transmittal, then the certificate(s) must be endorsed or be accompanied by an appropriate securities transfer power of attorney duly and properly completed by the registered holder(s), with the signature(s) on the endorsement panel or securities transfer power guaranteed by an Eligible Institution.

PROCEDURE  FOR  GUARANTEED  DELIVERY

If a Securityholder wishes to deposit Endeavour Securities pursuant to the Offer and (i) the certificate(s) representing such Endeavour Securities are not immediately available, or (ii) such Securityholder is not able to deliver the certificate(s) representing such Endeavour Securities and all other required documents to the Depositary prior to the Expiry Time, such Endeavour Securities may nevertheless be deposited pursuant to the Offer provided that all of the following conditions are met:

(a)  such  deposit  is  made  by  or  through  an  Eligible  Institution;

(b) a properly completed and duly executed Notice of Guaranteed Delivery in the form accompanying the Offer, or a manually executed facsimile thereof, is received by the Depositary at its office as set forth in the Notice of Guaranteed Delivery prior to the Expiry Time; and

(c) the certificate(s) representing deposited Endeavour Securities in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal in the form accompanying the Offer, or a manually executed facsimile thereof, covering the relevant Endeavour Securities and all other documents required by such Letter of Transmittal, are received by the Depositary at its office as set forth in the Notice of Guaranteed Delivery on or before 5:00 p.m. (Toronto time) (3:00 p.m. Calgary time) on the third trading day on the CDNX after the Expiry Date.

In each Notice of Guaranteed Delivery, an Eligible Institution must guarantee delivery of the certificate(s) representing the Endeavour Securities referenced therein, as set forth in paragraph (c) above.

The Notice of Guaranteed Delivery may be delivered by hand or courier transmitted by facsimile transmission or delivered by mail to the Depositary so as to be received by the Depositary at the office specified therein not later than the Expiry Time.

GENERAL

In all cases, payment for the Endeavour Securities deposited and taken up by Aspen pursuant to the Offer will be made only after timely receipt by the Depositary of certificates representing the Endeavour Securities together with a properly completed and duly executed Letter of Transmittal in the form accompanying the Offer, or a manually executed facsimile thereof, relating to such Endeavour Securities and any other required documents with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal.

The method of delivery of the Letter of Transmittal, certificates representing the Endeavour Securities and all other required documents is at the option and risk of the person forwarding the same, and delivery will be deemed effective only when such documents are actually received. Aspen recommends that such documents be delivered by hand to the Depositary and a receipt obtained. If such documents are mailed, Aspen recommends that registered mail with return receipt requested be used and that appropriate insurance be obtained.

Securityholders whose Endeavour Securities are registered in the name of a nominee should contact their stockbroker, investment dealer, bank, trust company or other nominee for assistance in depositing the Endeavour Securities.

The execution of a Letter of Transmittal by a Securityholder irrevocably appoints Aspen, the Depositary and any officer of Aspen, and each of them, and any other person designated by Aspen in writing, as the true and lawful agent, attorney and attorney-in-fact and proxy of such Securityholder with respect to the Endeavour Securities deposited under Letter of Transmittal which are taken up and paid for under the Offer (the "PURCHASED SECURITIES") and with respect to any and all dividends, distributions, payments, securities, rights, assets or other interests declared, paid, issued, distributed, made or transferred on or in respect of the Purchased Securities on or after October 24, 2001, the date upon which Aspen announced its intention to make the Offer (collectively, the "OTHER SECURITIES"), effective on and after the date that Aspen takes up and pays for the Purchased Securities (the "EFFECTIVE DATE"), with full power of substitution, in the name of and on behalf of such Securityholder (such power of attorney being deemed to be an irrevocable power coupled with an interest), (a) to register or record, transfer and enter the transfer of Purchased Securities and/or Other Securities on the appropriate register of holders maintained by Endeavour, and (b) to exercise any and all of the rights of the holder of the Purchased Securities and/or Other Securities, including, without limitation, to vote, execute and deliver any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Securities and/or Other Securities, revoke any such instrument, authorization, or consent given prior to or after the Effective Date, designate in any such instruments of proxy any person or persons as the proxy or the proxy nominee or nominees of such Securityholder in respect of such Purchased Securities and/or Other Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise and any adjournments thereof) of holders of securities of Endeavour, and execute, endorse and negotiate, for and in the name of and on behalf of the registered holder of Purchased Securities and/or Other Securities, any and all cheques or other instruments respecting any distribution payable to or to the order of such holder in respect of such Purchased Securities and/or Other Securities. Furthermore, a holder of Purchased Securities and/or Other Securities who executes a Letter of Transmittal agrees, effective on and after the Effective Date, not to vote any of the Purchased
Securities and/or Other Securities at any meeting (whether annual, special or otherwise and any adjournments thereof) of holders of securities of Endeavour and not to exercise any other rights or privileges attached to any Purchased Securities and/or Other Securities, and agrees to execute and deliver to Aspen any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to Aspen, in respect of the Purchased Securities and/or Other Securities and to designate in any such instruments of proxy the person or persons specified by Aspen as the proxy or the proxy nominee or nominees of the holder of the Purchased Securities and/or Other Securities. Upon such appointment, all prior proxies given by the holder of such Purchased Securities and/or Other Securities with respect thereto shall be revoked and no subsequent proxies may be given by such person with respect thereto. A holder of Purchased Securities and/or Other Securities who executes a Letter of Transmittal covenants to execute, upon request, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities and/or Other Securities to Aspen and acknowledges that all authority therein conferred or agreed to be conferred shall survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of the holder, as the case may be.

The deposit of Endeavour Securities pursuant to the procedures set forth in this Offer will constitute a binding agreement between the depositing Securityholder and Aspen upon the terms and subject to the conditions of the Offer, including the depositing Securityholder's representation and warranty that (i) such person has full power and authority to deposit, sell, assign and transfer the Endeavour Securities (and any Other Securities) being deposited and has not sold, assigned or transferred and has not agreed to sell, assign or transfer any of such Endeavour Securities and/or Other Securities to any other person; (ii) such person owns the Endeavour Securities and/or Other Securities being deposited within the meaning of applicable securities laws; (iii) the deposit of such Endeavour Securities and/or Other Securities complies with applicable securities laws; and (iv) when such Endeavour Securities and/or Other Securities are taken up and paid for by Aspen, Aspen will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims and equities whatsoever.

All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Endeavour Securities and accompanying documents deposited pursuant to the Offer will be determined by Aspen in its sole discretion.
Depositing Securityholders agree that such determination shall be final and binding. Aspen reserves the absolute right to reject any and all deposits which Aspen determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction. Aspen reserves the absolute right to waive any defect or irregularity in the deposit of any Endeavour Securities and accompanying documents. There shall be no duty or obligation on Aspen, the Depositary, or any other person to give notice of any defect or irregularity in any deposit and no liability shall be incurred by any of them for failure to give any such notice. Aspen's interpretation of the terms and conditions of the Offer (including the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery) shall be final and binding.

Aspen reserves the right to permit the Offer to be accepted in a manner other than that set out above.

4.   CONDITIONS  OF  THE  OFFER

Notwithstanding any other provision of the Offer, Aspen reserves the right to withdraw or terminate the Offer and not take up and pay for, or to extend the period of time during which the Offer is open and postpone taking up and paying for, any Endeavour Securities deposited under the Offer unless all of the following conditions are satisfied or waived by Aspen:

(a) at the Expiry Time, and at the time Aspen first takes up and pays for Endeavour Securities under the Offer, there shall have been validly deposited under the Offer and not withdrawn a number of Endeavour Securities which, when included with Endeavour Securities then held by Aspen and anyone acting in concert with Aspen, constitute at least 50.01% of the outstanding Endeavour Securities (such condition being referred to herein as the "MINIMUM CONDITION");

(b) at the Expiry Time, and at the time Aspen first takes up and pays for Endeavour Securities under the Offer, there shall not exist any prohibition at law against Aspen making the Offer or taking up and paying for all of the Endeavour Securities registered in the names of Securityholders resident in Canada under the Offer;

(c) the Ontario Securities Commission shall not have taken any steps to preclude Aspen from issuing securities to the Securityholders, namely the imposition of a cease trade order in respect of the Offer; and

(d) all outstanding warrants or options to acquire Endeavour Shares or other securities shall have expired or been exercised, cancelled or otherwise terminated, other than the Endeavour Special Warrants (and the underlying securities).

The foregoing conditions are for the exclusive benefit of Aspen. Aspen may assert any of the foregoing conditions at any time, both before and after the Expiry Time, regardless of the circumstances giving rise to such assertion (including the action or inaction of Aspen). Aspen may waive any of the foregoing conditions in whole or in part at its sole option at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights which Aspen may have. The failure by Aspen at any time to exercise or assert any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be exercised or asserted at any time and from time to time. Any determination by Aspen concerning the events described in this Section 4 will be final and binding upon all parties.

Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by Aspen to that effect to the Depositary at its principal office in Calgary, Alberta. If required by law, Aspen shall forthwith after giving any such notice make a public announcement of such waiver or withdrawal, shall use reasonable commercial efforts to cause the Depositary to notify the Securityholders in the manner set forth in Section 11 of the Offer, "Notice and Delivery". If the Offer is withdrawn, Aspen shall not be obligated to take up or pay for any of the Endeavour Securities deposited under the Offer and the Depositary will promptly return all certificates for deposited Endeavour Securities, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited.

5.   EXTENSION  AND  VARIATION  OF  THE  OFFER

The Offer is open for acceptance until the Expiry Time, subject to extension or variation in Aspen's sole discretion.

Aspen reserves the right, in its sole discretion, at any time and from time to time during the Offer Period (or otherwise as permitted by applicable law), to extend the Offer by fixing a new Expiry Date or to vary the terms of the Offer, in each case by giving written notice or other communication confirmed in writing of such extension or variation to the Depositary at its principal office in Toronto, Ontario. Aspen shall, forthwith after giving any such notice or communication, make a public announcement of the extension or variation and shall cause the Depositary as soon as practicable thereafter to provide notice or communication of such extension or variation in the manner set forth in
Section 11 of the Offer, "Notice and Delivery" to all Securityholders whose Endeavour Securities have not been taken up prior to the extension or variation. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Calgary, Alberta.

Notwithstanding the foregoing, the Offer may not be extended by Aspen if all of the terms and conditions of the Offer, excluding those waived by Aspen, have been fulfilled or complied with unless Aspen first takes up and pays for all Endeavour Securities validly deposited under the Offer and not withdrawn.

Where the terms of the Offer are varied, other than a variation in the terms of the Offer consisting solely of the waiver of a condition, the Offer shall not expire before ten days after the notice of variation in respect of such variation has been mailed, delivered or otherwise communicated to Securityholders unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian courts or securities regulatory authorities.

During any such extension or in the event of any variation, all Endeavour Securities previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by Aspen in accordance with the terms hereof, subject to Section 7 of the Offer, "Withdrawal of Deposited Endeavour Securities". An extension of the period of the Offer or a variation of the Offer does not constitute a waiver by Aspen of its rights under
Section 4 of the Offer, "Conditions of the Offer". If the consideration being offered for the Endeavour Securities under the Offer is increased, the increased consideration will be paid to all depositing Securityholders whose Endeavour Securities are taken up under the Offer.

6.   PAYMENT  FOR  DEPOSITED  ENDEAVOUR  SECURITIES

If all the conditions referred to under Section 4 of the Offer, "Conditions of the Offer" have been satisfied or waived by Aspen, Aspen will (unless Aspen shall have withdrawn or terminated the Offer) become obligated to take up the Endeavour Securities validly deposited under the Offer and not withdrawn not later than ten days after the Expiry Date and to pay for Endeavour Securities taken up as soon as possible, but in any event not later than three Business Days after taking up the Endeavour Securities. In accordance with applicable law, any Endeavour Securities deposited under the Offer subsequent to the date on which Aspen first takes up Endeavour Securities deposited under the Offer will be taken up and paid for by Aspen within ten days of the deposit of such Endeavour Securities.

In addition, on and after December 31, 2001, if all of the terms and conditions attached to the Offer have been fulfilled or waived, Aspen shall be entitled to take up and pay for the Endeavour Securities deposited under the Offer and not withdrawn, subject, however, to the withdrawal rights in respect of such Endeavour Securities described in Section 7 of the Offer, "Withdrawal of Deposited Endeavour Securities".

Subject to applicable law, Aspen expressly reserves the right in its sole discretion to delay taking up or paying for any Endeavour Securities or to terminate the Offer and not take up or pay for any Endeavour Securities if any condition specified in Section 4 of the Offer, "Conditions of the Offer", is not satisfied or waived by Aspen, in whole or in part, by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Calgary, Alberta. Aspen also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Endeavour Securities in order to comply, in whole or in part, with any applicable law, including without limitation such period of time as may be necessary to obtain any necessary regulatory approval. Aspen will not, however, take up and pay for any Endeavour Securities deposited under the Offer unless it simultaneously takes up and pays for all Endeavour Securities then validly deposited under the Offer. Aspen will be deemed to have taken up and accepted for payment Endeavour Securities validly deposited and not withdrawn pursuant to the Offer if, as and when Aspen gives written notice or other communication confirmed in writing to the Depositary at its principal office in Calgary, Alberta of its acceptance for payment of such Endeavour
Securities  pursuant  to  the  Offer.

Aspen will pay for Endeavour Securities validly deposited under the Offer and not withdrawn by issuing Aspen Shares and other securities and cheques for the amount to cover fractional Aspen Shares as described in the paragraph below, to or on behalf of the holders of deposited Endeavour Securities and providing the Depositary with certificates representing such Aspen Shares and other securities and cheques for delivery to such Securityholders.

No fractional Aspen Shares or other securities will be issued. Any Securityholder who would otherwise be entitled to receive a fractional Aspen Share will receive a cheque for an amount obtained by multiplying such fraction by US$0.40, provided that in no event shall Aspen be obligated to deliver any cheque for less than US$1.00. Any Securityholder who would otherwise be entitled to receive a fractional Aspen security (other than an Aspen Share) will receive no consideration for such fractional security.

If a Securityholder deposits more than one certificate for Endeavour Securities which are taken up and paid for by Aspen, the number of Aspen Shares and other securities issuable to such Securityholder will be computed on the basis of the aggregate number of Endeavour Securities of the Shareholder so deposited.

Under no circumstances will interest accrue or be paid by Aspen or the Depositary to persons depositing Endeavour Securities on the purchase price of Endeavour Securities purchased by Aspen, regardless of any delay in making such payment. No additional amount will be paid by Aspen or the Depositary in respect of accrued and unpaid dividends on the Endeavour Securities.

The Depositary will act as the agent of persons who have deposited Endeavour Securities in acceptance of the Offer for the purposes of receiving Aspen Shares and other securities from Aspen and transmitting the same, as applicable, and a cheque for the amount to cover any fractional Aspen Share, to such person, and receipt of Aspen Shares and other securities and cheques by the Depositary will be deemed to constitute receipt of Aspen Shares and other securities and cheques by Securityholders who have deposited and not withdrawn their Endeavour Securities pursuant to the Offer.

Settlement will be made by the Depositary forwarding the certificates representing the Aspen Shares and other securities and a cheque for the amount to cover any fractional Aspen Share, to which a person depositing Endeavour Securities is entitled, provided that the person is a resident of a province of Canada or another jurisdiction in which the Aspen Shares and other securities and cheque may be lawfully delivered without further action by Aspen. Subject to the foregoing and unless otherwise directed by the Letter of Transmittal, the certificates representing the Aspen Shares and other securities and the cheque will be issued in the name of the registered holder of the Endeavour Securities so deposited. Unless the person depositing the Endeavour Securities instructs the Depositary to hold the certificates and cheque for pick-up by checking the appropriate box in the Letter of Transmittal, such certificates and cheque will be forwarded by first class insured mail to such persons at the address specified in the Letter of Transmittal. If no address is specified, certificates and a cheque will be forwarded to the address of the Securityholder as shown on the registers maintained by Endeavour.

If any deposited Endeavour Securities are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Endeavour Securities than the Securityholder wishes to deposit, a certificate for the Endeavour Securities not purchased will be returned, without expense, to the depositing Securityholder as soon as practicable following the Expiry Time or withdrawal and early termination of the Offer.

Depositing Securityholders will not be obligated to pay brokerage fees or commissions if they accept the Offer by depositing their Endeavour Securities directly with the Depositary to accept the Offer. See "Depositary" in the Circular.

7.   WITHDRAWAL  OF  DEPOSITED  ENDEAVOUR  SECURITIES

All deposits of Endeavour Securities pursuant to the Offer are irrevocable, provided that any Endeavour Securities deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing holder of Endeavour Securities (unless otherwise required or permitted by applicable law):

(a)  at any time where Endeavour Securities have not been taken up by Aspen; and

(b) at any time after 3 Business Days from the date Aspen takes up the Endeavour Securities, if such Endeavour Securities have not been paid for by Aspen.

In  addition,  if:

(a) there is a variation of the terms of the Offer before the Expiry Time including any extension of the period during which Endeavour Securities may be deposited hereunder or the modification of a term or condition of the Offer, but excluding, unless otherwise required by applicable law, (i) a variation consisting solely of an increase in the consideration offered where the time for deposit is not extended for more than ten days after the notice of variation has been delivered or (ii) a variation consisting solely of the waiver of a condition of the Offer; or

(b) at or before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer, a change occurs in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a holder of Endeavour Securities to accept or reject the Offer, unless such change is not within the control of Aspen or of any Affiliate of Aspen (except, to the extent required by applicable law, where it is a change in a material fact relating to the Aspen Shares);

any Endeavour Securities deposited under the Offer and not taken up and paid for by Aspen at such time may be withdrawn by or on behalf of the depositing Securityholder at the place of deposit at any time until the expiration of ten days after the date upon which a notice of such variation or change is mailed, delivered or otherwise communicated, subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities.

In order for any withdrawal to be made, notice of the withdrawal must be made by the depositing Securityholder or his or her agent in writing (which includes a telegraphic communication or notice by electronic means that produces a printed copy) and must be actually received by the Depositary at the place of deposit of the applicable Endeavour Securities (or Notice of Guaranteed Delivery in respect thereof) within the period permitted for withdrawal. Any such notice of withdrawal must be: (i) executed by or on behalf of the person who executed the Letter of Transmittal that accompanied the Endeavour Securities to be withdrawn (or Notice of Guaranteed Delivery in respect thereof); and (ii) specify such person's name, the number of Endeavour Securities to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Endeavour Securities to be withdrawn. Any signature on a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in the Letter of Transmittal (as described in the instructions set out therein), except in the case of Endeavour Securities deposited for the account of an Eligible Institution. The withdrawal shall take effect upon receipt of the written notice by the Depositary.

All questions as to the validity (including timely receipt) and form of notices of withdrawal shall be determined by Aspen in its sole discretion and such determination shall be final and binding. There shall be no duty or obligation on Aspen, the Depositary or any other person to give notice of any defect or irregularity in any notice of withdrawal and no liability shall be incurred by any of them for failure to give any such notice.

If Aspen extends the Offer, is delayed in taking up or paying for Endeavour Securities or is unable to take up or pay for Endeavour Shares for any reason, then, without prejudice to Aspen's other rights, no Endeavour Securities may be withdrawn except to the extent that depositing holders thereof are entitled to withdrawal rights as set forth in this Section 7 or pursuant to applicable law. Withdrawals may not be rescinded and any Endeavour Securities withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be redeposited at any subsequent time prior to the Expiry Time by following any of the applicable procedures described in Section 3 of the Offer, "Manner of Acceptance".

In addition to the foregoing rights of withdrawal, Securityholders in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See "Statutory Rights" in the Circular.

8.   RETURN  OF  DEPOSITED  ENDEAVOUR  SECURITIES

If any deposited Endeavour Securities are not taken up and paid for by Aspen under the Offer for any reason whatsoever, or if certificates are submitted by a Securityholder for more Endeavour Securities than are deposited, certificates for Endeavour Securities not deposited will be returned at Aspen's expense by either sending new certificates representing securities not purchased or returning the deposited certificates and other relevant documents. The certificates and other relevant documents will be forwarded by first class mail in the name of and to the address specified by the depositing Securityholder in the Letter of Transmittal or, if such name or address is not so specified, then in such name and to such address of the Securityholder as shown on the registers maintained by Endeavour, as soon as practicable following the Expiry Time or withdrawal or termination of the Offer.

9.   CHANGES  IN  CAPITALIZATION,  DISTRIBUTIONS  AND  LIENS

If, on or after October 23, 2001, Endeavour should subdivide, consolidate or otherwise change any of the Endeavour Securities or its capitalization, or shall disclose that it has taken or intends to take any such action, Aspen may, in its sole discretion, and without prejudice to its rights under Section 4, "Conditions of the Offer", make such adjustments as it considers appropriate to the terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amounts payable therefor) to reflect such subdivision, consolidation or other change.

Endeavour Securities acquired pursuant to the Offer shall be transferred by the Securityholders and acquired by Aspen free and clear of all liens, restrictions, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom including the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the Endeavour Securities on or after October 23, 2001. If Endeavour should declare or pay any cash dividend, stock dividend or make any other distribution on or issue any rights with respect to any of the Endeavour Securities which is or are payable or distributable to the Securityholders of record on a record date which is prior to the date of transfer into the name of Aspen or its nominees or transferees on the registers maintained by Endeavour of such Endeavour Securities following acceptance thereof for purchase pursuant to the Offer, then the whole of any such dividend, distribution or right will be received and held by the depositing Securityholder for the account of Aspen and shall be promptly remitted and transferred by the depositing Securityholder to the Depositary for the account of Aspen, accompanied by appropriate documentation of transfer. Pending such remittance, Aspen will be entitled to all rights and privileges as the owner of any such dividend, distribution or right, and may withhold the entire consideration payable by Aspen pursuant to the Offer or deduct from the consideration payable by Aspen pursuant to the Offer the amount or value thereof, as determined by Aspen in its sole discretion.

10.  MAIL  SERVICE  INTERRUPTION

Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, certificates representing Aspen Shares issued in payment for Endeavour Securities purchased pursuant to the Offer and certificates representing Endeavour Securities to be returned will not be mailed if Aspen determines that delivery thereof by mail may be delayed. Persons entitled to such certificates which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the deposited certificates representing Endeavour Securities in respect of which such certificates are being issued were deposited upon application to the Depositary until such time as Aspen has determined that delivery by mail will no longer be delayed. Aspen shall provide notice of any such determination not to mail made under this Section 10 as soon as reasonably practicable after the making of such determination and in accordance with Section 11 of the Offer, "Notice and Delivery". Notwithstanding Section 6 of the Offer, "Payment for Deposited Endeavour Securities", the deposit of certificates representing Aspen Shares with the Depositary for delivery to the depositing Securityholders in such circumstances shall constitute delivery to the persons entitled thereto and the Endeavour Securities shall be deemed to have been paid for immediately upon such deposit.

11.  NOTICE  AND  DELIVERY

Without limiting any other lawful means of giving notice, any notice Aspen or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered Securityholders at their addresses as shown on the registers maintained by Endeavour and will be deemed to have been received on the first day following the date of mailing which is a Business Day. These provisions apply notwithstanding any accidental omission to give notice to any one or more Securityholders and notwithstanding any interruption of postal service in Canada or elsewhere following mailing. In the event of any interruption of postal service following mailing, Aspen intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada or elsewhere are not open for the deposit of mail or there is reason to believe there is or could be a disruption in all or part of the postal service, any notice which Aspen or the Depositary may give or cause to be given under the Offer, except as otherwise provided herein, will be deemed to have been properly given and to have been received by Securityholders, if (i) it is given to the CDNX for dissemination through its facilities; and (ii) it is published once in the national edition of The Globe and Mail or The National Post, provided that if the national edition of The Globe and Mail or The National Post is not being generally circulated, publication thereof shall be made in any other daily newspaper of general circulation published in the cities of Toronto and Calgary.

Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary such documents will not be considered delivered unless and until they have been physically received at that particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12.  ACQUISITION  OF  ENDEAVOUR  SECURITIES  NOT  DEPOSITED

If by the Expiry Time or within 120 days after the date of the Offer, whichever period is shorter, the Offer has been accepted by the holders of not less than 90% of the Endeavour Securities (other than Endeavour Securities held at the date of the Offer by or on behalf of Aspen or its Affiliates or Associates), Aspen currently intends to acquire the remaining Endeavour Securities pursuant to the Compulsory Acquisition provisions of the ABCA on the same terms on which Aspen acquired Endeavour Securities pursuant to the Offer. If Aspen takes up and pays for Endeavour Securities validly deposited under the Offer and such statutory right of Compulsory Acquisition is not available or if Aspen elects not to proceed by way of such statutory right, Aspen intends to seek to acquire, directly or indirectly, all of the Endeavour Securities not deposited under the Offer by a Subsequent Acquisition Transaction. Aspen will cause the Endeavour Securities acquired under the Offer to be voted in favour of such a transaction and to be counted as part of any minority or independent shareholder approval that may be required in connection with such a transaction. If Aspen takes up and pays for at least 66.7% of the Endeavour Securities under the Offer, Aspen will own sufficient Endeavour Securities to effect such a transaction. See "Acquisition of Endeavour Securities Not Deposited" in the Circular.

13.  MARKET  PURCHASES  AND  SALES  OF  ENDEAVOUR  SECURITIES

Aspen has no current intention of acquiring beneficial ownership of Endeavour Securities while this Offer is outstanding other than as described in the Circular and pursuant to this Offer. However, Aspen reserves the right to, and may, acquire (or cause an Affiliate to acquire) beneficial ownership of Endeavour Shares by making purchases through the facilities of the CDNX, subject to applicable law, at any time and from time to time prior to the Expiry Time. In no event will Aspen make any such purchases of Endeavour Shares through the facilities of the CDNX until the third clear trading day following the date of the Offer. If Aspen should acquire Endeavour Shares by making purchases through the facilities of the CDNX during the Offer Period, the Endeavour Shares so purchased shall be counted in any determination whether the Minimum Condition has been fulfilled. The aggregate number of Endeavour Shares acquired by Aspen through the facilities of the CDNX during the Offer Period shall not exceed 5% of the outstanding Endeavour Shares as of the date of the Offer and Aspen will issue and file a press release in Canada containing the information prescribed by law forthwith after the close of business of the CDNX on each day on which such Endeavour Shares have been purchased.

If Aspen so purchases Endeavour Securities during the Offer Period other than pursuant to the Offer for an amount that is greater than the amount offered pursuant to the Offer, Aspen will pay the increased consideration to each person whose Endeavour Securities are taken up pursuant to the Offer and will immediately notify the Securityholders of the increased consideration being offered for the Endeavour Securities. For the purposes of this Section 13, "Aspen" includes any person or company acting jointly or in concert with Aspen.

Although Aspen has no current intention to sell Endeavour Securities taken up under the Offer, it reserves the right to make or enter into an arrangement, commitment or understanding during the Offer Period to sell any of such Endeavour Securities after the Offer Period subject to applicable laws.

14.  OTHER  TERMS  OF  THE  OFFER

The Offer and all contracts resulting from the acceptance hereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the jurisdiction of the courts of the Province of Ontario and the courts of appeal thereof.

No broker, dealer or other person has been authorized to give any information or make any representation on behalf of Aspen other than as contained herein or in the Circular and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of Aspen or the Depositary for the purposes of the Offer.

The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

Aspen shall, in its sole discretion, be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and any withdrawals of Endeavour Securities, including, without limitation, the satisfaction or non-satisfaction of any condition, the validity, time and effect of any deposit of Endeavour Securities or notice of withdrawal of Endeavour Securities and the due completion and execution of Letters of Transmittal and Notices of Guaranteed Delivery. The Offeror reserves the right to waive any defect in acceptance with respect to any particular Endeavour Security or any particular Securityholder. There shall be no obligation on Aspen or the Depositary to give notice of any defects or irregularities in acceptance and no liabilities shall be incurred by any of them for failure to give any such notification.

The Offer is not being made to, nor will deposits be accepted from or on behalf of, Securityholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Aspen may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Endeavour Securities in any such jurisdiction.

Aspen reserves the right to transfer to one or more Affiliates the right to purchase all or any portion of the Endeavour Securities deposited pursuant to the Offer, but any such transfer will not relieve Aspen of its obligations under the Offer and will in no way prejudice the rights of persons depositing
Endeavour Securities to receive payment for Endeavour Securities validly deposited and accepted for payment pursuant to the Offer.

The Offer and the accompanying Circular and the other documents referred to above constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer.

DATED this 23rd day of November, 2001.

                                       ASPEN GROUP RESOURCES CORPORATION

                                       By:    "Jack  E.  Wheeler"
                                              ----------------------------------
                                              Jack E. Wheeler, Chairman and CEO


THE ACCOMPANYING CIRCULAR, LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY ARE INCORPORATED INTO AND FORM PART OF THE OFFER AND CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

                                    CIRCULAR
INTRODUCTION

This Circular is supplied with respect to the accompanying Offer made by Aspen to purchase all of the issued and outstanding Endeavour Securities.

The terms, conditions and provisions of the Offer are incorporated into and form part of this Circular. Securityholders should refer to the Offer for details of the terms and conditions of the Offer, including details as to the manner of payment and withdrawal rights. Terms defined in the Offer but not defined in this Circular have the same meaning herein as in the Offer unless the context otherwise requires.

BACKGROUND  TO  AND  REASONS  FOR  THE  OFFER

BACKGROUND  TO  THE  OFFER

In June, 2001 Aspen and Endeavour entered into a confidentiality agreement pursuant to which each party agreed to keep confidential any confidential information provided to it by the other party in connection with the evaluation of a transaction involving the two companies. Following the execution of the confidentiality agreement, Aspen and Endeavour started exchanging information and negotiations continued.

REASONS  FOR  THE  OFFER

Aspen wishes to acquire Endeavour in order to increase its oil and gas production, and to acquire the growth potential of the oil and gas production in Endeavour. Aspen's management views the acquisition of Endeavour as an opportunity to acquire competent and experienced management personnel in Canada, along with access to the Canadian market place through increased market recognition from the Canadian oil and gas properties of Endeavour. Finally, Aspen will enjoy the higher rate of production in the Canadian assets owned by Endeavour which will in turn increase the cash flow of Aspen.

PRE-ACQUISITION  AGREEMENT

Pursuant to the Pre-Acquisition Agreement, Aspen agreed to make the Offer and Endeavour represented that its board of directors, upon consultation with its advisors, has determined that: (i) the Offer is fair to the Securityholders and is in the best interests of Endeavour and the Securityholders, (ii) the board of directors will recommend that Securityholders accept the Offer unless a superior competing bid materializes; (iii) the Pre-Acquisition Agreement was in the best interests of Endeavour and the Securityholders; and (iv) the individual members of the board of directors who beneficially hold Endeavour Securities have agreed to deposit their Endeavour Securities under the Offer. In addition, Endeavour represented that its board of directors had received an opinion from Endeavour's financial advisors to the effect that the Offer is fair from a financial point of view to the Securityholders.

Pursuant to the Pre-Acquisition Agreement, Aspen and Endeavour made certain covenants, representations and warranties with and to each other.

Endeavour's covenants, representations and warranties included the following matters:

(a) Endeavour agreed to cooperate with Aspen to take all reasonable action to support the Offer and to use all reasonable efforts to make all filings and obtain all consents necessary or desirable in connection with the Offer and the transactions contemplated by the Pre-Acquisition Agreement.

(b) Endeavour agreed and represented that its board of directors had determined to use its and their respective reasonable efforts to enable Aspen to elect or appoint all of the directors of Endeavour in accordance with the Voting Agreement as soon as possible after Aspen takes up and pays for at least 50.01% of the Endeavour Securities pursuant to the Offer.

(c) Endeavour agreed that during the term of the Pre-Acquisition Agreement it would continue in the ordinary course of business and would not, for example, declare or pay any dividend or otherwise make any distribution to its shareholders, issue or enter into any agreement to issue any shares of other securities of Endeavour or its subsidiaries, merge or permit any of its subsidiaries to merge with any other entity or otherwise enter into any transaction or negotiation which could reasonably be expected to interfere or be inconsistent with the consummation of the transactions contemplated by the Offer, amend or permit any of its subsidiaries to amend it articles or by-laws, or borrow any amounts great then $10,000 other than in the ordinary course of business.

(d) Endeavour made representations and warranties as to its authorized and issued share capital, its convertible securities and its subsidiaries.

Aspen's covenants, representations and warranties included the following matters:

(a) Aspen agreed to make all filings and obtain all consents necessary or desirable in connection with the Offer and the transactions contemplated by the Pre-Acquisition Agreement.

(b) Aspen acknowledged the obligation of Endeavour and its subsidiaries to honour and comply with the terms of existing employment and consulting agreements of Endeavour and its subsidiaries.

(c) Aspen agreed that during the term of the Pre-Acquisition Agreement it would continue in the ordinary course of business and would not, for example, declare or pay any dividend or otherwise make any distribution to its shareholders, issue or enter into any agreement to issue any shares of other securities of Endeavour or its subsidiaries, merge or permit any of its subsidiaries to merge with any other entity or otherwise enter into any transaction or negotiation which could reasonably be expected to interfere or be inconsistent with the consummation of the transactions contemplated by the Offer, amend or permit any of its subsidiaries to amend it articles or by-laws, or borrow any amounts great then $10,000 other than in the ordinary course of business.

(d) Aspen made representations and warranties as to its authorized and issued share capital, its convertible securities, the reservation of securities to effect payment pursuant to the Offer, and the absence of certain securities and corporate approvals or consents.

The Pre-Acquisition Agreement provides that Endeavour shall pay Aspen a fee of US$500,000 if the board of directors of Endeavour withdraws its recommendation that the Securityholders accept the Offer or if, prior to Aspen acquiring more than 50% of the Endeavour Securities, a third party acquires more than 50.01% of the Endeavour Securities pursuant to any transaction on or before January 31, 2002.

The Pre-Acquisition Agreement provides that Aspen shall pay Endeavour a fee of US$500,000 if Aspen fails to acquire more than 50% of the Endeavour Securities prior to January 31, 2002 (provided all conditions in favour of Aspen have been met and that the failure does not result from a material breach by Endeavour of its representations and warranties under the Pre-Acquisition Agreement) or if a third party acquires or offers to acquire more than 50.01% of the outstanding shares of Aspen.

The Pre-Acquisition Agreement provides that it will terminate automatically on January 31, 2002 or earlier in certain events such as if the Offer expires and Aspen has not purchased Endeavour Securities pursuant to the Offer or if either of the fees referenced above become payable by either Aspen or Endeavour.

LOCK-UP  AND  BREAK-UP  FEE  AGREEMENT

Pursuant to the Lock-Up and Break-Up Fee Agreement, Aspen agreed to make the Offer and the Selling Securityholders to tender their Endeavour Securities to the Offer. The Selling Securityholders collectively hold a total of 19,419,873 Endeavour Shares, representing approximately 48.9% of the issued and outstanding voting securities of Endeavour.

Pursuant to the Lock-Up and Break-Up Fee Agreement, the Selling Securityholders, Aspen and Endeavour made certain covenants, representations and warranties with and to each other.

The Selling Securityholders represented and warranted that each of them is the beneficial owner of the number of Endeavour Securities which they agreed to tender to the Offer, with good and marketable title free and clear of any encumbrances, and further agreed that they would not transfer such securities to any person other than to Aspen. The Selling Shareholders also agreed to support and vote in favour of the Offer and not to take any steps which may, directly or indirectly, diminish in any manner the likelihood of the completion of the Offer and to use their best efforts to cause Endeavour to obtain all required approvals with respect to the Offer.

For its part, Endeavour made representations and warranties as to its authorized and issued share capital and its convertible securities. It also agreed that until the closing of Offer it would not issue any securities other than the issuance of securities pursuant to the exercise of the Endeavour Special
Warrants  or  any  other  currently  outstanding  options  or  warrants.

The Selling Securityholders, Endeavour and Endeavour's subsidiaries agreed that neither of them would, directly or indirectly, continue, solicit, initiate, authorize, encourage or engage in any Alternate Transaction (which term includes
(i) any inquiries, offers or proposals from, or negotiations with, any person other than Aspen relating to the acquisition or disposition of assets or securities of Endeavour; (ii) any amalgamation, merger or other form of business combination involving Endeavour with any person other than Aspen; (iii) any sale, lease, exchange or transfer of all or substantially all of Endeavour's assets or entering into of any long-term contract or the increase of any employee benefits; or (iv) any take-over bid, reorganization, recapitalization, liquidation, winding-up of, or other business combination or similar transaction involving, Endeavour). and that neither would any of them enter into any agreement, discussion or negotiations with any person other than Aspen with respect to an Alternate Transaction or potential Alternate Transaction of furnish or cause to be furnished any non-public information concerning
Endeavour's condition (financial or other), business, properties, assets or prospects to any person other than Aspen relating to an Alternate Transaction. Such parties also agreed to notify Aspen if any discussions or negotiations relating to a possible Alternate Transaction are sought or maintained or if any proposal in respect of an Alternate Transaction is received, being considered or indicated to be forthcoming from any person other than Aspen. Furthermore, such parties agreed to use their best efforts to cause the directors, officers, employees, representatives, agents, advisors, accountants and attorneys of Endeavour not directly or indirectly to take any of the above actions.

Aspen acknowledged that, pursuant to the terms of the Pre-Acquisition Agreement, Endeavour could terminate the Pre-Acquisition Agreement and the Lock-Up and Break-Up Fee Agreement upon payment to Aspen of a break-up fee of US$500,000 and that in certain events, Aspen would pay to Endeavour a break-up fee of US$500,000.

Certain of the Selling Securityholders waived certain rights of themselves and related entities under agreements with Endeavour which rights arise in the event of a change in control of Endeavour.

VOTING  AGREEMENT

Jeffrey J. Chad, Allan J. Kent, Robert D. Cudney, Jack E. Wheeler, Randall B. Kahn, 567895 Alberta Ltd., DI Investments Ltd., Pachanga Corp., Riechad Incorporated, 615433 Alberta Ltd. and Northfield Capital Corporation, entered into the Voting Agreement in order to establish the basis upon which such persons would vote their shares in Aspen following the completion of the Offer. Upon completion of the Offer, assuming that all Endeavour Securities are tendered to the Offer and taken up and paid for by Aspen, such persons will hold, directly or indirectly, an aggregate of 5,912,177 Aspen Shares representing 18.4% of the issued and outstanding Aspen Shares. Aspen and Endeavour are also parties to the Voting Agreement.

Pursuant to the Voting Agreement, each of the parties to the Voting Agreement (other than Aspen and Endeavour) agreed that:

(a) at every meeting of shareholders of Aspen, at every adjournment thereof and on every action or approval for the election of the board of directors of Aspen, such persons would exercise the voting rights attached to all securities of Aspen then owned by him, her or it or over which he, she or it exercises control as at the date and time of the exercise of such voting rights in favour of Allan J. Kent for election to the board of directors of Aspen, and, other than Jack E. Wheeler and Randall B. Kahn, all other parties would not vote against each of Jack E. Wheeler or Randall B. Kahn for election to the board of directors of Aspen;

(b) at every meeting of shareholders of Aspen, at every adjournment thereof and on every action or approval for the election of the board of directors of Aspen, such persons would exercise the voting rights attached to all securities of Aspen then owned by him, her or it or over which he, she or it exercises control as at the date and time of the exercise of such voting rights, to cause the board of directors, officers and employees of Aspen to exercise the voting rights attached to all securities of Endeavour then owned by Aspen in favour of each of Jeffrey J. Chad, Allan J. Kent and Jack
     E.  Wheeler  for  election  to  the  board  of  directors  of  Endeavour;

(c) at every meeting of directors of Aspen, at every adjournment thereof and on every action or approval for the election of the board of directors of Endeavour, such persons would use their best efforts to cause the board of directors of Aspen to exercise the voting rights attached to all securities of Endeavour then owned by Aspen in favour of each of Jeffrey J. Chad, Allan J. Kent and Jack E. Wheeler for election to the board of directors of Endeavour; and

(d) at every meeting of shareholders of Endeavour, at every adjournment thereof and on every action or approval for the election of the board of directors of Endeavour, such persons would exercise the voting rights attached to all securities of Endeavour then owned by him, her or it or over which he, she or it exercises control as at the date and time of the exercise of such voting rights in favour of each of Jeffrey J. Chad, Allan J. Kent and Jack
     E.  Wheeler  for  election  to  the  board  of  directors  of  Endeavour.

Each of the parties to the Voting Agreement (other than Aspen and Endeavour) also agreed not to sell, transfer, dispose of or in any way alienate any of the Aspen Shares, without the express prior written consent of all of the others of them prior to December 31, 2002 and thereafter, in amounts in excess of twenty percent (20%) per year of the original number of Aspen Shares held by them on completion of the Offer.

The parties' covenants pursuant to the Voting Agreement remain in effect until the earliest of the date that all parties agree to terminate the Voting Agreement, December 31, 2006 or the failure of Aspen to acquire more than 50.01% of the Issued and outstanding shares of Endeavour on or before December 31, 2001 (provided that if at any time after January 31, 2002 any of Jeffrey J. Chad, Allan J. Kent, Jack E. Wheeler or Randall B. Kahn ceases to be an officer or director of Aspen or one of its subsidiaries then such person, together with any other corporate party to the Voting Trust controlled by such person, may withdraw from the Voting Agreement.

PURPOSE  OF  THE  OFFER  AND  PLANS  FOR  ENDEAVOUR

PURPOSE  OF  THE  OFFER

The purpose of the Offer is to enable Aspen to acquire control or to own all of the outstanding Endeavour Securities. The acquisition will be realized through the exchange of Endeavour Securities for Aspen Shares. If Aspen takes up and pays for Endeavour Securities validly deposited pursuant to the Offer, Aspen intends to acquire the remaining Endeavour Securities through the Compulsory Acquisition provisions of the ABCA or, if Aspen's right of Compulsory
Acquisition is not available thereunder, then pursuant to a Subsequent Acquisition Transaction. See Section 12 of the Offer, "Acquisition of Endeavour Securities Not Deposited" and "Acquisition of Endeavour Securities Not Deposited" in the Circular.

PLANS  FOR  ENDEAVOUR

If the Offer is successful, Aspen will review the operations, assets and business of Endeavour. It is expected that Endeavour will continue to operate as a Subsidiary of Aspen. It is also expected that certain changes will be made to the composition of the board of directors of Endeavour to allow nominees of Aspen to become members of such board, all in a manner consistent with the Voting Agreement.

If permitted by applicable law, subsequent to the completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, Aspen intends to delist the Endeavour Shares from the CDNX, and to cause Endeavour to cease to be a reporting issuer under the securities laws of each of the provinces of Canada in which it currently holds such status. See "Effect of the Offer on Market and Listings" in the Circular. The effect of these actions will be that Endeavour will no longer be required to publicly file or provide to security holders financial information or timely disclosure in Canada with respect to its affairs.

OWNERSHIP  OF  SECURITIES  OF  ENDEAVOUR

Other than pursuant to the Lock-Up and Break-Up Fee Agreement and the Voting Agreement, neither Aspen nor any director of officer of Aspen beneficially owns, directly or indirectly, or controls or exercises direction over, or has the right to acquire, any Endeavour Securities. To the knowledge of the directors and senior officers of Aspen, after reasonable inquiry, no securities of Endeavour are owned by, directly or indirectly, nor is control or direction over any securities of Endeavour exercised by, any Associate or Affiliate of Aspen, by any Associate of any director or officer of Aspen, or by any person or company who beneficially owns, directly or indirectly, more that 10% of any class of equity securities of Aspen. There is no person or company acting jointly or in concert with Aspen in connection with the transactions described in the Offer and this Circular.

TRADING  IN  SECURITIES  OF  ENDEAVOUR

During the six-month period preceding the date of the Offer, no securities of Endeavour have been traded by Aspen or any director or officer of Aspen or, to the knowledge of the directors and senior officers of Aspen, after reasonable inquiry, by any Associate or Affiliate of Aspen, by any Associate of any director or officer of Aspen, by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of Aspen or by any person or company acting jointly or in concert with Aspen.

COMMITMENTS  TO  ACQUIRE  SECURITIES  OF  ENDEAVOUR

Other than pursuant to the Pre-Acquisition Agreement and the Lock-up and Break-Up Fee Agreement, neither Aspen nor any of its directors or senior officers has any commitment to acquire equity securities of Endeavour and, to the knowledge of such directors and senior officers after reasonable inquiry, no Associates of the directors and senior officers of Aspen, any person or company acting jointly or in concurrent with Aspen or any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of Aspen.

ARRANGEMENTS,  AGREEMENTS  OR  UNDERSTANDINGS

Other than the Pre-Acquisition Agreement, the Lock-Up and Break-Up Fee Agreement, the Voting Agreement, and as set out below, there are no contracts, arrangements or agreements made or proposed to be made between Aspen or its Affiliates and any of the directors or senior officers of Endeavour and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such directors or senior officers remaining in or retiring from office if the Offer is successful and there are no contracts, arrangements or understandings, formal or informal, between Aspen and any security holder of Endeavour in relation to the Offer.

Pursuant to the Pre-Acquisition Agreement, Aspen agreed that, after Aspen takes up and pays for at least 50.01% of the Endeavour Securities pursuant to the Offer, Endeavour will honour and comply with the terms of the existing consulting, employment and severance agreements of Endeavour and its subsidiaries as more particularly described in the Pre-Acquisition Agreement.

There are no business relationships between Aspen, its Associates or Affiliates and Endeavour that are material to any of them with the exception of the Pre-Acquisition Agreement, the Lock-Up and Break-Up Fee Agreement and the Voting Agreement.

MATERIAL  CHANGES  IN  THE  AFFAIRS  OF  ENDEAVOUR  AND  OTHER  INFORMATION

Except as disclosed herein or in the Directors' Circular of Endeavour, Aspen does not have any information which indicates any material change in the affairs of Endeavour since June 30, 2001, the date of the latest financial statements of Endeavour, being the unaudited interim consolidated financial statements for the six months then ended. Aspen does not have any knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Securityholders to accept or reject the Offer.

ACCEPTANCE  OF  THE  OFFER

Other than as a result of the Pre-Acquisition Agreement, the Lock-Up and Break-Up Fee Agreement and as described in the Offer and this Circular, Aspen has no knowledge regarding whether Securityholders will accept the Offer.

Aspen has been informed by Endeavour that all of the directors and senior officers of Endeavour and, to the knowledge of the directors and senior officers of Endeavour, after reasonable enquiry, their respective Associates who own Endeavour Securities, intend to deposit to the Offer all Endeavour Securities which are owned or over which control or direction is exercised by such persons.

EFFECT  OF  THE  OFFER  ON  MARKET  AND  LISTINGS

The purchase of Endeavour Securities by Aspen pursuant to the Offer will reduce the number of Endeavour Securities that might otherwise trade publicly, as well as the number of Securityholders, and, depending on the number of holders depositing and the number of Endeavour Securities purchased under the Offer, could adversely affect the liquidity and market value of the remaining Endeavour Securities held by the public. After the purchase of the Endeavour Securities under the Offer, Endeavour may cease to be subject to the public reporting and proxy solicitation requirements of the ABCA and the securities laws of certain provinces of Canada.

The rules and regulations of the CDNX establish certain criteria which, if not met, could lead to the delisting of the Endeavour Shares from such exchange. Among such criteria are the number of holders of Endeavour Shares, the number of Endeavour Shares publicly held and the aggregate market value of the Endeavour Shares publicly held. Depending on the number of Endeavour Shares purchased pursuant to the Offer, it is possible that the Endeavour Shares would fail to meet the criteria for continued listing on the CDNX. If this were to happen, the Endeavour Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Endeavour
Shares. It is the intention of Aspen to apply to delist the Endeavour Shares from the CDNX as soon as practicable after the completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, if required.

ACQUISITION  OF  ENDEAVOUR  SECURITIES  NOT  DEPOSITED

The purpose of the Offer is to enable Aspen to acquire all of the outstanding Endeavour Securities. If Aspen takes up and pays for Endeavour Securities under the Offer, Aspen intends to utilize the compulsory acquisition provisions of the ABCA, if available, to acquire the remaining Endeavour Securities or, if necessary, to acquire such remaining Endeavour Securities pursuant to a Subsequent Acquisition Transaction, as discussed below.

COMPULSORY  ACQUISITION

Section 188 of the ABCA provides that if at least 90% of the outstanding Endeavour Securities not owned by or on behalf of Aspen or an Affiliate or an Associate of Aspen are validly tendered pursuant to the Offer (such purchased Endeavour Securities being referred to herein as "ACCEPTED SECURITIES"), Aspen may, but is not obligated to, acquire the remaining Endeavour Securities. In such event, Aspen could send by registered mail to each holder of remaining Endeavour Securities, on or before the earlier of 60 days after the Expiry Date or 180 days after the date hereof, notice of its intention to acquire the remaining Endeavour Securities on the terms of the Offer and pursuant to the provisions of Part 16 of the ABCA. Any such holder will be required to elect within 60 days after the date of sending of such notice by Aspen (i) to transfer such holder's remaining Endeavour Securities to Aspen on the terms on which Aspen acquired the Accepted Securities, or (ii) to demand payment of the fair value thereof by notifying Aspen and by applying to a court to fix the fair value of the holder's remaining Endeavour Securities. A holder of remaining Endeavour Securities who fails to notify Aspen and apply to a court to fix the fair value of the holder's remaining Endeavour Securities will be deemed to have elected to transfer the holder's remaining Endeavour Securities to Aspen on the terms set forth in the Offer. It is Aspen's current intention to exercise the foregoing compulsory purchase right in the event it acquires 90% of more of the Endeavour Securities under the Offer. If Aspen does not exercise such right or proceed with a Subsequent Acquisition Transaction, as described below, holders of Endeavour Securities who do not tender under the Offer may remain minority shareholders in Endeavour.

THE  FOREGOING  IS  A SUMMARY OF THE RIGHT OF ACQUISITION AVAILABLE TO ASPEN AND
THE RIGHT OF APPRAISAL AVAILABLE TO SECURITYHOLDERS. THE SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF
PART 16 OF THE ABCA. SECURITYHOLDERS SHOULD REFER TO PART 16 OF THE ABCA FOR THE FULL TEXT OF THE RELEVANT STATUTORY PROVISIONS AND THOSE WHO WISH TO BE BETTER INFORMED ABOUT THOSE PROVISIONS SHOULD CONSULT THEIR OWN LEGAL ADVISORS. THE PROVISIONS OF PART 16 OF THE ABCA ARE COMPLEX AND MAY REQUIRE STRICT ADHERENCE TO NOTICE AND TIMING PROVISIONS, FAILING WHICH SUCH RIGHTS MAY BE LOST OR ALTERED.

SUBSEQUENT  ACQUISITION  TRANSACTION

If Aspen takes up and pays for Endeavour Securities validly deposited under the Offer and the foregoing statutory right of Compulsory Acquisition is not available or Aspen elects not to pursue such right, Aspen currently intends to pursue other means of acquiring, directly or indirectly, all the Endeavour Securities in accordance with applicable law, including by way of a Subsequent Acquisition Transaction, as described below. In order to effect a Subsequent
Acquisition Transaction, Aspen may seek to cause a special meeting of the holders of Endeavour Securities to be called to consider an amalgamation, statutory arrangement, capital reorganization or other transaction involving Aspen, or an Affiliate of Aspen, and Endeavour or the Securityholders for the purposes of Endeavour becoming, directly or indirectly, a wholly-owned Subsidiary of Aspen, of an Affiliate of Aspen, or effecting an amalgamation or merger of Endeavour's business and assets with or into Aspen, or an Affiliate of Aspen. Aspen would cause Endeavour Securities acquired under the Offer to be voted in favour of any Subsequent Acquisition Transaction and, to the extent permitted by law, to be counted as part of any minority or independent shareholder approval that may be required in connection with such a transaction.

The timing and details of any such transaction will necessarily depend on a variety of factors, including the number of Endeavour Securities acquired pursuant to the Offer. In the event of any such Subsequent Acquisition Transaction, Securityholders, other than Aspen and its Affiliates, could, in accordance with Canadian law, receive cash, shares (which may be immediately redeemable for cash), debt or any combination thereof. The consideration offered to Securityholders in a Subsequent Acquisition Transaction could have a higher or lower value than the value of the consideration offered for the Endeavour Securities pursuant to the Offer.

Any such Subsequent Acquisition Transaction may also result in Securityholders having the right to dissent in respect thereof and demand payment of the fair value of their Endeavour Securities. The exercise of such right of dissent, if certain procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such dissenting Securityholder for his or her Endeavour Securities. The fair value so determined could be more or less than the amount paid per Endeavour Security pursuant to such transaction or pursuant to the Offer.

The tax consequences to a Securityholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Securityholder of accepting the Offer. See "Canadian Federal Income Tax Considerations".

OSC Rule 61-501 may deem certain types of Subsequent Acquisition Transactions to be "going private transactions" if such Subsequent Acquisition Transactions would result in the interest of a holder of Endeavour Securities (the "affected securities") being terminated without the consent of the holder and without the substitution therefor of an interest of equivalent value in a participating security of Endeavour, a successor to the business of Endeavour or a person who controls Endeavour or a person who controls a successor to the business of Endeavour. Such methods of acquiring the remaining outstanding Endeavour Securities may also be a "related party transaction" within the meaning of OSC Rule 61-501.

OSC Rule 61-501 provides that, unless exempted, a corporation proposing to carry out a going private transaction or a related party transaction is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. If Aspen decides to effect a going private transaction or a related party transaction, Aspen intends to seek waivers pursuant to OSC Rule 61-501 exempting Endeavour or Aspen or its Affiliates, as appropriate, from the requirement to prepare a valuation in connection with any such transaction proposed by Aspen.

OSC Rule 61-501 would also generally require that, in addition to any other required securityholder approval, in order to complete a going private transaction, the approval of a simple majority of the votes cash by "minority" holders of each class of affected securities be obtained. In relation to the Offer and any Subsequent Acquisition Transaction which constitutes a going private transaction (or a related party transaction within the meaning of OSC Rule 61-501), the "minority" holders will be, unless an exemption is available or discretionary relief is granted by the OSC, all Securityholders other than Aspen, and "interested party" or any person or company who is a "related party" of Aspen for the purposes of OSC Rule 61-501, including any directors, officers or other insiders of Aspen, or any person or company acting jointly or in concert with Aspen or any Affiliate of the foregoing. However, OSC Rule 61-501 also provides that Aspen may treat Endeavour Securities acquired pursuant to the Offer as "minority" shares and to vote them, or to consider having them voted, in favour of such going private (or related party) transaction if the consideration per security in the going private (or related party) transaction is at least equal in value to, and in the same form as, the consideration paid under the Offer. Aspen currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be identical to the consideration offered under the Offer and Aspen intends to cause Endeavour Securities acquired under the Offer to be voted in favour of any such transaction and to be counted as part of any minority approval required in connection with any such transaction.

In addition, under OSC Rule 61-501, if, following the Offer, Aspen and its Affiliates are the registered holders of 90% or more of the Endeavour Securities at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantial equivalent right is made available to the minority shareholders.

Any Subsequent Acquisition Transaction carried out by Aspen will likely be by way of an amalgamation or a statutory arrangement pursuant to which Aspen or a successor corporation would acquire all Endeavour Securities not tendered to the Offer.

The details of any such Subsequent Acquisition Transaction, including the timing of its implementation and the consideration to be received by the minority Securityholders, would necessarily be subject to a number of considerations, including the number of Endeavour Securities acquired pursuant to the Offer. There can be no assurance that any such transaction will be proposed or, if proposed, effected. Securityholders should consult their own legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

OTHER  ALTERNATIVES

If Aspen proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval, or otherwise does not complete a Subsequent
Acquisition Transaction, Aspen will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Endeavour Securities in the open market, in privately negotiated transactions, in another takeover bid or exchange offer or otherwise, or taking no further action to acquire additional Endeavour Securities. Any additional purchase of Endeavour Securities could be at a price greater than, equal or less than the price to be paid for the Endeavour Securities under the Offer and could be for cash and/or Aspen Shares or other consideration.
Alternatively, Aspen may sell or otherwise dispose of any or all Endeavour Securities acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at a price then determined by Aspen, which may vary from the price paid for Endeavour Securities under the Offer.

JUDICIAL  DEVELOPMENTS

Certain judicial decisions may be considered relevant to any Subsequent Acquisition Transaction which may be proposed or effected subsequent to the expiry of the Offer. Prior to the pronouncement of Rule 61-501, Canadian courts have, in a few instances, granted preliminary injunctions to prohibit transactions which constituted "going private transactions" within the meaning of OSC Rule 61-501.

In two decisions in 1978, the Supreme Court of Ontario restrained proposed amalgamations which would have had the effect of eliminating the interest which minority shareholders held in one of the amalgamating corporations, without the minority shareholders having been offered the opportunity to receive in exchange participating securities issued by the amalgamated corporation, an Affiliate or a successor body corporate, with the result that the existing controlling shareholder would become the sole holder of common shares of the amalgamated corporation. See Carlton Realty Ltd. v. Maple Leaf Mills Ltd. (1978), 22 O.R.
(2d) 198 and Alexander v. Westeel-Rosco Ltd. (1978), 22 O.R. (2d) 211. In light of the specific regulatory framework governing "going private transactions" in OSC Rule 61-501 and the decision of the Supreme Court of Ontario in Lornex described below, the decisions in Maple Leaf Mills and Westeel-Rosco may be of limited relevance to any Subsequent Acquisition Transaction that may be effected by Aspen subsequent to the Offer.

In General Accident Assurance Company of Canada v. Lornex Mining Corporation Ltd. (1988), 66 O.R. (2d) 783, the Supreme Court of Ontario declined to grant injunctive relief to a minority shareholder of Lornex seeking to prevent a proposed amalgamation squeeze-out transaction which was to follow a take-over bid made through the facilities of the Vancouver Stock Exchange. The minority shareholder also sought an order declaring that the minority shareholders of Lornex were entitled to vote separately as a class in approving the proposed amalgamation. Lornex was not an "offering corporation" as defined in the OBCA so the "going private transaction" provisions of Section 190 of the OBCA were held to be not applicable to it. The Court held that the proposed amalgamation did not contravene the relevant provisions of the OBCA and that, in light of the oppression remedy contained in the OBCA, the OBCA did not require that a separate class vote of the minority shareholders of Lornex be held to approve the amalgamation. The Court further held that the minority shareholder failed to establish that the proposed amalgamation was oppressive or unfairly prejudicial to or unfairly disregarded the rights of the minority shareholders of Lornex.

Aspen has been advised that the current trend, both in legislation and in the United States jurisprudence upon which the previous Canadian decisions were based, is to permit "going private transactions" to proceed subject to compliance with requirements intended to ensure procedural and substantive fairness to the minority shareholders.

Securityholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction.

STOCK  EXCHANGE  LISTINGS

The Aspen Shares are listed for trading on the TSE and the OTCBB. The TSE has conditionally approved the listing of the Aspen Shares issuable pursuant to the Offer, subject to the fulfilment of its requirements.

DEPOSITARY

Aspen has engaged the Depositary for the receipt of certificates in respect of Endeavour Securities and related Letters of Transmittal and Notices of Guaranteed Delivery deposited under the Offer and to make the payment for Endeavour Securities purchased by Aspen pursuant to the Offer. The Depositary will receive reasonable and customary compensation from Aspen for their services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection therewith. No fee or commission will be payable by any holder of Endeavour Securities who transmits his, her or its Endeavour Securities directly to the Depositary.

THAMES  CAPITAL  REPORT

Thames Capital Corporation was retained by both Aspen and Endeavour to provide pro forma financial information and an analysis of the combined company to assist in determining the terms of the Offer. Mr. Grahame Notman provided the report to the board of directors of both Aspen and Endeavour. Under the terms of the arrangement with Thames Capital Corporation, the fee payable is to be split between Aspen and Endeavour. In addition, there is an agreement to issue 1,000,000 shares of Endeavour to Thames Capital Corporation, which shares will then be taken up by Aspen pursuant to the Offer.

The report prepared by Thames Capital Corporation for this purpose is not a formal valuation under applicable securities laws, Thames Capital Corporation is not independent in that it acted for both Aspen and Endeavour. The board of directors of each of Aspen and Endeavour have utilized this report in their support of the Offer.

EXPENSES  OF  THE  OFFER

Aspen estimates that the fees and expenses of the Offer will amount to approximately US$150,000. Such fees and expenses will be paid out of Aspen's working capital balances.

INFORMATION  CONCERNING  ASPEN

CORPORATE  INFORMATION

Aspen was incorporated in the Province of Ontario, originally as Cotton Valley Energy Limited, on February 15, 1995. On June 14, 1996, Aspen amalgamated with Arjon Enterprises, Inc., and Aspen's name was changed to Cotton Valley Resources Corporation. Aspen continued from Ontario to the Yukon Territory pursuant to Articles of Continuance dated February 9, 1998. Aspen changed its name to its current name "Aspen Group Resources Corporation" effective March 2, 2000. Aspen consolidated the Aspen Shares on a one for seven (1:7) basis by filing Articles of Amendment effective February 12, 2001. All references to Aspen Shares in this Circular, unless otherwise indicated, give effect to the share consolidation, except for the June 30, 2000 financial statements which are presented on a pre-consolidated basis.

Aspen's head office is located at 3300 Bank One Center, 100 North Broadway, Oklahoma City, Oklahoma 73102. The registered office of Aspen is located at 200
-  204  Lambert  Street,  Whitehorse,  YT,  Y1A  3T2.

BUSINESS  OF  ASPEN

Aspen is an independent energy company engaged in the acquisition, exploitation, development and operation of oil and gas properties with a geographic focus in major oil and gas producing regions in the United States. Aspen currently owns interests in approximately 1,200 wells located in eleven states with a predominant focus in Oklahoma, Kansas and Texas. The Aspen Shares are listed for trading on the TSE under the trading symbol "ASR" and on the OTCBB under the trading symbol "ASPG".

From its inception through September, 1999, Aspen was a development stage company engaged principally in organization and capitalization activities and had not generated material net revenues from operations.

During the fiscal year 1999, Aspen experienced cash flow difficulty as a result of a decline in oil and gas prices as well as the significant reduction in demand for oilfield equipment and services. Aspen was also unable to complete the effectiveness of a registration statement under the United States Securities Act of 1933 for the securities underlying certain convertible debentures and remained, for much of the fiscal year of 1999, in default under the terms of such convertible debentures. In response to these conditions, Aspen, during the first fiscal quarter, curtailed proposed capital projects and other business operations and reduced its staff from over 40 employees to two field employees on payroll plus two officers who worked throughout the year for deferred salaries.


During January through April 1999 Aspen entered into agreements with over 50 vendors to whom it owed more than US$750,000 to eliminate the debt through the issuance of shares of common stock. As of June 30, 1999, Aspen had issued 571,429 shares of common stock at US$1.75 per share reflecting the reduction of approximately US$1,300,000 of liabilities. During calendar year 1999, Aspen assigned substantially all of its properties to its secured lenders in exchange for releases from the secured indebtedness.

Aspen carries on business activities directly and indirectly through its subsidiaries.

                        ASPEN GROUP RESOURCES CORPORATION
                            (Yukon Territory, Canada)
       --------------------------------------------------------------
       |                      |                    |                |
       |                      |                    |                |

     100%                    75%                  100%            100%
-------------      --------------------      ------------      --------------
Cotton Valley      United Cementing and      Aspen Energy      Aspen Minerals
 Means, Inc.           Acid Co., Inc.         Group, Inc.       Group, Inc.
   (Texas)               (Kansas)              (Nevada)           (Nevada)
-------------      --------------------      ------------      --------------

Acquisitions

Since September, 1999, Aspen has completed several acquisitions of oil and gas properties or of companies primarily engaged in oil and gas exploration and development. The following is a summary of the most substantial of these acquisitions.

On September 16, 1999 (but effective July 1, 1999), Aspen acquired 50% of the outstanding common stock of East Wood Equity Venture, Inc. ("EAST WOOD") from Jack E. Wheeler, the current Chairman, Chief Executive Officer and a Director of Aspen and others in exchange for 6,604,414 Aspen Shares. On February 28, 2000, Aspen purchased the remaining 50% of the outstanding capital stock of East Wood from Farrell Kahn and others in exchange for the issuance of 3,747,271 Aspen Shares and Aspen's promissory note for US$3,000,000. East Wood was principally engaged in the business of the acquisition, development, exploration and operation of producing oil and gas properties. At the time of the acquisition, the main concentration of East Wood's properties were in Oklahoma with 335 wells and Texas with 30 wells. Approximately 80% of these wells were gas wells.

Effective January 1, 2000, Aspen acquired 49 producing, operated wells in Oklahoma from EDB Oil Properties for US$313,718 which was paid by the issuance of 260,714 Aspen Shares.

Effective the same date, Aspen closed smaller projects with Fer-Scher Exploration, L.L.C., Red Terra Resources Company, Sebenius & Associates 1982-1 Joint Venture and SGH, Inc. The total allocated cost of these four projects was US$562,105 paid by a combination of cash and Aspen Shares.

Effective April 1, 2000, Aspen acquired certain oil and gas interests and all of the outstanding common stock of Mercer Oil and Gas Company from Ron Mercer, the current President of Aspen, in exchange for cash and 142,857 Aspen Shares.

Effective May 1, 2000, Aspen acquired through a merger with Briscoe Oil Operating, Inc. a 55% undivided interest in 171 properties located in 21 counties in Oklahoma, Texas, and Kansas for US$3,000,000. Effective May 1, 2000, Aspen also acquired 17 producing oil and gas properties, equipment, vehicles and a 10-year equipment facility yard lease from L.C.B. Resources, Inc., which was paid by the issuance of 571,429 Aspen Shares. Briscoe Oil Operating, Inc. and L.C.B. Resources, Inc. were both controlled by Lenard Briscoe, a current director of Aspen. This acquisition added 245 Mbo of oil PDP oil reserves and 7,536 Mmcf of net gas reserves for an acquisition cost of US$3.10/ Net Boe.

Effective May 5, 2000, Aspen acquired an interest in approximately 3,775 gross acres and several producing oil and gas properties in the Tiger Hunton Unit Development Project in Seminole County, Oklahoma from Oak Tree Natural Resources, L.L.C. for US$55,940 and a commitment to future development costs of approximately US$500,000.

Aspen acquired a significant interest in the El Dorado field prior to June 30, 2000, through acquisitions from The Flowers Estate and MOG Oil and Gas Company. These acquisitions increased Aspen's proven oil reserves by over 1,600,000 Bbls for an acquisition cost of US$2.60/Bbl, including future development costs expected to be US$1.125 million.

Effective August 1, 2000, Aspen purchased interests in 158 oil and gas properties primarily located in the Arkoma and Anadarko Basins of Oklahoma, increasing its interest in 130 wells in inventory by an additional 5.88235% and royalty and overriding royalty interests in 28 wells from PGGB Oil and Gas Partnership for US$131,164.

Effective August 1, 2000, Aspen purchased interests in approximately 400 oil and gas properties located in the Arkoma and Anadarko Basins of Oklahoma from Old Dominion Oil Corporation for US$644,930.

Effective August 1, 2000, Aspen purchased interests in 41 producing wells, leases, property and equipment located in Butler County, Kansas from Crawford Oil Company and Leiker-Crawford Oil Company for a cash purchase price of US$1,743,604.

Effective January 1, 2001, Aspen purchased from Muras Energy, Inc. working interests ranging up to 45% in 36 wells in 16 different counties in the Anadarko Basin of Western Oklahoma and certain other assets for a cash consideration of US$475,250 and the issuance of 119,048 Aspen Shares.

Effective January 1, 2001, Aspen acquired United Cementing and Acid Co., Inc., a privately-held oilfield service company headquartered in El Dorado, Kansas for US$1,040,000 in cash and 250,000 Aspen Shares. United Cementing operates a cementing and acidizing business providing oil field services integral to oil and gas operations. Aspen has sold 25% of United Cementing to Lenard Briscoe, a Director of Aspen, for US$312,500.

Effective April 1, 2001, Aspen purchased from C.B. Oil Company working interests averaging 34% in 43 wells in 14 different counties in the Anadarko Basin of Western Oklahoma and certain other assets for US$2,299,907.

Effective April 1, 2001, Aspen purchased from Saco Oil Company working interests in 44 producing wells and certain other assets for US$1,125,000. The acquired properties comprise 39 leases and are primarily located in the El Dorado Field in Kansas.

Effective July 2, 2001, Aspen acquired 61,843 net acres of leasehold interest in the North East New Mexico Basin over an area of approximately 100,000 gross acres for US$179,000. This results in Aspen owning an average 62% working interest with an estimated 53% net revenue interest. The area is prospective of coal-bed methane, shale gas and Pennsylvanian ages gas reservoirs.

Aspen is actively engaged in pursuing other acquisition opportunities to further develop its business opportunities. Aspen assesses each of the acquisition prospects as presented to management of Aspen, and continually makes decisions as to whether to actively pursue such opportunities. At any time Aspen may be assessing one or more potential acquisitions.

Credit  Facility

On April 28, 2000, Local Oklahoma Bank, N.A. loaned Aspen Energy Group, Inc. amounts up to US$25,000,000, as set forth in a credit agreement of that date. The loan is subject to, and limited by, a borrowing base based primarily on the value of Aspen's oil and gas properties. The commitment of the bank reduces over time based upon a monthly commitment reduction. As of November 16, 2001, the borrowing base was US$14,774,000 and the amount outstanding was approximately US$14,389,000. The loan accrues interest at a rate based upon Chase Manhattan Prime plus one half of one percent per annum. The purpose of the loan is to provide financing for the acquisition and development of oil and gas properties.

Employees

As of the date hereof, Aspen had 27 full-time corporate employees of which 6 were management. Aspen has experienced no work stoppages and management considers its relations with employees to be good. Aspen uses contract services in its field operations and employs independent consultants, as needed, to evaluate prospects, reserves and other oil and gas assets for potential acquisitions.

Facilities

Aspen occupies approximately 9,454 square feet of office space at 3300 Bank One Center, Oklahoma City, Oklahoma 73102, under a five year lease that expires on September 30, 2004. Monthly base rent is US$8,745.

Aspen leases approximately 7,132 square feet of office space at 6510 Abrams Road, Suite 300, Dallas, Texas 75231 under a five year lease that expires on April 30, 2003. Currently three separate tenants are subletting a portion of this space. The net cost to Aspen is US$5,875 per month.

Aspen obtained a lease of a 20 acre equipment yard for 10 years as part of the acquisition from L.C.B. Resources Inc. The property includes three freestanding pre-fab buildings, each approximately 25,000 square feet in size. The lease expires May, 2010, and the lease payments have been prepaid.

Aspen obtained a 10-acre yard facility including an 1,800 sq. ft. office building, a shop building and warehouse as part of the United Cementing acquisition. There are no rent payments associated with this property.

Oil  and  Gas  Operations

Principal  Properties
---------------------

Means (Queen Sand) Unit. The Aspen Means (Queen Sand) Unit consists of approximately 2,600 acres on six leases in north central Andrews County, Texas. Production began in 1954 and secondary recovery was initiated in 1960. Aspen purchased the leases in 1996 for the purpose of instituting a 20-acre infill redevelopment program. An engineering report, as of June 30, 2001, estimates that the Means (Queen Sand) Unit contains net proved undeveloped reserves of 3,092,000 MMBbls. Aspen estimates that it will require a capital investment of approximately US$11,260,000 to develop this property. During fiscal year 2001 the Company purchased, and delivered to the Means Unit, or the nearby city of Odessa, Texas, approximately US$500,000 of equipment to be used in the waterflood project.

Mid-Continent. Aspen owns interest in approximately 1,200 wellbores, of which 97% are in the Mid Continent area. The majority of the wellbores are in the Anadarko Basin of western Oklahoma and The Texas Panhandle. Aspen's value is mostly from the production of these wellbores producing from the Atoka, Granite Wash, Morrow, Red Fork and other formations.

There are several geologic provinces within the Mid-Continent area. Most of these provinces have established hydrocarbon production, i.e., the Arkoma Basin is predominately dry gas while the Anadarko has both oil and gas. The Nemaha Ridge area and the Golden Trend are predominately oil, while recent activity in the northeastern part of the state has been in shale gas development.

Geologically, the Anadarko Basin began as a rift in the North American plate. This rift valley was initially filled with volcanic material from vents on either side of the rift. During the Late Cambrian when rifting subsided, the sea invaded the rift valley from the southeast. The earliest sediments (known as the Arbuckle Group) were sandstones, limestones and dolomites; all deposited in a shallow sea environment. It is estimated that approximately 2000 feet of the Arbuckle Group sediments were deposited. The true thickness of the Arbuckle Group in the "Deep Anadarko" is unknown; a deep test drilled in Washita County to a thickness of more than 31,000 feet penetrated only 200 feet of the Arbuckle. The Arbuckle Group does produce throughout the State and production is usually associated with a structural component.

An additional 7,000 to 10,000 feet of limestones were deposited through the Mississippian Period. In many places the top of the Mississippian is an erosion surface with a "Chat" interval or with enhanced porosity due to exposure and/or structural movement. The open ocean was completely gone by the Triassic Age. Production from the Pennsylvanian is mainly stratigraphic, with multiple sandstones within each formation (the Morrow/Springer has multiple sandstones, 10 to 15 individual sandstones in one area is not unusual).

The Anadarko Basin has been divided into the "Deep" and "Shelf" areas. The "Deep Anadarko" includes the counties of Beckham, Blaine, Caddo, Custer, Roger Mills, and Washita (the Central Western Oklahoma Counties). Drilling depths in these Counties are generally deeper than 10,000 feet; 17,000 feet is not uncommon for the Morrow/Springer Formation. In Beckham, Custer, Roger Mills and Washita Counties the "Granite Wash" is a prolific gas producer with several intervals (each of these zones can be several hundreds of feet thick) from Desmoisian to Atokan age. These zones are limestone, dolomite, shale mixtures that were washed in from the mountain front, with deposition primarily from the south.

The earlier Pennsylvanian (Morrow/Springer) sandstones were deposited in relatively deep water as long shore and near shore bars generally trending northwest-southeast (parallel to the Basin). The eastern side of the "Deep Anadarko" includes Blaine, Canadian and Grady Counties. This area also included the Blaine County Embayment, an area known for overpressure Morrow/Springer sandstones (these sands were deposited in an embayment and range from fluvial to delta front sands instead of deep water sands and the depositional trend within the embayment is generally north-south). This area of the Basin is primarily productive from the Pennsylvanian sandstones.

Reserves can range from 1 to 30+ BCF per interval with many wells producing from the deepest interval first and then some years later will recomplete from the shallow zones. Spacing is typically based on 640 acres, but increased density drilling is common. For example the "Granite Wash" is now being developed in many areas to 160 acre spacing (from 1 well per Section to 4 wells per Section).

Most of Aspen's operated wells are on the "Shelf Area" of the Anadarko Basin. These wells are generally 7000-9000 feet deep and produce with the aid artificial lift. The wells are characteristically low volume gas wells but have relative long lives.

The "Shelf" area of the Anadarko encompasses the northwestern part of the state as well as part of the Panhandles of Oklahoma and Texas. This area produces from zones ranging from the Arbuckle to the Permian. Most of the production is from multiple stratigraphic sandstones, 'reefal' limestones and massive limestone. The majority of the production is from the Pennsylvanian sandstones and limestones. The older and deeper limestone production is generally dependent of porosity development associated with structure. The majority of the production, however, is stratigraphically controlled. The major depositional trends for the sandstones are from north to south or northeast to southwest, depending on the geographic area.

Drilling depths are generally less than 10,000 feet and don't usually require intermediate casing or special drilling programs. Spacing can range from 640 acres to 40 acres depending on the area, formation and well classification (oil or gas). Increased density drilling is as common on the "Shelf" area as it is in the "Deep" Anadarko. Reserves are from both oil and gas and can range from a few BCF's gas and a few thousand barrels of oil to 5+ BCF's and tens of thousands of barrels of oil.

The "Golden Trend" is an area in south-central Oklahoma, bounded by the Nemaha and Pauls Valley uplifts on the east and the southeastern embayment of the Anadarko. This area is known for prolific oil production from stratigraphic traps. The Upper Pennsylvanian sands are the best producers, these sands successively lap on to the Pauls Valley uplift. The overall Deese (the primary sequence of sands) interval is several thousand feet thick.

It is also known for the prolific oil production from the Simpson/Bromide (Ordovician) sands. Production from the Ordovician sands, however, is generally found associated with structures. (The formations typically need a structure to trap hydrocarbons above water.) Structure in this area is very complex and it is highly faulted with its major structural axis trending almost directly east-west. This arch contains many known structural features that produce oil and gas (Fields such as Cement, Lindsay and Maysville are along this arch). This area has had established production since the late 1940's and exploration/exploitation continues today with advances in seismic and drilling technology finding additional prospective formations and traps. Drilling depths can vary widely depending of the area and target formation. Oil is the major production - some formations such as the Bromide can flow up to 300 BOPD.

The  "Hugoton"  is  an  area  encompassing  far  northern Oklahoma, the Oklahoma
Panhandle and western Kansas. This was an embayment of the Anadarko with sediments being deposited predominately from the north and northwest. The area is dominated by natural gas production from shallow Permian sands (most wells are less than 3,000 feet). The area is also known for its large deposits of helium. For many years only the shallow Permian gas was exploited and deeper formations were not tested. During the past twenty years this area has been slowly being developed for the deeper producing formations. Pennsylvanian sandstones and the Mississippian limestones are favorite targets. These zones are generally stratigraphically controlled.

Drilling depths for the Mississippian are usually less than 6,000 feet in the Hugoton, making it an attractive area for drilling. The biggest problem here is getting an acreage position due to the spacing of the Permian and Kansas' rules for additional drilling.

The Arkoma Basin lies in southeastern Oklahoma and central Arkansas. Geologically it is bounded by the Ozark Plateau to the north and the Quachita Overthrust Belt to the south. The Basin was separated from the Anadarko Basin by a series of volcanic islands and uplifts associated with the tectonics of the region. The Arkoma produces mainly dry gas from the Pennsylvanian age sandstones. Production is from stratigraphic traps, structural traps and combination of the two. There are some areas where the production is controlled by the faults (forming boundaries and stacking formations within blocks) and yet there are areas where faulting is not important at all to the production.

Depending on the area of the Basin, drilling depths can range from a few thousand feet to 17,000+ feet and prospect definition can range from simple stratigraphic correlations and geologic mapping to state of the art 3D seismic. This area is currently enjoying increased activity as shale gas formations are now being exploited and seismic prospects have opened up new discoveries such as the Potato Hills Field.

New Mexico Acreage Acquisition. The Sierra Grande Uplift of NE New Mexico joins the Dalhart Basin of the Texas Panhandle in the north half of Union County, New Mexico. These features are tectonic of Mid Pennsylvanian to Wolfcampian
(Permian) age. These strata consist of arkosic sandstone, conglomerate and shale. The arkosic sediments were derived from the granite core of these elements and were deposited as alluvial fans and fan deltas.

Structure of the Sierra Grande uplift appear to have been controlled primarily by high angle faulting (normal and reverse). In the southern parts of Union County and Northeastern part of Harding County commercial CO2 is being produced. The northern part of Union County has many hydrocarbon shows in past exploration efforts from 900 feet deep to 5000 feet deep.

Aspen recently acquired 61,843 net acres of leasehold interest in this area over an area of 61,843 gross acres. This results in Aspen owning an average of 100% GWI with an estimated 85% average NRI. The area is prospective of coal-bed methane, shale gas, and Pennsylvanian aged gas reservoirs. Even though Aspen has not completed its Plan of Development, Aspen is encouraged by the potential and the large position it now holds. According to one analysis by a geological engineer, the potential could be as great as 100 BCF from the coal beds alone.

El Dorado Field. The El Dorado Field of central southeast Kansas has a long history of oil production and development. Aspen has acquired interests in over 200 wells within the past two years in this Field. Current company gross production is approximately 450 BOPD from several different horizons including the Admire, the Mississippi, the Simpson and the Viola. Aspen recently completed a successful five well drilling program in the Field and third party engineers have identified several additional development opportunities on these leases.

Title  of  Properties
---------------------

Aspen follows industry practice when acquiring undeveloped properties on minimal title investigation. A title opinion is obtained before drilling begins on the properties. Title opinions cover the majority of Aspen's properties. Aspen's properties are subject to royalty interests and can be subject to liens incident to operating agreements, liens for current taxes and other burdens (although none exist at the present time and in the event they are filed) Aspen does not believe they will materially interfere with their use or value. Aspen may incur additional expenses in obtaining titles or doing remedial work on the titles, but in the opinion of management these expenses would not be material.

Exploitation  and  Development
------------------------------

The gas dominated Mid-Continent Region of Oklahoma and Texas is the focus of Aspen's exploitation and development.

In fiscal year 2001 Aspen initiated an aggressive development program during which it participated in the drilling of 6 wells in Texas and 27 wells in Oklahoma for a total of 33 new wells with 31 economic completions. This 94% completion success rate resulted in Aspen participating in 33 gross wells and
1.01 net wells for a total drilling cost of approximately US$773,000. In addition to the exploitation drilling program, Aspen also participated in the successful recompletion and/or rework of 15 wells during fiscal year 2001.

These drilling activities during the year resulted in Aspen adding net proved reserves of 751,567 Mcf and 17.2 Mbo, or 142 Mboe for a finding cost of $4.15 per Boe which is significantly below the industry average. The present discounted value added to Aspen's present worth for these new wells is over US$1,000,000.

Drilling Activity
-----------------

The following table summarizes, for the periods indicated, the number of wells that Aspen drilled or participated in drilling.

                                      YEAR ENDED
                                       JUNE 30
                                       -------
                                   2001       2000
                                 GROSS/NET  GROSS/NET
                                 ---------  ---------
Oil Wells Capable of Production        0/0        0/0
-------------------------------  ---------  ---------
Gas Wells Capable of Production    31/1.01    34/2.47
-------------------------------  ---------  ---------
Dry Holes                            2/0.1        0/0
-------------------------------  ---------  ---------
Total                              33/1.11    34/2.47
-------------------------------  ---------  ---------

Oil  and  Gas  Wells
--------------------

Aspen owns approximately 1,200 wells. Aspen's interests range from less than 1% to 100% with an average working interest of 25.1%. Aspen's most valuable properties are located in the Anadarko Basin in Oklahoma where its working interests averages from 3% to 5%. The majority of Aspen's asset value is derived from approximately 683 of the 1,200 wells.

The following table summarizes, as of June 30, 2001, the number of productive oil and gas wells in which Aspen has a working interest, all of which are located in the United States.


           PRODUCTIVE           PRODUCTIVE
          GROSS  WELLS(1)      NET  WELLS(2)
          ---------------  ----------------------
LOCATION  OIL  GAS  TOTAL   OIL     GAS    TOTAL
--------  ---  ---  -----  ------  ------  ------
Kansas    126    3    129  117.13     .72  117.85
--------  ---  ---  -----  ------  ------  ------
Oklahoma  100  857    957   22.58  169.82  192.40
--------  ---  ---  -----  ------  ------  ------
Texas      34   43     77   32.07    3.42   35.49
--------  ---  ---  -----  ------  ------  ------
Others      0   37     37       0    2.08    2.08
--------  ---  ---  -----  ------  ------  ------
Total     260  940   1200  171.78  176.04  347.82
--------  ---  ---  -----  ------  ------  ------

Notes:

(1) The number of gross wells is the total number of wells in which a working interest is owned.
(2) The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.

Oil  and  Gas  Acreage
----------------------

The following table summarizes, as of June 30, 2001, the number of acres of developed and undeveloped acreage leased by Aspen.

                 DEVELOPED        UNDEVELOPED
            ------------------  -----------------
LOCATION    GROSS(1)   NET(2)   GROSS(1)  NET(2)
----------  --------  --------  --------  -------
Kansas        12,055     7,418         0        0
----------  --------  --------  --------  -------
Oklahoma     677,402   148,512       434      434
----------  --------  --------  --------  -------
Texas         29,900    12,906     2,900    2,900
----------  --------  --------  --------  -------
New Mexico         0         0    61,843   61,843
----------  --------  --------  --------  -------
Total        719,357   168,836    65,177   65,177
----------  --------  --------  --------  -------

Notes:

(1) The number of gross acres is the total number of acres in which a working interest is owned.
(2) The number of net acres is the sum of fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Oil  and  Gas  Reserves
-----------------------

Aspen's reserves consist primarily of proved and probable reserves located in Oklahoma, Kansas and Texas.

The following table summarizes Aspen's estimated net proved oil and gas reserves and future revenue attributable to Aspen as evaluated in the report of American Energy Advisors (the "AEA REPORT") as of June 30, 2001. The ownership, pricing and other factual data used in the estimates were supplied by Aspen. Reserve estimates were made using industry-accepted methodology including extrapolation of performance trends, volumetrics, material balance and statistical analysis of analogs. The evaluator's professional judgment and experience were used to select the most appropriate method and to determine the reasonableness of the results.

The following table summarizes Aspen's estimated net proved oil and gas reserves and future revenue attributable to Aspen as evaluated in the AEA Report as of June 30, 2001.

                       TOTAL RESERVES                               ESTIMATED NET REVENUES
             ---------------------------------  ------------------------------------------------------------
                                                    NOT                        DISCOUNTED AT:
RESERVE         OIL         GAS                  DISCOUNTED      5%         10%           15%       20%
CATEGORY       (BBLS)      (MCF)       MBOE        (US$)                           (US$)
-----------  ---------  ----------  ----------  -----------  -----------------------------------------------
Proved
Developed
Producing
Reserves     1,344,552  14,666,212   3,788,920   45,173,063   30,284,382  22,924,709  18,633,920  15,834,673
-----------  ---------  ----------  ----------  -----------  -----------  ----------  ----------  ----------
Proved
Developed
Non-
Producing
Reserves        14,983   1,874,153     327,341    5,870,262    3,272,391   2,091,178   1,470,634   1,107,487
-----------  ---------  ----------  ----------  -----------  -----------  ----------  ----------  ----------
Proved
Undeveloped
Reserves     4,111,338  15,947,434   6,769,243  115,545,711   78,351,329  56,649,765  42,781,306  33,323,896
-----------  ---------  ----------  ----------  -----------  -----------  ----------  ----------  ----------
TOTAL
PROVED
RESERVES     5,470,873  32,487,799  10,885,504  166,589,036  111,908,102  81,665,652  62,885,860  50,266.056
-----------  ---------  ----------  ----------  -----------  -----------  ----------  ----------  ----------

Notes:

(1) The reserve data and future estimates set forth above are for Proved Reserves. These estimates do not include any value for probable or possible reserves which might exist for Aspen's properties, or any value which might be attributable to interests in undeveloped acreage beyond those tracts for which reserves have been assigned. "PROVED RESERVES" means the estimated quantities of crude oil, condensate, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). The Proved Reserves are subdivided into the following classifications depending on their state of development:

     (a) "PROVED DEVELOPED PRODUCING RESERVES" are Proved Reserves that are expected to be recovered from completion intervals open for production in existing wells;
     (b) "PROVED DEVELOPED NON-PRODUCING RESERVES" are Proved Reserves that are currently not being produced due to lack of facilities, markets, or ability to currently complete a producable formation;
     (c) "PROVED UNDEVELOPED RESERVES" are Proved Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for completion. Reserves on undrilled acreage are limited to those drilling units offsetting productive wells that are reasonably certain of production when drilled.

(2) FUTURE NET REVENUE ESTIMATES INCLUDE DEDUCTIONS FOR APPROPRIATE STATE AND LOCAL PRODUCTION TAXES, BUT DO NOT INCLUDE ANY CREDITS OR LIABILITIES ASSOCIATED WITH APPROPRIATE FEDERAL OR STATE INCOME TAXES.

(3) DISCOUNTED FUTURE NET REVENUE ESTIMATES ARE SHOWN ONLY TO INDICATE THE EFFECT OF TIME ON THE VALUE OF MONEY AND SHOULD NOT BE CONSTRUED AS BEING THE FAIR MARKET VALUE OF THE PROPERTIES.

(4) Future net revenue estimates are based on the actual price received on June 30, 2001, being US$26.98 per Bbl of oil and US$2.66 per MBtu of gas. Prices for oil and gas were kept constant for the life of the reserves.

The reserve data set forth above is only an estimate. Numerous uncertainties are inherent in estimating oil and gas reserves and their values, including many factors beyond the control of the producer. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers often vary. In addition, estimates of reserves are subject to revision by the results of later drilling, testing and production. Accordingly, reserve estimates often differ from the quantities of oil and gas ultimately recovered. The meaningfulness of estimates is highly dependent upon the accuracy of the assumptions upon which they are based.

In general, oil and gas production declines as reserves are depleted. Except to the extent that Aspen acquires proven reserves or succeeds in exploring and developing its own reserves, or both, Aspen's proven reserves will decline as they are produced. Aspen's future oil and gas production is, therefore, highly dependent upon its ability to acquire or develop additional reserves.

Production
----------

The following table summarizes, for the periods indicated, Aspen's average daily production volume before deduction of royalties.


                     OIL     GAS
QUARTER ENDED       (BBLS)  (MCF)
------------------  ------  -----
March 31, 2000         103   3079
------------------  ------  -----
June 30, 2000          212   4831
------------------  ------  -----
September 30, 2000     340   4923
------------------  ------  -----
December 31, 2000      333   5448
------------------  ------  -----
March 31, 2001         316   4467
------------------  ------  -----
June 30, 2001          386   4974
------------------  ------  -----
September 30, 2001     397   5479
------------------  ------  -----


The following table summarizes, for the periods indicated, certain operating information regarding Aspen's oil production.

                                         OIL(1)
                    -----------------------------------------------
                    AVERAGE NET
                      PRODUCT
                       PRICE      ROYALTIES   OPERATING    NETBACK
                      RECEIVED      (20%)      EXPENSES   RECEIVED
QUARTER ENDED        (US$/BBL)    (US$/BBL)   (US$/BBL)   (US$/BBL)
------------------  ------------  ----------  ----------  ---------
December 31, 1999          22.19        4.43        2.21      15.55
------------------  ------------  ----------  ----------  ---------
March 31, 2000             27.02        5.40        3.78      17.84
------------------  ------------  ----------  ----------  ---------
June 30, 2000              27.98        5.59        8.76      13.63
------------------  ------------  ----------  ----------  ---------
September 30, 2000         27.93        5.58        7.07      15.28
------------------  ------------  ----------  ----------  ---------
December 31, 2000          34.98        6.99        8.85      19.14
------------------  ------------  ----------  ----------  ---------
March 31, 2001             28.61        5.72        7.47      15.42
------------------  ------------  ----------  ----------  ---------
June 30, 2001              26.12        5.22        8.73      12.17
------------------  ------------  ----------  ----------  ---------
September 30, 2001         25.36        5.07        7.40      13.89
------------------  ------------  ----------  ----------  ---------

Note:

(1)     Aspen  only  produces  light  and  medium  conventional  crude  oil.

The following table summarizes, for the periods indicated, certain operating information regarding Aspen's gas production.

                                          GAS
                    -----------------------------------------------
                    AVERAGE NET
                      PRODUCT
                       PRICE      ROYALTIES   OPERATING    NETBACK
                      RECEIVED      (20%)      EXPENSES   RECEIVED
QUARTER ENDED        (US$/MCF)    (US$/MCF)   (US$/MCF)   (US$/MCF)
------------------  ------------  ----------  ----------  ---------
December 31, 1999           2.50        0.50        0.37       1.63
------------------  ------------  ----------  ----------  ---------
March 31, 2000              2.34        0.47        0.63       1.24
------------------  ------------  ----------  ----------  ---------
June 30, 2000               2.84        0.57        1.47       0.80
------------------  ------------  ----------  ----------  ---------
September 30, 2000          4.15        0.83        1.19       2.13
------------------  ------------  ----------  ----------  ---------
December 31, 2000           5.62        1.12        1.47       3.03
------------------  ------------  ----------  ----------  ---------
March 31, 2001              6.91        1.38        1.24       4.29
------------------  ------------  ----------  ----------  ---------
June 30, 2001               4.91        0.98        1.94       1.99
------------------  ------------  ----------  ----------  ---------
September 30, 2001          3.17        0.63        1.53       1.01
------------------  ------------  ----------  ----------  ---------

The following table summarizes, for the periods indicated, the expenditures made by Aspen on property acquisition and development.

                      PROPERTY
                    ACQUISITION   DEVELOPMENT
QUARTER ENDED          (US$)         (US$)
------------------  ------------  ------------
December 31, 1999       109,381              0
------------------  ------------  ------------
March 31, 2000       14,801,853              0
------------------  ------------  ------------
June 30, 2000          (813,691)       646,614
------------------  ------------  ------------
September 30, 2000    1,892,506        522,409
------------------  ------------  ------------
December 31, 2000       245,477        609,103
------------------  ------------  ------------
March 31, 2001          518,341        936,890
------------------  ------------  ------------
June 30, 2001                 0        280,000
------------------  ------------  ------------
September 30, 2001      900,000        115,000
------------------  ------------  ------------

Future  Commitments
-------------------

As of the date of this Circular, Aspen has no future material commitments to buy, sell, exchange or transport oil and gas.

SELECTED  CONSOLIDATED  FINANCIAL  INFORMATION

The following tables summarize, for the periods indicated, certain consolidated selected historical consolidated financial information of Aspen and is qualified in its entirety by the detailed provisions of the consolidated financial statements and the notes thereto contained in this Circular.

                                           QUARTER ENDED SEPTEMBER 30         YEAR ENDED JUNE 30
                                                  (UNAUDITED)                     (AUDITED)
                                                     (US$)                          (US$)
                                            -----------------------  ------------------------------------
                                               2001         2000        2001        2000         1999
                                            -----------  ----------  ----------  ----------  ------------
Total Revenue                                2,332,077    2,187,562  10,549,274   3,481,718      980,966
------------------------------------------  -----------  ----------  ----------  ----------  ------------
Earnings (loss) from operations                181,850      707,397   3,151,553     771,745  (1,497, 195)
------------------------------------------  -----------  ----------  ----------  ----------  ------------
Earnings (loss) from per share operations         0.01         0.04        0.17        0.06        (0.52)
------------------------------------------  -----------  ----------  ----------  ----------  ------------
Net earnings (loss)                            (76,218)     434,090   2,100,524      94,116  (11,479,086)
------------------------------------------  -----------  ----------  ----------  ----------  ------------
Net earnings (loss) per share                     0.00         0.02        0.11        0.01        (4.01)
------------------------------------------  -----------  ----------  ----------  ----------  ------------
Total Assets                                55,850,315   45,320,696  54,852,919  42,774,666   11,341,651
------------------------------------------  -----------  ----------  ----------  ----------  ------------
Total Long Term Liabilities                 15,799,266    9,589,302  15,164,533   7,870,560            -
------------------------------------------  -----------  ----------  ----------  ----------  ------------

                                             QUARTER ENDED (UNAUDITED)
                                                        (US$)
                 ----------------------------------------------------------------------------------------
                 SEPTEMBER    JUNE 30,   MARCH 31,  DECEMBER   SEPTEMBER   JUNE 30,   MARCH 31,  DECEMBER
                  30, 2001      2001       2001     31, 2000   31, 2000      2000       2000     31, 1999
                 ----------  ----------  ---------  ---------  ---------  ----------  ---------  --------
Total Revenue    2,332,077   2,857,623   2,468,596  3,035,493  2,187,562  1,140,528   1,011,276   652,417
---------------  ----------  ----------  ---------  ---------  ---------  ----------  ---------  --------
Earnings
(loss) from
operations         181,850     195,629     964,060  1,284,467    707,397   (416,910)    569,143   258,609
---------------  ----------  ----------  ---------  ---------  ---------  ----------  ---------  --------
Earnings
(loss) from
operations per
share                 0.01        0.01        0.05       0.07       0.04      (0.09)       0.05      0.03
---------------  ----------  ----------  ---------  ---------  ---------  ----------  ---------  --------
Net earnings
(loss)             (76,218)    (36,871)    702,201  1,001,104    434,090   (471,194)    444,140    54,406
---------------  ----------  ----------  ---------  ---------  ---------  ----------  ---------  --------
Net earnings
(loss) per
share                 0.00        0.00        0.04       0.05       0.02      (0.05)       0.04      0.01
---------------  ----------  ----------  ---------  ---------  ---------  ----------  ---------  --------

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS

The following is a summary of the variations in Aspen's operating results for the periods indicated:

Quarter Ended September 30, 2001 as Compared to Quarter Ended September 30, 2000

During the three months ended September 30, 2001, Aspen experienced a net loss of US$76,218, which compares to net earnings of US$434,090 during the first three months of fiscal 2001. The decrease in earnings is a result of lower prices for oil & gas products as well as additional cost of operations and overhead incurred in the transition of a new business segment, United Cementing & Acid Company, into the organization. Earnings before interest, taxes, depreciation and amortization was US$824,369 for the three months ended September 30, 2001 compared to US$1,177,203 for the three months ended September 30,2000.

Oil and gas sales decreased to US$1,978,957 during the three months ended September 30, 2001, a decrease of US$208,605 or 9.5%, compared to last year. This decrease reflects the results of a gas price decline of 31% when compared to the same period, coupled with an 8.5% decline in oil prices. Aspen experienced a growth of 10% in oil and gas volumes sold for this period, which is reflective of the additional oil and gas properties acquired and drilling activity. Total revenues increased by 6.6% when compared to the same period last year due to income from the acquisition and drilling activities and the service related business, United Cementing & Acid Company, acquired.

Oil and gas production expenses increased by 22% when compared to the first three months of last year due to a program of increased maintenance during the warmer months as well as increased cost experienced as a direct result of property acquisitions.

Operating expenses are the cost of sales and operations incurred in the operation of the Product and Service Business acquired during the previous year.

General and administrative expenses increased approximately 14% to US$480,656 during the three months ended September 30, 2001. The increase reflects the expansion of staff related to the operation of the additionally acquired service business, as well as operations of the additional oil and gas properties acquired.

Depreciation and depletion cost have increased by 37% due the additional equipment and property assets acquired since September 2000.

Interest and financing expenses have decreased due to the decline in interest rates.

Fiscal  Year  2001  as  Compared  to  Fiscal  Year  2000

During the fiscal year ended June 30, 2001, Aspen had net earnings of US$2,100,524 on revenues of US$10,549,274 as compared with net earnings of US$94,116 on revenues of US$3,481,718 for the fiscal year ended June 30, 2000.

Revenue for the 2001 fiscal year was US$10,549,274 compared to US$3,481,718 for 2000, an increase of US$7,067,556 or 203%. This increase is primarily attributable to an 190% increase in oil and gas sales during the 2001 year. The increase in oil and gas sales is a result of the acquisition of oil and gas properties and higher energy prices.

Expenses for the 2001 fiscal year amounted to US$7,397,721 compared to US$2,709,973 for 2000, an increase of US$4,687,748 or 173%. The increase is attributable to:

     an increase in oil and gas production expenses associated with the increased number of wells in which the company has participation. an increase in general and administrative expenses of US$1,385,634 mostly related to additional staff.
     an increase of US$1,833,559 in oil and gas production costs related to increased oil and gas sales and an increase of $1,125,097 in depreciation and depletion directly related to increased oil and gas sales.

Operating income was US$3,151,553 in 2001 compared to an operating income of US$771,745 in 2000 as a result of increased sales.

Interest and financing expense for the 2001 fiscal year was US$1,085,286 compared to US$665,362 in 2000, an increase of US$419,924 or 63%. This increase is attributable to bank debt incurred and a note payable given in connection with the acquisition and development of oil and gas properties.

Fiscal  Year  June  30,  2000  as  Compared  to  Fiscal  Year  June  30,  1999

During the fiscal year ended June 30, 2000, the Company had net earnings of US$94,116 on revenues of US$3,481,718 as compared with a net loss of US$11,479,086 on revenues of US$980,966 for the fiscal year ended June 30, 1999. During 1999, Aspen recorded a loss on disposal of assets of US$9,807,576 and provided for further loss of US$1,262,000 in respect of impairment in the value of oil and gas properties. These two items comprise 96.4% of the 1999 loss.

Revenue for the 2000 fiscal year was US$3,481,718 compared to US$980,966 for 1999, an increase of US$2,500,752 or 254.9%. This increase is attributable to a 1,200.3% increase in oil and gas sales offset by decreased equipment sales. During the 2000 year, the Company ceased its equipment sales operations. The increase in oil and gas sales is a result of the acquisition of oil and gas properties and higher energy prices.

Expenses for the 2000 fiscal year amounted to US$2,709,973 compared to US$2,478,161 for 1999, an increase of US$231,812 or 9.4%. The increase is attributable to:

     a decrease in equipment sales related expenses of US$592,475 resulting from the cessation of this business activity, a decrease in general and administrative expenses of US$869,219 mostly related to the elimination of penalties associated with a failure to register certain convertible debentures in 1999, more than offset by an increase of US$737,757 in oil and gas production costs related to increased oil and gas sales, an increase of US$956,720 in depreciation and depletion directly related to increased oil and gas sales.

Operating income was US$771,745 in 2000 compared to an operating loss of US$1,497,195 in 1999 as a result of increased sales.

Interest and financing expense for the 2000 fiscal year was US$665,362 compared to US$399,289 in 1999, an increase of US$266,073 or 66.6%. This increase is attributable to bank debt incurred and a note payable given in connection with the acquisition and development of oil and gas properties.

Liquidity  and  Capital  Resources

As of September 30, 2001, Aspen had a working capital deficit of US$1,938,192 calculated by subtracting current liabilities of US$5,036,527 from current assets of US$3,098,335. Aspen intends to finance its development activities with cash flow, as well as with the proceeds from private placements, exercise of warrants and traditional bank debt. No assurance can be given that Aspen will be successful in these efforts.

AUTHORIZED AND ISSUED SHARE CAPITAL

The authorized share capital of Aspen consists of an unlimited number of Aspen Shares, 20,204,157 of which are issued and outstanding as fully paid and non-assessable shares, and an unlimited number of preferred shares, none of which are issued and outstanding.

Aspen  Shares

The holders of the Aspen Shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of Aspen and each common share shall confer the right to one vote in person or by proxy at all meetings of the shareholders of Aspen. The holders of the Aspen Shares, subject to the prior rights, if any, of any other class of shares of Aspen, are entitled to receive such dividends in any financial year as the board of directors of Aspen may by resolution determine. In the event of the liquidation, dissolution or winding-up of Aspen, whether voluntary or involuntary, the holders of the Aspen Shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of Aspen, the remaining property and assets of Aspen. Aspen may at any time or times purchase or otherwise acquire all or any part of the Aspen Shares.

Preferred  Shares

Aspen's preferred shares are issuable in series, each series of which shall have the designations, rights, privileges, restrictions and conditions fixed by the directors. The preference shares of each series shall rank on a parity with the preference shares of every other series with respect to priority in payment of dividends and return of capital in the event of the liquidation, dissolution or winding-up of Aspen and have a preference over the Aspen Shares and any other shares of Aspen.

Purchase  Warrants

Each whole Aspen Purchase Warrant will entitle the holder thereof to purchase an Aspen Share at an exercise price of US$1.25 until September 30, 2002 and thereafter at an exercise price of US$1.75 until June 30, 2003.

Each whole Aspen Class B Purchase Warrant will entitle the holder thereof to purchase an Aspen Share at an exercise price of the US dollar equivalent of $2.11 until June 28, 2002.

CAPITALIZATION  OF  ASPEN

The following table summarizes the consolidated capitalization of Aspen as at June 30, 2001:

                                 OUTSTANDING AS AT
                                   JUNE 30, 2001
DESCRIPTION        AUTHORIZED        (AUDITED)
----------------  -------------  ------------------
Aspen Shares        Unlimited    19,075,157 shares
                                   (US$45,935,125)
----------------  -------------  ------------------
Preferred Shares    Unlimited                     -
----------------  -------------  ------------------
Special Warrants    1,230,000             1,230,000
----------------  -------------  ------------------
Secured Loan      US$25,000,000       US$13,816,060
----------------  -------------  ------------------

There have been no material changes in the share and loan capital of Aspen since June 30, 2001 except for the following:

1. Aspen's borrowing base under its credit facility as of November 16, 2001 was US$14,774,000 of which approximately US$14,389,000 has been drawn down.

2. In August, 2001 Aspen issued a total of 371,428 options to acquire Aspen Shares to certain of its employees pursuant to its stock compensation plan.

3. In August, 2001 Aspen issued 250,000 Aspen Shares at an attributed price of US$1.00 per share as partial consideration for the purchase of United Cementing and Acid Co., Inc.

4. In October, 2001 Aspen issued 808,500 Aspen Shares and 404,250 warrants exercisable at US$1.80 pursuant to the exercise of 735,000 special warrants of Aspen.

5. In November, 2001 Aspen issued 70,000 Aspen Shares as compensation to CEOcast.com for its fee for consulting services.

STOCK COMPENSATION PLAN

Aspen has in place a stock compensation plan for directors, officers, employees and consultants (the "PLAN"). The Plan, as amended, provides that the maximum aggregate number of shares reserved for issuance and which may be purchased upon the exercise of all options granted under the Plan shall not exceed 1,857,143 Aspen Shares. The Plan also provides that the approval of disinterested shareholders is required if (a) the number of shares reserved for issuance pursuant to stock options granted to insiders exceeds 10% of the outstanding issue, (b) the issuance to insiders, within a one-year period, of a number of shares exceeds 10% of the outstanding issue, or (c) the issuance to any one insider and such insider's Associates, within a one-year period, of a number of shares exceeds 5% of the outstanding issue.

Outstanding Options Under the Plan

The following table summarizes the outstanding options of Aspen issued pursuant to the Plan as of the date hereof.

                                                                    EXERCISE    MARKET VALUE OF    MARKET VALUE OF
                                                                   PRICE PER   THE ASPEN SHARES       THE ASPEN
                                                                     ASPEN      AS OF THE GRANT   SHARES AS OF THE
                                                                     SHARE           DATE            DATE HEREOF
GROUP              NO. OF OPTIONS    GRANT DATE     EXPIRY DATE      (US$)           (US$)              (US$)
-----------------  --------------  --------------  --------------  ----------  -----------------  -----------------
Officers                  464,286  Dec. 20, 2000   Dec. 20, 2003         1.33               1.30               0.40
(4 persons)
-----------------  --------------  --------------  --------------  ----------  -----------------  -----------------
                          785,716  Feb. 22, 2000   Feb. 22, 2003        1.645               1.60               0.40
-----------------  --------------  --------------  --------------  ----------  -----------------  -----------------
Directors not             285,716  Feb. 22, 2000   Feb. 22, 2003        1.645               1.60               0.40
Officers
(5 persons)
-----------------  --------------  --------------  --------------  ----------  -----------------  -----------------
                          214,285  Dec. 20, 2000   Dec. 20, 2003         1.33               1.30               0.40
-----------------  --------------  --------------  --------------  ----------  -----------------  -----------------
                            7,144  Dec. 23, 1998   Dec. 23, 2001         1.75               1.75               0.40
-----------------  --------------  --------------  --------------  ----------  -----------------  -----------------
Employees                 371,428  Aug. 4, 2001    Aug. 7, 2004          1.00               0.94               0.40
-----------------  --------------  --------------  --------------  ----------  -----------------  -----------------
                           42,858  Oct. 25, 2000   Oct. 25, 2003         1.33               1.30               0.40
-----------------  --------------  --------------  --------------  ----------  -----------------  -----------------
                           28,572  Sept. 27, 2000  Sept. 27, 2003        1.96               1.96               0.40
-----------------  --------------  --------------  --------------  ----------  -----------------  -----------------
Total Options
Granted Pursuant        2,200,005
to the Plan
-----------------  --------------  --------------  --------------  ----------  -----------------  -----------------

Outstanding  Options  Not  Under  the  Plan

The following table summarizes the outstanding options of the Company issued outside of the Plan as of the date hereof.

                                                     EXERCISE    MARKET VALUE OF    MARKET VALUE OF
                                                    PRICE PER   THE ASPEN SHARES       THE ASPEN
                                                      ASPEN      AS OF THE GRANT   SHARES AS OF THE
             NO. OF                                   SHARE           DATE            DATE HEREOF
GROUP        OPTIONS   GRANT DATE     EXPIRY DATE     (US$)           (US$)              (US$)
-----------  -------  -------------  -------------  ----------  -----------------  -----------------
Consultants   14,286  Feb. 1, 2000   Feb. 1, 2005         0.98               0.95               0.40
-----------  -------  -------------  -------------  ----------  -----------------  -----------------
Consultants   85,714  July 25, 2001  July 25, 2004        1.00               0.93               0.40
-----------  -------  -------------  -------------  ----------  -----------------  -----------------

PRICE  RANGE  AND  TRADING  VOLUME  OF  ASPEN  SHARES

The Aspen Shares began trading through the Canadian Dealing Network ("CDN") on June 24, 1996, under the symbol "CVZC" and ceased trading on the CDN on October 2, 2000, when the shares commenced trading on the CDNX. The following table sets forth the high and low bid and volume information for the Aspen Shares in United States dollars as reported on the CDN or CDNX, as applicable, for the periods indicated reflecting the consolidation on a 1 for 7 basis effective February 12, 2001. The information in the table reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. From December 31, 1997 to June 30, 1999, there were no significant trades on the CDN.

                                      CDN-CDNX (U.S. DOLLARS)
                                      -----------------------

                                       HIGH    LOW   VOLUME
                                      ------  -----  -------
       July 1 - September 30, 1999    $ 2.59  $0.70   14,295
       October 1 - December 31, 1999  $ 1.54  $0.98  152,287
       January 1 - March 31, 2000     $ 0.98  $0.84  261,143
       April 1 - June 30, 2000        $ 2.66  $1.96  182,000
       July 1 - September 30, 2000    $1.925  $1.40   28,572
       October 1 - December 31, 2000  $ 2.58  $0.56  108,424
       January 1 - February 26, 2001  $ 2.25  $0.98  770,740

The Aspen Shares began trading on the TSE on February 26, 2001, under the symbol "ASR". The following table sets forth the high and low sales prices and volume information for the Aspen Shares for the periods indicated, in Canadian dollars.

                                         TSE (CANADIAN DOLLARS)
                                         ----------------------

                                         HIGH    LOW   VOLUME
                                         -----  -----  -------
       February 26 - March 31, 2001      $2.55  $1.77  661,250
       April 1 - June 30, 2001           $2.40  $1.25  809,508
       July 1 - July 31, 2001            $1.50  $1.15    2,216
       August 1 - August 31, 2001        $1.50  $1.35   23,248
       September 1 - September 30, 2001  $1.20  $1.20    1,500
       October 1 - October 31, 2001      $1.00  $0.85   14,248
       November 1 - November 22, 2001    $0.86  $0.58   17,530

The Aspen Shares began trading through the OTCBB on January 14, 1997 under the symbol "CTVYF". On July 1, 1997, Aspen's symbol was changed to "CTVY". The Aspen Shares were not traded through the OTCBB after October 17, 1997 until June 2, 1999 when the Aspen Shares returned to trading on the OTCBB under the symbol "KTNV". At present, the Aspen Shares trade on the OTCBB under the symbol "ASPG". The following table sets forth the high and low transaction and volume information for the Aspen Shares in U.S. currency as reported on the OTCBB for the periods indicated.

                                         OTCBB (U.S. DOLLARS)
                                         -----------------------

                                         HIGH    LOW    VOLUME
                                         -----  -----  ---------
       July 1 - September 30, 1999       $3.85  $0.70  1,266,929
       October 1 - December 31, 1999     $2.03  $0.77    824,414
       January 1 - March 31, 2000        $3.92  $0.77  9,105,630
       April 1 - June 30, 2000           $4.13  $1.60  6,318,129
       July 1 - September 30, 2000       $2.73  $1.22  6,002,429
       October 1 - December 31, 2000     $2.24  $0.87  4,466,872
       January 1 - March 31, 2001        $1.69  $0.63  2,037,615
       April 1 - June 30, 2001           $1.52  $0.81  1,856,000
       July 1 - July 31, 2001            $1.10  $0.76    558,900
       August 1 - August 31, 2001        $1.01  $0.78    361,000
       September 1 - September 30, 2001  $0.83  $0.60    484,200
       October 1 - October 31, 2001      $0.76  $0.50    655,900
       November 1 - November 21, 2001    $0.56  $0.38    464,000

The closing price of the Aspen Shares on the TSE on November 22, 2001 was $0.70 and on the OTCBB on November 21, 2001 was US$0.40.

DIVIDENDS

Aspen has not previously paid any dividends on the Aspen Shares and does not anticipate or contemplate paying dividends on the Aspen Shares in the foreseeable future.

PRIOR  SALES

During the 12 month period prior to the date hereof, the following issuances of securities in the capital of Aspen were made:

1. In November, 2000 Aspen issued 3,571 Aspen Shares pursuant to the exercise of previously issued purchase warrants which were exercised at a price of US$1.26 per Aspen Share.

2. In January, 2001 Aspen issued 119,048 Aspen Shares at an attributed price of US$1.68 per share as partial consideration for the purchase of oil and gas properties from Muras Energy, Inc.

3. In April, 2001 Aspen issued 21,813 Aspen Shares at attributed prices ranging from US$0.98 to US$2.52 in consideration for services rendered.

4. In April, 2001 Aspen issued 1,230,000 special warrants, each of which entitles the holder thereof to receive, upon exercise and without payment of any additional consideration, 1.1 units, each unit consisting of an Aspen Share and one-half of a warrant, each whole warrant being exercisable for an Aspen Share at US$1.80. The special warrants were sold for US$1.50 per special warrant and proceeds to Aspen of the issuance of special warrants was US$1,196,557 net of selling commissions and other costs of sale. 735,000 of these special warrants were exercised in October, 2001.

5. In August, 2001 Aspen issued 250,000 Aspen Shares at an attributed price of US$1.00 per share as partial consideration for the purchase of United Cementing and Acid Co., Inc.

6. In November, 2001 Aspen issued 70,000 Aspen Shares at an attributed price of US$1.00 per share as consideration for consulting services rendered.

PRINCIPAL  SHAREHOLDERS

To the knowledge of the directors and officers of Aspen, as of the date hereof no person beneficially owns or exercises control or direction over Aspen Shares carrying more than 10% of the votes attached to Aspen Shares except for the following:

                    NUMBER OF ASPEN SHARES BENEFICIALLY
NAME                   OWNED DIRECTLY OR INDIRECTLY      PERCENTAGE OF ASPEN SHARES HELD(1)
------------------  -----------------------------------  ----------------------------------
Jack E. Wheeler(2)               2,857,143                            13.8%
------------------  -----------------------------------  ----------------------------------

Notes:

(1) After giving effect to the issuance of 544,500 Aspen Shares on the exercise of the special warrants of Aspen that remain outstanding (but not including the exercise of any purchase warrants).
(2) 2,857,143 Aspen Shares are held by Aspen Energy Group, Inc. on behalf of Mr. Wheeler.

DIRECTORS  AND  OFFICERS

The following table provides the names, municipalities of residence, position and principal occupations of each of Aspen's directors and executive officers.

NAME AND MUNICIPALITY OF
RESIDENCE AND POSITION WITH ASPEN         POSITION WITH ASPEN         PRINCIPAL OCCUPATION
----------------------------------  -------------------------------  -----------------------
Jack E. Wheeler (1)                 Chairman of the Board, Chief     Petroleum Executive
Edmond, Oklahoma                    Executive Officer and Director
                                    (since September, 1999)
----------------------------------  -------------------------------  -----------------------
James E. Hogue (1)(2)               Director                         Petroleum Executive
Dallas, Texas                       (since July, 1996)
----------------------------------  -------------------------------  -----------------------
Wayne T. Egan (1)(2)                Director                         Lawyer
Toronto, Ontario                    (since June, 1996)
----------------------------------  -------------------------------  -----------------------
Anne Holland (2)                    Director                         Petroleum Executive
Fort Worth, Texas                   (since February, 1999)
----------------------------------  -------------------------------  -----------------------
Randall B. Kahn (1)                 Director                         Businessman
St. Louis, Missouri                 (since February, 2000)
----------------------------------  -------------------------------  -----------------------
Lenard Briscoe                      Director                         Businessman
Kingfisher, Oklahoma                (since December 20, 2000)
----------------------------------  -------------------------------  -----------------------
Ron Mercer                          President and Chief Operating    Petroleum Executive
Norman, Oklahoma                    Officer
----------------------------------  -------------------------------  -----------------------
Peter Lucas                         Senior Vice President and        Accountant and Business
Blaine, Washington                  Chief Financial Officer          Executive
----------------------------------  -------------------------------  -----------------------
Sam Hammons                         Vice President                   Businessman
Edmond, Oklahoma
----------------------------------  -------------------------------  -----------------------

Notes:

(1)     Denotes a member of the Audit Committee of Aspen.
(2)     Denotes a member of the Compensation Committee of Aspen.


JACK E. WHEELER has served as a director, Chairman of the Board and Chief Executive Officer of Aspen since September 16, 1999. Prior to that he has been the managing partner of Crown Partners LLC Minerals Division (currently East Wood Equity Venture, Inc.) for the past 5 years. Mr. Wheeler received his A.A. from Lon Morris University in 1969, a B.A. from Texas A&M University in 1970, an M.A. in 1973 from the University of Colorado, and his J.D. from the University of Houston in 1975. Mr. Wheeler has more than 25 years experience managing oil and gas property acquisition, exploration and development, having started his career with Texaco Inc. He is a highly decorated Vietnam combat veteran where he was twice nominated for the Congressional Medal of Honor. Mr. Wheeler was awarded the Silver Star, Purple Heart, Vietnamese Cross of Gallantry, Soldiers Medal, Bronze Star for Valor, Army Commendation Medal for Valor, the Air Medal and the Combat Infantryman's Badge.

RON MERCER was appointed President on December 1, 2000 and is the Chief Operating Office of Aspen. Prior thereto, Mr. Mercer was Executive Vice-President and Chief Operating Officer of Aspen since September 16, 1999. Prior thereto, Mr. Mercer has acted as President responsible for the daily operations of Mercer Oil and Gas Company and Armer LLC for the past 5 years. He is a Professional Engineer with over 30 years experience in oil and gas asset management. He is a Registered Professional Engineer in Texas and Oklahoma, and a Member of the Society of Professional Engineers and Society of Petroleum Engineers. Mr. Mercer received his B.Sc. in Petroleum Engineering from Texas Tech University.

SAM HAMMONS was appointed effective September 16, 1999 as Vice-President of Aspen. He is an attorney with over 25 years experience, and is former President of the law firm of Hammons & Vaught. Mr. Hammons was formerly an Assistant for Energy Natural Resources to Governor David Boren in Oklahoma, and an administrative assistant to Governor George Nigh in Oklahoma. Mr. Hammons is a graduate of Oklahoma Baptist University and received a J.D. from Oklahoma University and a Masters in International Relations from Oklahoma University.

PETER LUCAS was appointed Chief Financial Officer effective March 13, 2000. Mr. Lucas served as Chief Financial Officer of WesTower Corporation until September, 1999. He is also a director of Ubiquitel, a public company. Mr. Lucas is a Chartered Accountant, and received his C.A. from the Institute of Chartered Accountants of British Columbia in 1980. He also has a Bachelor of Commerce degree form the University of Alberta.

JAMES E. HOGUE was President, Chief Operating Officer and a Director of Aspen from July 1996 to September 1999, and President of its primary subsidiary, Cotton Valley Energy Corporation, from February 1995 through July 1996. Mr. Hogue also has been a director, president and major shareholder of Third Coast Capital, Inc., a venture company since 1988.

ANNE HOLLAND has been the President of Mayco Petroleum Co., a crude oil trading company, since 1982. Ms. Holland devotes her principal working time to her position  as  President  of Mayco Petroleum Co. and acts as a director of Aspen.

WAYNE T. EGAN is a partner of the law firm of WeirFoulds LLP, and practices in the securities law section. He received an LL.B from Queen's University Law School in 1988, and a Bachelor of Commerce degree from the University of Toronto in 1985. He is a member of the Canadian Bar Association. WeirFoulds LLP serves as Aspen's corporate counsel in Ontario, Canada.

RANDALL B. KAHN currently is President of Triangle Industries, and was formerly President of Dharma Capital, a venture capital company located in St. Louis, Missouri. From 1994 to 1999 Mr. Kahn served as Chief Executive Officer of Tiffany Industries, an office furniture manufacturer in St. Louis, Missouri. Prior thereto, Mr. Kahn was a litigation attorney from 1993 to 1994 with Paule, Camazine and Blumenthal, a law firm in St. Louis, Missouri, and prior thereto a litigation attorney with Susman, Chermer, Rimmel & Shifrin, a law firm in St. Louis, Missouri from 1989 to 1993. Mr. Kahn received a BA in English literature from Colorado College in 1982, and received a JD, Environmental Law honours from Northwestern School of Law, Portland, Oregon.

LENARD BRISCOE is a director elected at the December 20, 2000 shareholders meeting. Mr. Briscoe was formerly President of Briscoe Oil Operating Company, Inc. from 1980 to 2000. Mr. Briscoe is a private investor involved with real estate, banking and farming.

As of the date hereof, directors and officers of Aspen as a group own or exercise direct or indirect control or direction over an aggregate of 4,114,495 Aspen Shares, representing 19.8% of the outstanding Aspen Shares (after giving effect to the issuance of 544,500 Aspen Shares on the exercise of the special warrants of Aspen that remain outstanding but not including the exercise of any purchase warrants).

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Executive Officers

The following table discloses compensation paid to or awarded to Aspen's Chief Executive Officer and each of the other most highly paid executive officers of Aspen whose total salary and bonus exceeded Cdn.$100,000 (collectively, the "NAMED EXECUTIVE OFFICERS") for the last three most recently completed financial years of Aspen. Specific aspects of the compensation of the Named Executive Officers are dealt with in further detail in subsequent tables.

                                                                   SECURITIES
                                                                      UNDER
                                                                     OPTIONS
                                                SALARY   BONUS(1)    GRANTED
NAME AND PRINCIPAL POSITION              YEAR   (US$)     (US$)        (#)
---------------------------------------  ----  --------  --------  -----------
Jack E. Wheeler                          2001   188,002         -      357,143
Chairman of the Board,  Chief Executive  2000   112,500         -      428,572
Officer and Director                     1999         -         -            -
---------------------------------------  ----  --------  --------  -----------
Ron Mercer                               2001   128,667   100,000      107,143
President and Chief Operating Officer    2000    48,000         -      214,286
                                         1999         -         -            -
---------------------------------------  ----  --------  --------  -----------

Note:

(1) Certain of Aspen's executive officers receive personal benefits in addition to salary. The aggregate amount of these benefits, however, do not exceed the lesser of US$50,000 or 10% of the total annual salary reported for the executives.

Long-Term  Incentive  Plan  Awards  During the Most Recently Completed Financial
Year

Aspen currently has no long-term incentive plans, other than stock options granted from time to time by the Board of Directors under the provisions of Aspen's stock option plan and non-employee directors stock option plan.

Option  Grants  During  the  Most  Recently  Completed  Financial  Year

The following table summarizes option grants to Named Executive Officers under Aspen's stock option plan in the fiscal year ended June 30, 2001:

                                                                  MARKET VALUE OF
                                 % OF TOTAL                      SHARES UNDERLYING
                  NUMBER OF   OPTIONS GRANTED                      OPTIONS ON THE
                 OPTIONS (1)  TO EMPLOYEES IN   EXERCISE PRICE   DATE OF THE GRANT
NAME                 (#)       FINANCIAL YEAR        (US$)             (US$)            EXPIRY DATE
---------------  -----------  ----------------  ---------------  ------------------  -----------------
Jack E. Wheeler      357,143             46.7%             1.33                1.33  December 20, 2003
---------------  -----------  ----------------  ---------------  ------------------  -----------------
Ron Mercer           107,144             14.0%             1.33                1.33  December 20, 2003
---------------  -----------  ----------------  ---------------  ------------------  -----------------

Option Exercises During the Most Recently Completed Financial Year and Financial Year-End Option Values

The following table summarizes information regarding the value of unexercised options held by Named Executive Officers as of June 30, 2001.

                                                                 VALUE OF UNEXERCISED
                                           UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS
                  SECURITIES   AGGREGATE        AT FY-END              AT FY-END
                 ACQUIRED ON     VALUE             (#)                   (US$)
                   EXERCISE     REALIZED       EXERCISABLE/          EXERCISABLE/
NAME                 (#)         (US$)        UNEXERCISABLE          UNEXERCISABLE
---------------  ------------  ----------  --------------------  ---------------------
Jack E. Wheeler             -           -           785,715 / 0                      -
---------------  ------------  ----------  --------------------  ---------------------
Ron Mercer                  -           -           321,429 / 0                      -
---------------  ------------  ----------  --------------------  ---------------------

Compensation  of  Directors

Each director who is not an employee of Aspen is paid US$500 per meeting of the board of directors and US$500 per committee meeting not held on the same date as a board meeting. Directors are permitted to accept shares in lieu of cash. Directors who are employees of Aspen are not paid any extra compensation for service on the board or on committees. No directors were compensated by Aspen during the last financial year for services as consultants or experts, other than approximately US$92,292 paid in legal fees to WeirFoulds LLP, Toronto. Mr. Wayne T. Egan, a current director of Aspen, is a partner in said firm.

Employment  Agreements

Aspen does not have employment contracts with any of its executive officers, other than with Jack Wheeler, its Chief Executive Officer and Chairman and Ron Mercer, its President. The agreement with Mr. Wheeler is effective until September 17, 2006, and he is paid a base salary of US$200,000 per year, to be reviewed annually by the board of directors of Aspen. The agreement with Mr. Mercer is effective until January 1, 2005, and he is paid a base salary of US$120,000 per year, to be reviewed annually by the board of directors of Aspen. Under the terms of both employment agreements, in the event of termination without cause or change of control, each is to receive 60 months salary and bonus. There is no severance compensation otherwise payable.

Indebtedness  of  Directors  and  Officers

None of the directors or officers of Aspen or their respective Associates or Affiliates is indebted to Aspen.

INTERESTS  OF  MANAGEMENT  AND  OTHERS  IN  MATERIAL  TRANSACTIONS

Pursuant to a purchase agreement made on September 16, 1999, with an effective date from July 1, 1999, Aspen acquired 50% of the issued and outstanding shares of East Wood from 4 vendor shareholders of East Wood in exchange for issuing to the vendor shareholders 3,571,429 Aspen Shares and 3,032,985 special warrants each of which was exercisable for no consideration for one Aspen Share. The vendor shareholders included Jack Wheeler, the Chairman, Chief Executive Officer and a director of Aspen, who received 2,857,143 Aspen Shares. The estimated value of the East Wood shares acquired was $5,895,840.

Pursuant to a purchase agreement made as of February 28, 2000 Aspen acquired the remaining 50% of the issued and outstanding shares of East Wood from 6 vendor shareholders of East Wood in exchange for issuing to the vendor shareholders 3,747,271 Aspen Shares and a promissory note in the amount of US$3,000,000. The vendor shareholders included Farrell Kahn and his son, Randall B. Kahn, a director of Aspen, who received 99,066 Aspen Shares.

Pursuant to a purchase agreement made effective as of April 1, 2000, Aspen acquired certain oil and gas interests and all of the outstanding common stock of Mercer Oil and Gas Company from Ron Mercer, the President of Aspen, in exchange for cash and 142,857 Aspen Shares. The value of the acquired property was estimated at the time of acquisition as US$343,800. Prior to the closing of the acquisition of Mercer Oil, Aspen purchased certain oil and gas properties from Mercer Oil for US$300,000 in cash.

Effective May 1, 2000, Aspen acquired through a merger with Briscoe Oil Operating, Inc. a 55% undivided interest in 171 properties located in 21 counties in Oklahoma, Texas, and Kansas for US$3,000,000. Also effective May 1, 2000, Aspen also acquired 17 producing oil and gas properties, equipment, vehicles and a 10-year equipment facility yard lease from L.C.B. Resources, Inc., which was paid by the issuance of 571,429 Aspen Shares. Briscoe Oil Operating, Inc. and L.C.B. Resources, Inc. were both controlled by Lenard Briscoe, a director of Aspen.

Effective January 1, 2001, Aspen acquired United Cementing and Acid Co., Inc. for US$1,040,000 in cash and 250,000 Aspen Shares. Contemporaneously with the acquisition Aspen sold 25% of United Cementing to Lenard Briscoe for a purchase price (composed of cash and debt cancellation) of US$312,500. Mr. Briscoe presently is indebted to United Cementing in the amount of approximately US$125,000 under a non-interest bearing promissory note.

Aspen paid aggregate legal fees of US$92,292 in fiscal year 2001 to WeirFoulds, LLP a Toronto law firm in which Wayne Egan, a director of Aspen, is a partner.

The transactions described in this Section were ratified by a majority of Aspen's independent directors who did not have an interest in the transactions and who had access, at Aspen's expense, to available material information and to Aspen's independent counsel.

Any future transactions between Aspen and its affiliates will be approved by a majority of disinterested directors and will be on terms no less favourable to Aspen than those which could be obtained from unrelated third parties. Any forgiveness of loans must be approved by a majority of Aspen's independent directors who do not have an interest in the transactions and who have access, at Aspen's expense, to either Aspen's or their own independent legal counsel.

MATERIAL  CONTRACTS

Except for contracts entered into in the ordinary course of business, the following sets forth the agreements entered into in the last two years before the date hereof, which may be considered presently material to Aspen:

1.   The Pre-Acquisition Agreement. See "Background to and Reasons for the Offer
     -  Pre-Acquisition  Agreement";

2. The Lock-Up and Break-Up Fee Agreement. See "Background to and Reasons for the Offer - Lock-Up and Break-Up Fee Agreement";

3. The Voting Agreement - See "Background to and Reasons for the Offer - Voting Agreement";

4. The purchase agreements for the acquisition of East Wood. See "Business of Aspen - Acquisitions"; and

5. The purchase agreements for the recent acquisitions of Aspen. See "Information Concerning Aspen - Business of Aspen - Acquisitions".

The material contracts set forth above may be inspected at the offices of WeirFoulds LLP, The Exchange Tower, Suite 1600, 130 King Street West, Toronto, Ontario M5X 1J5 during normal business hours during the period of the Offer.

LEGAL  PROCEEDINGS

Aspen is not a party to any material legal proceedings, nor is it aware of any material pending or contemplated legal proceedings to which it may be a party.

AUDITORS,  TRANSFER  AGENT  AND  REGISTRAR

The auditors of Aspen are Lane Gorman Trubitt LLP, Certified Public Accountants, with offices at 2626 Howell, the Seventh Floor, Dallas, Texas 75204.

Equity Transfer Services Inc. is the registrar and transfer agent of Aspen in Canada at its office in Toronto, Ontario. Continental Stock Transfer & Trust Company is the registrar and transfer agent for Aspen in the United States of America at its office in New York, New York.

INFORMATION  CONCERNING  ENDEAVOUR

RELIANCE  ON  ENDEAVOUR

The information concerning Endeavour contained in the Offer and this Circular has been taken from or is based upon publicly available documents and records of Endeavour on file with Canadian securities regulatory authorities and other public sources and the securityholder lists provided by Endeavour to Aspen. Endeavour management has granted Aspen limited access to certain additional information concerning the business and affairs of Endeavour which are not generally available. Although Aspen has no knowledge that would indicate that any statements relating to Endeavour contained herein taken from or based on information contained in such documents and records are inaccurate or incomplete, none of Aspen or its directors or officers assume any responsibility for the accuracy or completeness of such information nor for any failure by Endeavour to disclose events or facts which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Aspen.

CORPORATE  INFORMATION

Endeavour was incorporated in the Province of Alberta under the Business Corporations Act (Alberta), originally as Fairmont Resources Inc., on February 12, 1987. On October 24, 1995, Fairmont changed its name to "Endeavour Resources Inc."

Endeavour's head office is located at Suite #200, 630 - 4 Avenue SW, Calgary Alberta, T2P 0J9.

BUSINESS  OF  ENDEAVOUR

Endeavour is an independent energy company engaged in the exploration for, development and production of petroleum and natural gas in Canada and the United States. The Endeavour Shares are listed and posted for trading on the CDNX under the symbol "ERU".

Endeavour carries on business activities directly and indirectly through its wholly-owned subsidiaries Lyse Petroleum Ltd., 615434 Alberta Ltd., Endeavour Resources Limited and its partnership interest in ERU Oil & Gas Management LLC. Endeavour also holds 26,185,982 common shares in Cubacan Exploration Inc., a CDNX listed company under the symbol "CCX", which represents approximately 33.4%.

Employees

Endeavour has no direct employees, however, the services of 17 employees are provided to Endeavour by management companies under contract with Endeavour. Oil and Gas Operations

Endeavour has been, and is currently, engaged in oil and natural gas exploration, development and production primarily in Western Canada and the Gulf Coast region of the United States.

Endeavour holds an interest in 191 wells (53.3 net wells), 189 (53.1 net wells) of which are located in Canada. Endeavour also operates 2 gas plants at Namaka and Brooks, and an oil battery at Sturgeon Lake; all these facilities are located in Alberta.

Principal  Properties
---------------------

The following is a description of Endeavour's principal properties and activities.

Atlee, Alberta. The original Atlee area lands were acquired in the purchase of Lyse Petroleum Ltd. and are located approximately 210 kilometres east of Calgary. Endeavour operates and holds a 90% working interest in the Atlee area lands. Endeavour purchased an additional 979 net acres at the March 7, 2001 Crown Land Sale increasing its current land holdings in the area to 25,536 net acres.

Beaumont, Alberta. The Beaumont area in central Alberta is located primarily 3 kilometres west of the town of Beaumont, Alberta. Endeavour holds a 100% working interest in 1,792 net acres of land in this area, which was purchased at the March 21, 2001 Crown Land Sale. Endeavour has acquired geophysics through the region and has completed an exploration work-up.

Butte, Alberta. The Butte oil property is situated approximately 55 kilometres west of the city of Swift Current, Saskatchewan. Endeavour acquired this property in the purchase of Lyse Petroleum Ltd. and now holds an average 25% working interest in this property. Regent Resources Ltd. operates the property and drilled and compled 8 wells on the property in 2000. These wells are currently tied-in and on production, increasing the total producing oil wells Endeavour holds interests in to 11 wells.

Hercules, Alberta. The Hercules area in central Alberta is located three kilometres west of the town of Sherwood Park, Alberta. Endeavour operates this area currently holding 640 acres in Section 16-51-23 W4M with a 100% working interest in the rights from surface to base of the Belly River and a 50% working interest in the Viking and Mannville horizons.

Namaka, Alberta. The Namaka area in southeastern Alberta is located approximately 35 kilometres east of Calgary. Endeavour holds between 50% and 56% operated working interests in the Namaka lands. Endeavour has an interest in 24 producing gas wells in this area. Endeavour has negotiated a joint venture agreement with the Siksika Indian Nation for the joint development of lands within the Namaka area.

Sturgeon Lake, Alberta. The Sturgeon Lake area is located approximately 80 kilometres east of Grande Prairie in north-central Alberta. Endeavour holds an average 32.58% working interest on these lands. Additional interests in this area were acquired by Endeavour in the purchase of Lyse Petroleum Ltd. as well as the acquisition of a third party's working interest in the area. Endeavour operates the property and has both oil and sour gas handling facilities as well as an interest in 6 wells. An extensive shallow, natural gas re-completion program in the existing wells in the field has resulted in additional gas wells being placed on production in the third quarter of 2001.

Taber/Grassy, Alberta. Endeavour holds working interests between 19% and 37.5% in this Husky-operated oil property located approximately 80 kilometres west of Medicine Hat in southern Alberta.

Pandura, Texas. Endeavour holds a 10.84% working interest in this property located approximately 30 kilometres south-south west of Laredo in southern Texas. Operated by Teal Energy USA, Inc., the Kathleen Marie #1 and Hein #1 wells produce at gross rates of 1.0 million cubic feet per day plus 9 barrels of oil per day, providing Endeavour with a net production of 17 barrels of oil equivalent per day.

Sabine County, Texas. Endeavour holds a net 10.625% working interest in this 1,594.5 acre property operated by CG Operating, Inc. located approximately 175 kilometres southeast of Tyler in East Texas. The initial McGraw B#1 well was drilled and tested for natural gas from the James Lime formation in the last quarter of 2000.

Other Areas. Endeavour also owns minor working interests in the Beaverhill Lake, Brooks, Entice, Matziwin and Wintering Hills areas of Alberta as well as the Union Jack and Gainsborough areas of Saskatchewan. During 2000, no wells were drilled by Endeavour in these areas.

Exploitation  and  Development
------------------------------

Endeavour is active with over five exploration projects in various stages within Western Canada.

Drilling  Activity
------------------

In the third quarter of 2001, Endeavour drilled 4 wells, one of which was abandoned. As well, Endeavour re-entered 7 wells for workovers to increase production.

SELECTED  CONSOLIDATED  FINANCIAL  INFORMATION

The following table summarizes, for the periods indicated, certain consolidated selected historical consolidated financial information of Endeavour and is qualified in its entirety by the detailed provisions of the consolidated financial statements and the notes thereto that have been publicly disclosed by Endeavour.

                                       Nine Months Ended                   Year Ended
                                         September 30                      December 31
                                          (unaudited)                       (audited)
                                             (Cdn$)                          (Cdn$)
                                      ----------------------  -----------------------------------
                                         2001        2000         2000         1999       1998
                                      ----------  ----------  -----------  ----------  ----------
Total Revenue                          5,473,497   4,046,281   6,232,970    3,324,537  2,140,606
------------------------------------  ----------  ----------  -----------  ----------  ----------
Earnings (loss) from operations          225,703     574,043     506,475        2,303   (338,304)
------------------------------------  ----------  ----------  -----------  ----------  ----------
Cash flow from operations per share         0.05        0.04        0.07         0.03       0.02
------------------------------------  ----------  ----------  -----------  ----------  ----------
Net earnings (loss)                      383,259     362,945    (601,125)       2,303   (164,110)
------------------------------------  ----------  ----------  -----------  ----------  ----------
Net earnings (loss) per share               0.01        0.01       (0.02)        0.00      (0.01)
------------------------------------  ----------  ----------  -----------  ----------  ----------
Total Assets                          16,791,353  13,213,975  17,974,434   10,548,904  9,506,827
------------------------------------  ----------  ----------  -----------  ----------  ----------
Total liabilities                      7,291,613   5,510,214   8,857,953    3,374,228  3,441,221
------------------------------------  ----------  ----------  -----------  ----------  ----------
Shareholders' Equity                   9,499,740   7,703,761   9,116,481    7,174,676  6,065,606
------------------------------------  ----------  ----------  -----------  ----------  ----------

As at September 30, 2001, Endeavour had working capital of $309,498. Currently there are outstanding warrants and options to purchase an additional 11,715,895 Endeavour Shares which if exercised would provide $5,061,358 worth of additional
funding.   These  are  outlined  as  follows:

There are 2,965,895 Lyse Purchase Warrants, which are exercisable at $0.40 each and expire on November 30, 2001, which would provide additional funding of $1,186,358.

There are the Series I Purchase Warrants which underlie the Endeavour Series I Special Warrants, which would provide additional funding of $2,000,000. There are the Series II Purchase Warrants which underlie the Endeavour Series II Special Warrants, which would provide additional funding of $1,875,000.

AUTHORIZED  AND  ISSUED  SHARE  CAPITAL

The authorized share capital of Endeavour consists of an unlimited number of Endeavour Shares, 39,718,942 of which are issued and outstanding as fully paid and non-assessable shares.

Endeavour  Shares

The holders of the Endeavour Shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of Endeavour and each Endeavour Share shall confer the right to one vote in person or by proxy at all meetings of the shareholders of Endeavour. The holders of the Endeavour Shares, subject to the prior rights, if any, of any other class of shares of Endeavour, are entitled to receive such dividends in any financial year as the board of directors of Endeavour may by resolution determine. In the event of the liquidation, dissolution or winding-up of Endeavour, whether voluntary or involuntary, the holders of the Endeavour Shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of Endeavour, the remaining property and assets of Endeavour. Endeavour may at any time or times purchase or otherwise acquire all or any part of the Endeavour Shares.

Endeavour  Special  Warrants

Each Endeavour Series I Special Warrant entitles the holder, upon the exercise (or deemed exercise), to acquire, without payment of additional consideration, one Endeavour Share and one Series I Purchase Warrant. Each Endeavour Series II Special Warrant entitles the holder, upon the exercise (or deemed exercise), to acquire, without payment of additional consideration, one Endeavour Share and one Series II Purchase Warrant.

The Endeavour Special Warrants are exercisable any time on or before 5:00 p.m. (Calgary time) on the date which is the earlier of: (i) the fifth business day after a receipt has been issued by certain securities regulatory authorities for a (final) prospectus qualifying the distribution of that number of Endeavour Shares and Purchase Warrants issuable upon the exercise of the Endeavour Special Warrants; and (ii) the expiry date. For the Endeavour Series I Special
Warrants, the expiry date is November 30, 2001 and for the Endeavour Series II Special Warrants the expiry date is June 28, 2002. Any Endeavour Special Warrants that remain unexercised at 5:00 p.m. (Calgary time) on the applicable expiry date shall be deemed to have been exercised immediately prior to such time without any further action on the part of the holder. The holding of Endeavour Special Warrants does not constitute the holder thereof a shareholder of Endeavour or entitle the holder to any right or interest in respect thereof except as expressly provided in the Special Warrant Agreements.

Series  I  Purchase  Warrants  and  Series  II  Purchase  Warrants

The Series I Purchase Warrants and Series II Purchase Warrants issuable upon the exercise (or deemed exercise) of the Endeavour Special Warrants will be evidenced by Series I Purchase Warrant Certificates and Series II Purchase Warrant Certificates. The holders of Series I Purchase Warrants will be entitled to subscribe for and purchase, for each whole Series I Purchase Warrant exercised, one Endeavour Share at a price of $0.40 at any time on or before 5:00 p.m. (Alberta time) on November 30, 2001. The holders of Series II Purchase Warrants will be entitled to subscribe for and purchase, for each whole Series II Purchase Warrant exercised, one Endeavour Share at a price of $0.50 at any time on or before 5:00 p.m. (Alberta time) on June 28, 2002.

CAPITALIZATION  OF  ENDEAVOUR

The  following  table sets forth the capitalization of Endeavour as at September
30,  2001  and  as  at  December  31,  2000.

                                                        SEPTEMBER 30, 2001      DECEMBER 31, 2000
                                             AMOUNT         (UNAUDITED)             (AUDITED)
                                           AUTHORIZED          CDN$                   CDN$
-----------------------------------------  ----------  ---------------------  ---------------------
LONG-TERM INDEBTEDNESS:
-----------------------------------------  ----------  ---------------------  ---------------------
    Long-term debt (1)                                 $           3,100,000  $           3,150,000
-----------------------------------------  ----------  ---------------------  ---------------------
SHAREHOLDERS' EQUITY:
-----------------------------------------  ----------  ---------------------  ---------------------
                                                       $           7,336,203  $           7,336,203
    Common Shares (2) (3)                  Unlimited     (39,718,942 shares)    (39,718,942 shares)
-----------------------------------------  ----------  ---------------------  ---------------------
                                                       $             662,500  $             662,500
    Endeavour Series I Special Warrants     5,000,000   (5,000,000 warrants)   (5,000,000 warrants)
-----------------------------------------  ----------  ---------------------  ---------------------
                                                       $             587,250  $             587,250
    Endeavour Series II Special Warrants    3,750,000   (3,750,000 warrants)   (3,750,000 warrants)
-----------------------------------------  ----------  ---------------------  ---------------------
    Retained Earnings                                  $             913,787  $             530,528
-----------------------------------------  ----------  ---------------------  ---------------------
TOTAL SHAREHOLDERS' EQUITY                             $           9,499,740  $           9,116,481
-----------------------------------------  ----------  ---------------------  ---------------------
TOTAL CAPITALIZATION                                   $          12,139,740  $          12,266,481
-----------------------------------------  ----------  ---------------------  ---------------------

(1) The long-term debt consists of a demand, revolving and reducing production loan, bearing interest at prime plus three quarters of one percent, secured by a $5,000,000 fixed and floating charge debenture covering various petroleum and natural gas leases of Endeavour.
(2) Does not include Endeavour Shares issuable pursuant to the exercise of the purchase warrants underlying the Endeavour Special Warrants.
(3) Does not include Endeavour Shares issuable upon the exercise of the 2,965,895 Lyse Purchase Warrants exercisable at $0.40, which expire on November 30, 2001.

PRICE  RANGE  AND  TRADING  VOLUME  OF  ENDEAVOUR  SHARES

The Endeavour Shares began trading on the Alberta Stock Exchange (the "ASE") on September 18, 1987 and ceased trading on the ASE on November 29, 1999 at which time the Endeavour Shares commenced trading on the CDNX under the symbol ERU. The following table sets forth the high and low sales prices and volume information for the Aspen Shares for the periods indicated, in Canadian dollars, as reported on the ASE or CDNX, as applicable, for the periods indicated.

                                         ASE-CDNX (CDN. DOLLARS)
                                         -----------------------

                                         HIGH    LOW    VOLUME
                                         -----  -----  ---------
       July 1 - September 30, 1999       $0.35  $0.09  2,395,400
       October 1 - December 31, 1999     $0.29  $0.12  2,555,560
       January 1 - March 31, 2000        $0.28  $0.11  1,727,850
       April 1 - June 30, 2000           $0.18  $0.10    721,850
       July 1 - September 30, 2000       $0.31  $0.14  2,168,900
       October 1 - December 31, 2000     $0.25  $0.16  1,085,890
       January 1 - March 31, 2001        $0.25  $0.15    751,000
       April 1 - June 30, 2001           $0.26  $0.16    872,855
       July 1 - July 31, 2001            $0.21  $0.18    352,600
       August 1 - August 31, 2001        $0.19  $0.15    339,000
       September 1 - September 30, 2001  $0.17  $0.13    230,000
       October 1 - October 31, 2001      $0.22  $0.11    745,097
       November 1 - November 22, 2001    $0.17  $0.11    332,571

On October 23, 2001 the closing price of the Endeavour Shares on the CDNX was Cdn. $0.14. On November 22, 2001 the closing price of the Endeavour Shares on the CDNX was Cdn. $0.13.

DIVIDENDS

Based on publicly available information, Endeavour has never declared or paid any dividends on the Endeavour Shares.

PRINCIPAL  SHAREHOLDERS

To the knowledge of the directors and officers of Endeavour, as of the date of this circular no person beneficially owns or exercises control or direction over Endeavour Shares carrying more than 10% of the votes attached to Endeavour Shares except for the following:

                           NUMBER OF ENDEAVOUR SHARES BENEFICIALLY  PERCENTAGE OF ENDEAVOUR
NAME                            OWNED DIRECTLY OR INDIRECTLY              SHARES HELD
-------------------------  ---------------------------------------  ------------------------
114161 Resources Ltd. (1)                4,866,666                           12.3%
-------------------------  ---------------------------------------  ------------------------
567895 Alberta Ltd. (2)                  4,492,297                           11.3%
-------------------------  ---------------------------------------  ------------------------

(1) 114161 Resources Ltd. holds 600,000 Endeavour Series I Special Warrants and 808,334 Endeavour Series II Special Warrants. Once all of the Endeavour Special Warrants are exercised, 114161 Alberta Ltd. would then hold 6,275,000 Endeavour Shares which would represent a holding of 12.9%.
(2) 567895 Alberta Ltd. does not hold any Endeavour Special Warrants. Once all Endeavour Special Warrants are exercised, its holding would then represent 9.2%.

DIRECTORS  AND  OFFICERS

The following table sets forth the names and municipalities of residence of the current directors and executive officers of Endeavour, the offices held by them and their principal occupations.

Name and                                                                                       Number of
Municipality of                                 Principal Occupation for Previous Five     Endeavour Shares
Residence             Position with Endeavour                   Years                          Held (4)
--------------------  -----------------------  ----------------------------------------  ---------------------

Jeffrey J. Chad       President, CEO and       President, CEO and director of            6,481,627 (2) (3) (6)
Dallas, Texas         Director                 Endeavour and President of the Riechad
                                               Group of Companies.

Allan J. Kent (1)     CFO and Director         CFO and director of Endeavour,            6,096,297 (2) (3) (5)
Calgary, Alberta                               President and director of Cubacan
                                               Exploration Inc. and President and
                                               Director of Prospect Oil and Gas
                                               Management Ltd.

Dennis P. Besler      Vice President of        Director and VP of Operations of                     1,358,580
Calgary, Alberta      Operations and Director  Endeavour and founder of Lyse
                                               Petroleum Ltd.

Robert D. Cudney (1)  Director                 Director of Endeavour and President               3,429,500 (7)
Toronto, Ontario                               and Chief Executive Officer of
                                               Northfield Capital Corporation

Brent Peters (1)      Director                 Director of Endeavour and Vice                         140,000
Toronto, Ontario                               President of Finance & Treasurer of
                                               Northfield Capital Corporation and
                                               director of Cubacan Exploration Inc. and
                                               director of Dotcom 2000 Inc.

(1)  Member  of  Audit  Committee.
(2)  Includes  shares  held  directly  or  indirectly.
(3) Includes 4,492,297 shares held by 567895 Alberta Ltd., which is owned equally by Jeffrey J. Chad and Allan J. Kent
(4)  Before  giving  effect  to  the  exercise  of  Endeavour  Special  Warrants
(5)  Allan  J.  Kent  holds  200,000  Endeavour  Series  I  Special  Warrants
(6)  Jeffrey  J.  Chad  holds  808,333  Endeavour  Series  II  Special  Warrants
(7)  Robert  Cudney  holds  600,000  Endeavour  Series  I  Special  Warrants

Jeffrey J. Chad, LL.B., P. Eng., of Dallas, Texas is the President and Chief Executive Officer of Endeavour. Mr. Chad is also President of Riechad Group of Companies, a group of investments companies with interests in oil and gas development and exploration within Alberta and the United States. From early 1983 to 1989, Mr. Chad was Vice President of Signalta Resources Limited, engineer and manager of an oil and gas corporation with annual cash flow in excess of $20 million and a capital budget of $15 million. Mr. Chad received his LL.B. from Dalhousie Law School, Halifax, Nova Scotia. Mr. Chad also received his B.Sc. Engineering Physics (Honours) in 1980 from Queen's University, Kingston, Ontario.

Allan J. Kent, B.Math, of Calgary, Alberta is a founder and Chief Financial Officer of Endeavour. Mr. Kent is also President and director of Cubacan Exploration Inc., a CDNX listed junior oil and gas company. Mr. Kent is the President, a director and co-owner of Prospect Oil & Gas Management Ltd., a private Alberta junior oil and gas corporation. From 1973 through to 1979, Mr. Kent was employed by a national accounting firm in Toronto, Ontario auditing in various industries, including oil and gas, mining, automotive, manufacturing and real estate. Mr. Kent received his Bachelor of Mathematics degree in 1977 from the University of Waterloo, Waterloo, Ontario.

Dennis P. Besler, P. Eng., of Calgary, Alberta is a director and Vice-President of Operations of Endeavour. Mr. Besler was a founder and was President of Lyse Petroleum Ltd., a private oil and gas corporation. Prior thereto, from 1994 to 1995, Mr. Besler was President of Ridgestarr Petroleum Management Ltd., an engineering and oil and gas management corporation. Mr. Besler was Operations Manager of ResoQuest Resources Ltd., a public oil and gas corporation. Prior to ResoQuest, Mr. Besler was employed with Ladd Exploration and Amoco Canada in various engineering operations capacities. Mr. Besler received his B.Sc. Mechanical Engineering in 1977 from the University of Saskatchewan, Saskatoon, Saskatchewan.

Robert D. Cudney, of Toronto, Ontario is a director of Endeavour. Mr. Cudney is the President and Chief Executive Officer of Northfield Capital Corporation. Mr. Cudney founded Northfield Capital Corporation in 1981 and has been its Chief Executive Officer since its inception. Mr. Cudney has served as a board member for a number of corporations in the manufacturing, mining and technology industries.

Brent J. Peters, of Toronto, Ontario, has been Vice President of Finance and Treasurer of Northfield Capital Corporation, a publicly traded investment company acquiring shares in public and private corporations since 1997 and is also a director of Cubacan Exploration Inc. as well as a director of Dotcom 2000 IncMr. Peters has a Bachelor of Business Administration degree, specializing in accounting.

INTERESTS  OF  MANAGEMENT  AND  OTHERS  IN  MATERIAL  TRANSACTIONS

There are no material interests, direct or indirect, of the current directors or senior officers of Endeavour, any known shareholders who beneficially owns more than 10% of the Endeavour Shares, or any known associate or affiliate of these persons in any transaction within the past three years and in any proposed transaction which has materially affected or would materially affect Endeavour, except as follows:

1. Endeavour contracts services from Prospect Oil & Gas Management Ltd., a company related by common management and controlled by a director of Endeavour, for general and administrative, land, development and exploration services for a monthly fee of $40,000. The total contract fees charged during the year ended December 31, 2000 total $480,000. Other fees and reimbursable costs totalled $31,554. These transactions are in the normal course of operations and measured at the exchange amount which is the amount of consideration established and agreed to by the related parties. Certain of the petroleum and natural gas activities are conducted jointly with Prospect at normal industry terms and conditions. At December 31, 2000, Prospect owed Endeavour $714,543 for oil and gas revenues in the normal course, which bears no interest and has no set terms of repayment

2. Endeavour is related to Cubacan Exploration Inc. ("CUBACAN") by way of common management. Endeavour is a shareholder of Cubacan and as at December 31, 2000 owned 7,870,676 common shares, representing 14.7% of the outstanding capital. At December 31, 2000, Cubacan owed Endeavour $1,774,244 as a result of cash advances and reimbursable costs which bear no interest and have no set terms of repayment. These transactions are in the normal course of operations and are measured at the exchange amount which is the amount of consideration established and agreed to by the related parties. On November 2, 2001, Endeavour converted $1,831,531 of its advances to Cubacan to 18,315,306 common shares of Cubacan. This increased Endeavour's holdings in Cubacan to 26,185,982 common shares or 33.4%

3. Endeavour contracts services from Riechad Inc. and APT Inc., companies controlled by a director of Endeavour, for engineering and management services. The total contract fees charged and accrued during the year ended December 31, 2000 total $140,550. Other fees and reimbursable costs totalled $34,871. These transactions are in the normal course of operations and are measured at the exchange amount which is the amount of consideration established and agreed to by the related parties. At December 31, 2000, Endeavour owed Riechad Inc. $125,104, which amount bears no interest and has no set terms of repayment.

LEGAL  PROCEEDINGS

To Aspen's knowledge, there are no legal proceedings, pending or known to be contemplated, involving Endeavour or its subsidiaries or which affects assets or its property as of the date of this prospectus which management of Endeavour believes to be material to Endeavour, except as follows:

Endeavour filed a statement of claim against a private company claiming certain misrepresentations, breaches and wrongful interference with regard to a purchase option and farmout agreement as well as damages in the amount of $3 million. The private company has subsequently filed a statement of defence and counterclaim claiming damages in the amount of $6.8 million. Endeavour management is of the opinion that the counterclaim is without merit and will ultimately be dismissed by the courts. The outcome of the litigation at this time is indeterminable.

RISK  FACTORS

Prospective holders of the Aspen Shares and other securities should consider carefully the following factors:

Limited Operating History; Capital Intensive Business; Need for Additional Funds. From its inception in February 1995 through June 30, 1999, Aspen was engaged principally in organization and capitalization activities and was not able to generate material net revenues from operations until the merger with East Wood and the change of management. Aspen's business is highly capital intensive requiring continuous development and acquisition of oil and gas reserves. In addition, capital is required to operate and expand Aspen's oil field operations and purchase equipment. At June 30, 2001, Aspen had a working capital deficit of approximately US$928,974. Aspen anticipates, based on its currently proposed plans and assumptions relating to its operations, including borrowings from its line of credit, together with cash expected to be generated from operations, that it will be able to meet its cash requirements for at least the next 12 months. However, if such plans or assumptions change or prove to be inaccurate, Aspen could be required to seek additional financing sooner than currently anticipated. Aspen has no commitments to obtain any additional debt or equity financing and there can be no assurance that additional funds will be available, when required, on terms favorable to Aspen. Any future issuances of equity securities would likely result in dilution to Aspen's then existing shareholders while the incurring of additional indebtedness would result in increased interest expense and debt service changes. See "Information Concerning Aspen - Management's Discussion and Analysis".

History of Losses. Although Aspen's operations were profitable in fiscal years 2000 and 2001 following the merger with East Wood and the change of management, Aspen had historically incurred losses, including a loss before income tax benefits of US$13,324,086 in 1999. Aspen's accumulated deficit as of June 30, 2001 was US$12,884,201. Aspen has historically funded its operating losses, acquisitions and expansion costs primarily through a combination of private offerings of debt and equity securities and proceeds from the exercise of options and warrants.

Significant Capital Expenditures Necessary for Undeveloped Properties. Aspen has substantial oil and gas reserves which are classified as Proved Undeveloped Reserves, meaning very little production currently exists. Recovery of Aspen's Proved Undeveloped Reserves will require significant capital expenditures. Management estimates that aggregate capital expenditures of approximately US$18,700,000 will be required to fully develop these reserves, of which US$2,400,000 is expected to be incurred during the next 12 months. No assurance can be given that Aspen's estimates of capital expenditures will prove accurate, that its financing sources will be sufficient to fund fully its planned development activities or that development activities will be either successful or in accordance with Aspen's schedule. Additionally, any significant decrease in oil and gas prices or any significant increase in the cost of development could result in a significant reduction in the number of wells drilled and/or reworked. No assurance can be given that any wells will produce oil or gas in commercially profitable quantities.

Exploration and Development Risks; Waterflood Projects. Aspen intends to increase its development activities and development drilling of oil and gas reserves. Even though development drilling carries less risk than exploration drilling, there is risk that production will not be obtained and/or that production will be insufficient to recover drilling and completion costs. The cost of drilling, completing and operating wells is often uncertain. Aspen's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs. There are certain risks associated with secondary recovery operations, especially the use of waterflooding techniques and drilling activities in general. Part of Aspen's inventory of development prospects consists of waterflood projects. Waterflooding involves significant capital expenditures and uncertainty as to the total amount of secondary reserves that can be recovered. In waterflood operations, there is generally a delay between the initiation of water injection into a formation containing hydrocarbons and any increase in production that may result. The operating cost per unit of production of waterflood projects is generally higher during the initial phases of such projects due to the purchase of injection water and related costs, as well as during the later stages of the life of the project as production declines. The degree of success, if any, of any secondary recovery program depends on a large number of factors, including the porosity of the formation, the technique used and the location of injector wells.

Volatility of Oil and Gas Prices. Aspen's revenues, profitability and the carrying value of its oil and gas properties are substantially dependent upon prevailing prices of, and demand for, oil and gas and the costs of acquiring, finding, developing and producing reserves. Aspen's ability to maintain or increase its borrowing capacity, to repay current or future indebtedness, and to obtain additional capital on favorable terms is also substantially dependent upon oil and gas prices. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to: (i) relatively minor changes in the supply of, and demand for, oil and gas; (ii) market uncertainty; and (iii) a variety of additional factors such as the recent terrorists attacks on New York and Washington, all of which are beyond Aspen's control. These factors include domestic and foreign political conditions, the price and availability of domestic and imported oil and gas, the level of consumer and industrial demand, weather, domestic and foreign government relations, the price and availability of alternative fuels and overall economic conditions. Furthermore, the marketability of Aspen's production depends in part upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities. Volatility in oil and gas prices could affect Aspen's ability to market its production through such systems, pipelines or facilities. Substantially all of Aspen's gas production is currently sold to gas marketing firms or end users either on the spot market on a month-to-month basis at prevailing spot market prices or under long-term contracts based on current spot market prices. Aspen normally sells its oil under month-to-month contracts with a variety of purchasers. Accordingly, Aspen 's oil and gas sales expose it to the commodities risks associated with changes in market prices. During the past year, Aspen entered into several six month and one year fixed price contracts (all of which have now terminated) in order to mitigate the effect of such price declines on Aspen.

Uncertainty of Estimates of Reserves and Future Net Cash Flows. This Circular contains estimates of Aspen's oil and gas reserves and the future net cash flows from those reserves, which have been prepared or audited by certain independent petroleum consultants. There are numerous uncertainties inherent in estimating quantities of reserves of oil and gas and in projecting future rates of production and the timing of development expenditures, including many factors beyond Aspen's control. The reserve estimates in this Circular are based on various assumptions, including, for example, constant oil and gas prices, operating expenses, capital expenditures and the availability of funds and, therefore, are inherently imprecise indications of future net cash flows. Actual future production, cash flows, taxes, operating expenses, development expenditures and quantities of recoverable oil and gas reserves may vary substantially from those assumed in the estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this Annual Report. Additionally, Aspen's reserves may be subject to downward or upward revision based upon actual production performance, results of future development and exploration, prevailing oil and gas prices and other factors, many of which are beyond Aspen's control. The present value of future net reserves discounted at 10% (the "PV-10") of Proved Reserves referred to in this Circular should not be construed as the current market value of the estimated Proved Reserves of oil and gas attributable to Aspen's properties. In accordance with applicable requirements of regulatory authorities, the estimated discounted future net cash flows from Proved Reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by: (i) the timing of both production and related expenses;
(ii) changes in consumption levels; and (iii) governmental regulations or taxation. In addition, the calculation of the present value of the future net cash flows using a 10% discount as required by regulatory authorities is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Aspen's reserves or the oil and gas industry in general. Furthermore, Aspen's reserves may be subject to downward or upward revision based upon actual production, results of future development, supply and demand for oil and gas, prevailing oil and gas prices and other factors. See "Information Concerning Aspen - Business of Aspen - Oil and Gas Operations - Oil and Gas Reserves." Under full cost accounting, Aspen would be required to take a non-cash charge against earnings to the extent capitalized costs of acquisition, exploration and development (net of depletion and depreciation), less deferred income taxes, exceed the PV-10 of its Proved Reserves and the lower of cost or fair value of unproved properties after income tax effects. See "Information Concerning Aspen - Management's Discussion and Analysis".

Operating Hazards and Uninsured Risks; Production Curtailments. Aspen's oil and gas business involves a variety of operating risks, including, but not limited to, unexpected formations or pressures, uncontrollable flows of oil, gas, brine or well fluids into the environment (including groundwater contamination), blowouts, fires, explosions, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties and substantial losses. Although Aspen carries insurance at levels, which it believes, are reasonable, it is not fully insured against all risks. Aspen does not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the financial condition and operations of Aspen. From time to time, due primarily to contract terms, pipeline interruptions or weather conditions, the producing wells in which Aspen owns an interest have been subject to production curtailments. The curtailments range from production being partially restricted to wells being completely shut-in. The duration of curtailments varies from a few days to several months. In most cases Aspen is provided only limited notice as to when production will be curtailed and the duration of such curtailments. Aspen is not currently experiencing any material curtailment of its production.

Laws and Regulations. Aspen's operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and gas. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds or other financial responsibility requirements, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas.

Environmental Risks. Operations of Aspen are also subject to numerous environmental laws, including but not limited to, those governing management of waste, protection of water, air quality, the discharge of materials into the environment and preservation of natural resources. Noncompliance with environmental laws and the discharge of oil, gas, or other materials into the air, soil or water may give rise to liabilities to the government and third parties, including civil and criminal penalties, and may require Aspen to incur costs to remedy the discharge. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose retroactive, strict, and joint and several liability rendering entities liable for environmental damage without regard to negligence or fault. From time to time Aspen has agreed to indemnify sellers of producing properties from whom Aspen has acquired reserves against certain liabilities for environmental claims associated with such properties. There can be no assurance that new laws or regulations, or modifications of or new interpretations of existing laws and regulations, will not increase substantially the cost of compliance or otherwise adversely affect Aspen's oil and gas operations and financial condition or that material indemnity claims will not arise against Aspen with respect to properties acquired by or from Aspen. While Aspen does not anticipate incurring material costs in connection with environmental compliance and remediation, it cannot guarantee that material costs will not be incurred.

Dependence on Key Personnel. Aspen depends to a large extent on the services of Jack E. Wheeler, Aspen's Chairman of the Board and Chief Executive Officer and Ronald L. Mercer, President and Chief Operating Officer. The loss of the services of either of these individuals could have a material adverse effect on Aspen's operations. Aspen has entered into five year employment contracts with both of these executive officers, and has obtained key personnel life insurance. Aspen believes that its success is also dependent on its ability to continue to employ and retain skilled technical personnel.

Concentration of Voting Power. Aspen's Executive Officers, Directors and their Affiliates beneficially own approximately 19.8% of the Aspen Shares. As a result, Officers, Directors and their Affiliates will have the ability to exert significant influence over the business affairs of Aspen, including the ability to influence the election of directors and results of voting on all matters requiring shareholder approval.

Conflicts of Interests. Certain Officers, Directors and related parties have engaged in business transactions with Aspen which were not the result of arm's length negotiations between independent parties. Management believes that the terms of these transactions were as favorable to Aspen as those that could have been obtained from unaffiliated parties under similar circumstances. All future transactions between Aspen and its Affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Board of Directors of Aspen.

Public Market and Possible Volatility of Securities. The Aspen Shares are traded on the TSE and the OTCBB. The trading price of the Aspen Shares could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of drilling results by Aspen and other events or factors. In addition, the U.S. stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for many companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of Aspen's securities.

No Dividends. Aspen's Board of Directors presently intends to retain all of its earnings for the expansion of its business. Aspen therefore does not anticipate the distribution of cash dividends in the foreseeable future. Any future decision of Aspen's Board of Directors to pay cash dividends will depend, among other factors, upon Aspen's earnings, financial position and cash requirements.

Exchange Rate Fluctuations. Aspen is exposed to foreign exchange risks since it has granted stock options and warrants denominated in Canadian currency while the majority of its expenditures will be in United States dollars. Any significant reduction in the value of the Canadian dollar may decrease the value of funds in United States dollars Aspen receives upon exercise of warrants and options.

Competition. Competition in the oil and gas industry is intense generally. Aspen believes that price is the determinative factor in competition for drilling prospects, equipment and labor. Major and independent oil and gas companies and syndicates actively bid for desirable oil and gas properties and equipment and labor required to operate and develop them. Many of Aspen's competitors have substantially greater financial resources and exploration and development budgets than those of Aspen. Therefore, competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than the financial or personnel resources of Aspen will permit.

Markets. Oil and gas operating revenues are highly dependent upon prices and demand for oil and gas. Numerous factors beyond Aspen's control can impact the prices of its oil and gas. Decreases in oil and gas prices would have an adverse effect on Aspen's proved reserves, revenues, profitability and cash flow. Aspen has not engaged in any crude oil and gas price swaps or other hedging transactions to reduce its exposure to price fluctuations. Aspen may, however, engage in other similar transactions from time to time as management deems advisable. During fiscal year 2001, Aspen sold its gas to many different purchasers, one of which, Duke Energy Field Services, accounted for approximately 19% of total gas revenues. Aspen sells its oil production under short-term and long-term arrangements at prices no less than the purchaser's posted prices for the respective areas less standard deductions. Management believes that numerous buyers are available for Aspen's oil. During fiscal year 2001, Aspen sold its oil to many different purchasers, one of which, Plains Marketing L.P. accounted for more than 63% of Aspen's total oil revenues.

Regulation. Oil and gas exploration, production and related operations are heavily regulated by federal and state authorities. Failure to comply with applicable law can result in substantial penalties. The cost of regulatory compliance will increase Aspen's cost of doing business and affect its profitability. Regulation of oil and gas activities has changed many times. Consequently, Aspen is unable to predict the future cost or impact of complying with such laws. Texas requires drilling permits and bonds and operating reports and imposes other burdens relating to oil and gas exploration and production. Texas also requires conservation measures, including pooling of oil and gas properties, establishing maximum production rates from oil and gas wells, and spacing, plugging and abandoning wells. These laws limit the rate at which oil and gas can be produced from Aspen's properties. The transportation and sale of gas in interstate commerce is regulated by United States law and the Federal Energy Regulatory Commission.

Operating Hazards and Uninsured Risks. The acquisition, development, exploration for, and production, transportation and storage of, crude oil, gas liquids and gas involves a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Aspen's operations are subject to all of the risks normally incident to drilling gas and oil wells, operating and developing gas and oil properties, transporting, processing, and storing gas, including encountering unexpected formations or pressures, premature reservoir declines, blow-outs, equipment failures and other accidents, craterings, sour gas releases, uncontrollable flows of oil, gas or well fluids, adverse weather conditions, pollution, other environmental risks, fires and spills. Oil production requires high levels of investment and has particular economic risks, such as retaining wall failure, fires, explosions, gaseous leaks, spills and migration of harmful substances, any of which can cause personal injury, damage to property, equipment and the environment, and result in the interruption of operations. Aspen is also subject to deliverability uncertainties related to the proximity of its reserves to pipeline and processing facilities and the inability to secure space on pipelines that deliver oil and gas to commercial markets. Although Aspen maintains insurance in accordance with customary industry practice, it is not fully insured against all of these risks, nor are all such risks insurable.
Losses resulting from the occurrence of these risks could have a material adverse impact on Aspen.

Regulatory Matters. On April 4, 2001, Aspen issued 1,230,000 special warrants, each of which entitled the holder thereof to receive, upon exercise and without payment of any additional consideration, 1.1 units, each unit consisting of an Aspen Share and one-half of a common share purchase warrant exercisable at a price of US$1.80 per Aspen Share until April 4, 2003. Pursuant to its agreement with the agent for such offering, Aspen was obligated to file a prospectus in Ontario to qualify the securities issuable upon the exercise of such special warrants. In its review of the prospectus and the relevant financial statements of the Aspen, the OSC raised an issue concerning the accounting method used by Aspen for the acquisition of East Wood in its audited financial statements. Aspen has made submissions to the OSC with respect to this issue and is waiting confirmation from the OSC that the issue has been resolved. If the issue is not resolved to the OSC's satisfaction, the OSC could take action against Aspen, including the imposition of cease trade order against the Aspen Shares. If the cease trade order is imposed, Aspen would be prevented from completing the acquisition of the Endeavour Securities pursuant to the Offer.

CANADIAN  FEDERAL  INCOME  TAX  CONSIDERATIONS

In the opinion of WeirFoulds LLP, counsel to Aspen, the following is, as of the date hereof, a fair and adequate summary of the principal Canadian federal income tax considerations under the Tax Act generally applicable to Securityholders who dispose of Endeavour Securities pursuant to the Offer or otherwise dispose of Endeavour Securities pursuant to certain transactions described in the Circular under "Acquisition of Endeavour Securities Not Deposited." This summary is intended to apply only to Securityholders who, for the purposes of the Tax Act, hold their Endeavour Securities as capital property and deal at arm's length with Aspen. Such securities will generally constitute capital property to a holder unless the holder is a trader or dealer in respect of the securities, holds the securities in the course of carrying on a business or has acquired the securities in a transaction or transactions considered to be an adventure in the nature of trade. Certain Securityholders who are residents of Canada, for the purposes of the Tax Act, and whose Endeavour Securities might not constitute capital property may be entitled to make an irrevocable election, pursuant to subsection 39(4) of the Tax Act, to have such shares treated as capital property, for the purposes of the Tax Act. This summary is not applicable to Securityholders who are financial institutions, for the purposes of mark-to market provisions of the Tax Act, who are specified financial institutions, for the purposes of the Tax Act, or who carry on an insurance business in Canada, or elsewhere, and any such Securityholders should obtain independent advice as to the Canadian federal income tax consequences to them of disposing of their Endeavour Securities pursuant to the Offer. This summary is based on the current provisions of the Tax Act, the regulations thereunder and counsel's understanding of the current administrative policies and assessing practices of the Canada Customs and Revenue Agency (the "CCRA"). In addition, this summary takes into account all specific proposals to amend the Tax Act which have been publicly announced by the Department of Finance (Canada) prior to the date hereof. However, there is no assurance that such proposals will be enacted in their current form, or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, and it does not take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only, is not exhaustive of all Canadian federal income tax consequences, and is not intended to be, and should not be, construed to be legal or tax advice to any person, and no representation with respect to Canadian federal income tax consequences to any person is made herein. Accordingly, Securityholders should consult their own tax advisors with respect to their particular circumstances.

RESIDENTS  OF  CANADA

The following portion of this summary is specifically applicable to Securityholders who, at all relevant times, are or are deemed to be resident in Canada, for the purposes of the Tax Act.

Exchange of Endeavour Securities for Aspen Shares, Aspen Purchase Warrants and Aspen Class B Purchase Warrants (as applicable).

A Securityholder who exchanges Endeavour Securities for Aspen Shares, Aspen Purchase Warrants and Aspen Class B Purchase Warrants (as applicable) pursuant to the Offer will be considered to have disposed of the Endeavour Securities, for the purposes of the Tax Act, in exchange for the Aspen Shares, Aspen
Purchase Warrants and Aspen Class B Purchase Warrants (as applicable). Such Securityholders will realize a capital gain (or a capital loss) equal to the amount by which the fair market value of the Aspen Shares, Aspen Purchase Warrants and Aspen Class B Purchase Warrants (as applicable), received on the exchange, net of any reasonable costs of disposition, exceeds (or is exceeded by) the adjusted cost base of such Endeavour Securities immediately before the time of the disposition.

One-half of the amount of any such capital gain (a "TAXABLE CAPITAL GAIN") must be included in computing income in the taxation year of the disposition, and one-half of the amount of any such capital loss (an "ALLOWABLE CAPITAL LOSS") may be deducted from taxable capital gains realized by the holder in that taxation year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act. A capital gain realized by an individual may give rise to a liability for alternative minimum tax.

The cost of Aspen Shares, Aspen Purchase Warrants and Aspen Class B Purchase Warrants (as applicable) acquired by a Securityholder on an exchange of Endeavour Securities pursuant to the Offer will be equal to the fair market value of such Aspen Shares, Aspen Purchase Warrants and Aspen Class B Purchase Warrants (as applicable) and such cost will be required to be averaged with the adjusted cost base of all other Aspen Shares, Aspen Purchase Warrants and Aspen Class B Purchase Warrants (as applicable) which are held by such Securityholder as capital property.

Aspen has agreed that it will jointly elect, where applicable, with any Securityholder pursuant to the terms of Subsection 85(1) of The Act so as to permit such Securityholder to elect to realize a portion or none of any accrued capital gain of any Endeavour Securities upon the exchange for Aspen Shares, Aspen Purchase Warrants and Aspen Class B Purchase Warrants (as applicable).

Compulsory  Acquisition

As described under "Acquisition of Endeavour Securities Not Deposited" in the Circular, Aspen may acquire Endeavour Securities not deposited under the Offer pursuant to a Compulsory Acquisition. A Securityholder whose Endeavour Securities are acquired pursuant to a Compulsory Acquisition will generally be subject to the same tax consequences as those described above in relation to an exchange of Endeavour Securities for Aspen Shares, Aspen Purchase Warrants and Aspen Class B Purchase Warrants (as applicable).

Subsequent  Acquisition  Transaction

As further described under "Acquisition of Endeavour Securities Not Deposited" in the Circular, it is the current intention of Aspen to consider other means of acquiring, directly or indirectly, all of the Endeavour Securities not deposited under the Offer pursuant to a Subsequent Acquisition Transaction. The income tax consequences to a Securityholder of a Subsequent Acquisition Transaction may be different from the income tax consequences of a Securityholder tendering Endeavour Securities to the Offer and will depend upon the nature of the transaction, and could include a deemed dividend, a capital gain or loss or both a deemed dividend and a capital gain or loss. Securityholders are urged to consult their own tax advisors to determine he income tax consequences to them of a Subsequent Acquisition Transaction.

NON-RESIDENTS  OF  CANADA

The following portion of this summary is specifically applicable to Securityholders ("NON-RESIDENT SECURITYHOLDERS") who, at all relevant times, are not and are not deemed to be resident in Canada, or the purposes of the Tax Act, and do not use or hold, and are not deemed to use or hold, their Endeavour Securities in the course of carrying on a business in Canada. Special rules may apply to Non-Resident Securityholders who are insurers that carry on an insurance business in Canada, or elsewhere. Any such Non-Resident Securityholders are urged to consult their own tax advisors.

Exchange  of  Endeavour  Securities  for  Aspen  Shares

A Non-Resident Securityholder who exchanges Endeavour Securities for Aspen Shares, Aspen Purchase Warrants and Aspen Class B Purchase Warrants (as applicable) pursuant to the Offer will be considered to have disposed of the Endeavour Securities for the purposes of the Tax Act, and will be considered to have received proceeds of disposition equal to the fair market value of the Aspen Shares, Aspen Purchase Warrants and Aspen Class B Purchase Warrants (as applicable), received on the exchange.

A Non-Resident Securityholder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Securityholder on the disposition of Endeavour Securities unless such Endeavour Securities constitute taxable Canadian property to such Non-Resident Securityholder, for the purposes of the Tax Act, and such Non-Resident Securityholder is not otherwise entitled to relief under an applicable tax treaty or convention. As long as Endeavour Securities remain listed on a prescribed stock exchange, for the purposes of the Tax Act, (which includes TSE), such Endeavour Securities will not generally be taxable Canadian property of a Non-Resident Securityholder unless, at any time during the fiveyear period immediately preceding the disposition of such Endeavour Securities, such Non-Resident Securityholder, together with persons with whom such Non-Resident Securityholder does not deal at arm's length, owned or is considered to own (or had an option to acquire) not less than 25% of the issued shares of any class or series of shares of the capital stock of Endeavour.

Compulsory  Acquisition

As described under "Acquisition of Endeavour Securities Not Deposited" in the Circular, Aspen may acquire Endeavour Securities not deposited under the Offer pursuant to a Compulsory Acquisition. A Non-Resident Securityholder whose Endeavour Securities are acquired pursuant to a Compulsory Acquisition will generally be subject to the same tax consequences as those described above in relation to an exchange of Endeavour Securities for Aspen Shares, Aspen Purchase Warrants and Aspen Class B Purchase Warrants.

Subsequent  Acquisition  Transaction

As further described under "Acquisition of Endeavour Securities Not Deposited" in the Circular, it is the current intention of Aspen to consider other means of acquiring, directly or indirectly, all of the Endeavour Securities not deposited under the Offer pursuant to a Subsequent Acquisition Transaction. The income tax consequences to a Non-Resident Securityholder of a Subsequent Acquisition Transaction will depend upon the nature of the transaction, and could include a deemed dividend, a capital gain or loss or both a deemed dividend and a capital gain or loss. Non-Resident Securityholders are urged to consult their own tax advisors to determine the income tax consequences to them of a Subsequent Acquisition Transaction.

Any interest or deemed dividends received by Non-Resident Securityholders as part of a Subsequent Acquisition Transaction will be subject to non-resident withholding tax at a rate of 25% or such lower rate as may be provided for under the terms of an applicable income tax treaty or convention.

STATUTORY  RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides the shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the shareholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                        ASPEN GROUP RESOURCES CORPORATION
                   PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS


                               SEPTEMBER 30, 2001
                                       AND
                                  JUNE 30, 2001

PRO-FORMA  CONSOLIDATED  BALANCE  SHEET
AS AT SEPTEMBER 30, 2001      (EXPRESSED IN U.S. DOLLARS)

                                                         ASPEN GROUP    ENDEAVOUR                             PRO-FORMA
                                                          RESOURCES     RESOURCES                           CONSOLIDATED
                                                         CORPORATION       INC.       ADJUSTMENTS   NOTE    AT SEPT 30,01
                                                         (UNAUDITED)   (UNAUDITED)                           (UNAUDITED)
                                                        ==================================================================
ASSETS
 CURRENT ASSETS
 Cash                                                   $    254,620   $     61,067  $          -          $      315,687
 Accounts Receivable
   Trade                                                   2,144,034        875,219             -               3,019,253
   Other                                                       3,461         22,166             -                  25,627
 Materials and supplies inventory                            451,740              -             -                 451,740
 Prepaid expenses                                            244,480         72,021             -                 316,501
 Due from related company                                          -        560,365             -                 560,365
                                                        -------------  ------------  -------------         ---------------
   Total current assets                                    3,098,335      1,590,838             -               4,689,173

 PROVED OIL & GAS PROPERTIES (FULL COST METHOD)           49,365,939      8,726,952       382,714   (2.1)      58,497,794
 net of accumulated depletion of $4,294,603                                                22,189   (2.2)

 PROPERTY & EQUIPMENT                                      2,547,226         43,496             -               2,590,722
 net of accumulated depreciation of $2,112,323

 OTHER ASSETS
 Investment and advances                                           -      1,086,042             -               1,086,042
 Notes receivable                                            203,000              -             -                 203,000
 Note receivable - related party                             125,000              -             -                 125,000
 Nonmarketable security                                      236,119              -             -                 236,119
 Prepaid expenses                                            165,816              -             -                 165,816
 Deposits and other assets                                   108,880         57,703             -                 166,583
                                                        -------------  ------------  -------------         ---------------
          TOTAL ASSETS                                  $ 55,850,315   $ 11,505,031  $    404,903          $   67,760,249
                                                        =============  ============  =============         ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
 Accounts payable
   Trade                                                $  1,994,590   $  1,022,195  $    100,000   (2.1)  $    3,116,785
   Revenue distribution                                      482,568              -             -                 482,568
 Due to related companies                                          -         23,690             -                  23,690
 Accrued expenses                                            117,533              -             -                 117,533
 Accrued interest                                            150,593              -             -                 150,593
                                                        -------------  ------------  -------------         ---------------
                                                           2,745,284      1,045,885       100,000               3,891,169
 Current maturities of long-term debt                      2,291,243        348,948             -               2,640,191
                                                        -------------  ------------  -------------         ---------------
   Total current liabilities                               5,036,527      1,394,833       100,000               6,531,360

 LONG-TERM DEBT, LESS CURRENT MATURITIES                  15,799,266      1,981,662             -              17,780,928
 PROVISION FOR SITE RESTORATION                                    -        213,185             -                 213,185
 FUTURE INCOME TAXES                                               -      1,148,741       158,850   (2.4)       1,307,591
 MINORITY INTERESTS                                                -              -             -                       -
                                                        -------------  ------------  -------------         ---------------
                                                          20,835,793      4,738,421       258,850              25,833,064
                                                        -------------  ------------  -------------         ---------------
 STOCKHOLDERS' EQUITY
 Preferred stock, no par value, authorized-unlimited,
 issued-none Common stock, no par value ,
 authorized -unlimited, issued - 19,075,657               46,169,125      5,233,945    (5,233,945)  (2.2)      53,218,449
                                                                                        7,049,324   (2.1)
 Less subscriptions for 122,535 shares                      (214,436)             -             -                (214,436)
 Warrants and beneficial conversion feature                2,020,252        840,832      (840,832)  (2.2)       2,020,252
 Accumulated (deficit) earnings                          (12,960,419)       691,833      (691,833)  (2.2)     (12,960,419)
 Net effect of adjustments on earnings                             -              -        13,485   (2.3)          13,485
 Tax effect of the purchase price adjustment                       -              -      (150,146)  (2.4)        (150,146)
                                                        -------------  ------------  -------------         ---------------
   Total stockholders' equity                             35,014,522      6,766,610       146,053              41,927,185
                                                        -------------  ------------  -------------         ---------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $ 55,850,315   $ 11,505,031  $    404,903          $   67,760,249
                                                        =============  ============  =============         ===============

See accompanying notes to these financial statements

PRO-FORMA CONSOLIDATED STATEMENT OF EARNINGS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001     (EXPRESSED IN U.S. DOLLARS)


                                                              ASPEN GROUP    ENDEAVOUR                             PRO-FORMA
                                                               RESOURCES     RESOURCES                           CONSOLIDATED
                                                              CORPORATION       INC.       ADJUSTMENTS   NOTE    AT SEPT 30/01
                                                              (UNAUDITED)   (UNAUDITED)                           (UNAUDITED)
                                                             =================================================================
REVENUE
 Oil & gas sales                                             $  1,978,957   $   577,510   $          -          $    2,556,467
 Product and service revenues                                     353,120             -              -                 353,120
                                                             -------------  ------------  -------------         ---------------
   Total revenues                                               2,332,077       577,510              -               2,909,587
                                                             -------------  ------------  -------------         ---------------

EXPENSES
 Oil and gas production                                           719,133       337,707              -               1,056,840
 Operating expenses                                               307,919             -              -                 307,919
 General and Administrative                                       480,656       126,776                                607,432
 Depreciation and depletion                                       642,519       357,212        (22,189)  (2.3)         977,542
                                                             -------------  ------------  -------------         ---------------
   Total expenses                                               2,150,227       821,695        (22,189)              2,949,733
                                                             -------------  ------------  -------------         ---------------

EARNINGS (LOSS) FROM OPERATIONS                                   181,850      (244,185)        22,189                 (40,146)
                                                             -------------  ------------  -------------         ---------------

OTHER INCOME (EXPENSE)
 Interest and financing expense                                  (258,290)      (35,494)             -                (293,784)
                                                             -------------  ------------  -------------         ---------------
   Total other                                                   (258,290)      (35,494)             -                (293,784)
                                                             -------------  ------------  -------------         ---------------

EARNINGS (LOSS) BEFORE INCOME TAXES AND MINORITY INTERESTS        (76,440)     (279,679)        22,189                (333,930)

INCOME TAX BENEFIT                                                      -        92,915         (8,704)                 84,211
                                                             -------------  ------------  -------------         ---------------

NET EARNINGS (LOSS) BEFORE MINORITY INTERESTS                     (76,440)     (186,764)        13,485                (249,719)

MINORITY INTERESTS                                                    222             -              -                     222
                                                             -------------  ------------  -------------         ---------------

NET EARNINGS (LOSS)                                          $    (76,218)  $  (186,764)  $     13,485          $     (249,497)
                                                             =============  ============  =============         ===============

NET EARNINGS (LOSS) PER SHARE                                      ($0.00)       ($0.00)                                ($0.01)
                                                             =============  ============                        ===============

NET EARNINGS (LOSS) PER SHARE - ASSUMING DILUTION                  ($0.00)       ($0.00)                                ($0.01)
                                                             =============  ============                        ===============

WEIGHTED AVERAGE SHARES                                        19,293,553    40,963,088                             29,022,286
                                                             =============  ============                        ===============

WEIGHTED AVERAGE SHARES - ASSUMING DILUTION                    20,678,657    49,468,942                             32,427,531
                                                             =============  ============                        ===============

See accompanying notes to these financial statements

PRO-FORMA CONSOLIDATED BALANCE SHEET
AS AT JUNE 30, 2001     (EXPRESSED IN U.S. DOLLARS)


                                                         ASPEN GROUP    ENDEAVOUR                             PRO-FORMA
                                                          RESOURCES     RESOURCES                           CONSOLIDATED
                                                         CORPORATION       INC.       ADJUSTMENTS   NOTE    AT JUNE 30/01
                                                          (AUDITED)    (UNAUDITED)                           (UNAUDITED)
                                                        =================================================================
ASSETS
 CURRENT ASSETS
 Cash                                                   $    907,794   $     14,962  $          -          $      922,756
 Accounts Receivable
   Trade                                                   2,209,026        843,736             -               3,052,762
   Other                                                       5,730         23,062             -                  28,792
 Materials and supplies inventory                            438,845              -             -                 438,845
 Prepaid expenses                                            341,055        134,433             -                 475,488
 Due from related company                                          -        150,295             -                 150,295
                                                        -------------  ------------  -------------         ---------------
   Total current assets                                    3,902,450      1,166,488             -               5,068,938

 PROVED OIL & GAS PROPERTIES (FULL COST METHOD)           47,646,027      8,515,653       195,950   (2.1)      56,187,795
 net of accumulated depletion of $3,737,393                                              (169,835)  (2.2)

PROPERTY &  EQUIPMENT
 net of accumulated depreciation of $2,027,013             2,515,943         39,127             -               2,555,070

OTHER ASSETS
 Investment and advances                                           -      1,057,036             -               1,057,036
 Notes receivable                                            203,000              -             -                 203,000
 Note receivable - related party                             125,000              -             -                 125,000
 Nonmarketable security                                      236,119              -             -                 236,119
 Prepaid expenses                                            115,500              -             -                 115,500
 Deposits and other assets                                   108,880         63,776             -                 172,656
                                                        -------------  ------------  -------------         ---------------
         TOTAL ASSETS                                   $ 54,852,919   $ 10,842,080  $     26,115          $   65,721,114
                                                        =============  ============  =============         ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
 Accounts payable
   Trade                                                $  1,599,349   $    933,587  $    100,000   (2.1)  $    2,632,936
   Revenue distribution                                      632,284              -             -                 632,284
 Due to related companies                                          -         86,515             -                  86,515
 Accrued expenses                                            127,955              -             -                 127,955
 Accrued interest                                            150,593              -             -                 150,593
                                                        -------------  ------------  -------------         ---------------
                                                           2,510,181      1,020,102       100,000               3,630,283
 Current maturities of long-term debt                      2,321,243          7,248             -               2,328,491
                                                        -------------  ------------  -------------         ---------------
   Total current liabilities                               4,831,424      1,027,350       100,000               5,958,774

 LONG-TERM DEBT, LESS CURRENT MATURITIES                  15,164,533      1,417,235             -              16,581,768
 PROVISION FOR SITE RESTORATION                                    -        202,465             -                 202,465
 FUTURE INCOME TAXES                                               -      1,241,656        10,285   (2.4)       1,251,941
 MINORITY INTERESTS                                              222              -             -                     222
                                                        -------------  ------------  -------------         ---------------
                                                        $ 19,996,179   $  3,888,706  $    110,285          $   23,995,170
                                                        -------------  ------------  -------------         ---------------
 STOCKHOLDERS' EQUITY
 Preferred stock, no par value, authorized-unlimited,
 issued-none Common stock, no par value,
 authorized -unlimited, issued - 19,075,657               45,935,125      5,233,945    (5,233,945)  (2.2)      52,984,449
                                                                                        7,049,324   (2.1)
 Less subscriptions for 122,535 shares                      (214,436)             -             -                (214,436)
 Warrants and beneficial conversion feature                2,020,252        840,832      (840,832)  (2.2)       2,020,252
 Accumulated (deficit) earnings                          (12,884,201)       878,597      (878,597)  (2.2)     (12,884,201)
 Net effect of adjustments on earnings                             -              -      (102,954)  (2.3)        (102,954)
 Tax effect of purchase price discrepancy                          -              -       (77,166)  (2.4)         (77,166)
                                                        -------------  ------------  -------------         ---------------
   Total stockholders' equity                             34,856,740      6,953,374       (84,170)             41,725,944
                                                        -------------  ------------  -------------         ---------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 54,852,919   $ 10,842,080  $     26,115          $   65,721,114
                                                        =============  ============  =============         ===============

See accompanying notes to these financial statements

PRO-FORMA  CONSOLIDATED  STATEMENT  OF  EARNINGS
FOR  THE  YEAR  ENDED  JUNE  30,  2001          (EXPRESSED  IN  U.S.  DOLLARS)


                                                              ASPEN GROUP    ENDEAVOUR                             PRO-FORMA
                                                               RESOURCES     RESOURCES                           CONSOLIDATED
                                                              CORPORATION       INC.       ADJUSTMENTS   NOTE    AT JUNE 30/01
                                                               (AUDITED)    (UNAUDITED)                           (UNAUDITED)
                                                             =================================================================
REVENUE
 Oil & gas sales                                             $ 10,055,440   $ 3,836,275   $          -          $   13,891,715
 Product and service revenues                                     493,834             -              -                 493,834
                                                             -------------  ------------  -------------         ---------------
   Total revenues                                              10,549,274     3,836,275              -              14,385,549
                                                             -------------  ------------  -------------         ---------------

EXPENSES
 Oil and gas production                                         2,787,550     1,167,340              -               3,954,890
 Operating expenses                                               353,815             -              -                 353,815
 General and Administrative                                     2,015,210       537,425              -               2,552,635
 Depreciation and depletion                                     2,241,146     1,371,669        169,835   (2.3)       3,782,650
                                                             -------------  ------------  -------------         ---------------
   Total expenses                                               7,397,721     3,076,434        169,835              10,643,990
                                                             -------------  ------------  -------------         ---------------

EARNINGS FROM OPERATIONS                                        3,151,553       759,841       (169,835)              3,741,559
                                                             -------------  ------------  -------------         ---------------

OTHER INCOME (EXPENSE)
 Interest and financing expense                                (1,085,286)     (148,219)             -              (1,233,505)
 Other income                                                      34,479             -              -                  34,479
                                                             -------------  ------------  -------------         ---------------
   Total other                                                 (1,050,807)     (148,219)             -              (1,199,026)
                                                             -------------  ------------  -------------         ---------------

EARNINGS BEFORE INCOME TAXES, OTHER AND MINORITY INTERESTS      2,100,746       611,622       (169,835)              2,542,533

INCOME TAX BENEFIT                                                      -        52,380         66,881   (2.4)         119,261

PROVISION FOR WRITEDOWN OF INVESTMENT AND ADVANCES                      -      (727,692)             -                (727,692)
net of income tax benefit                                    -------------  ------------  -------------         ---------------

NET EARNINGS (LOSS) BEFORE MINORITY INTERESTS                   2,100,746       (63,690)      (102,954)              1,934,102

MINORITY INTERESTS                                                   (222)            -              -                    (222)
                                                             -------------  ------------  -------------         ---------------

NET EARNINGS (LOSS)                                          $  2,100,524   $   (63,690)  $   (102,954)         $    1,933,880
                                                             =============  ============  =============         ===============

NET EARNINGS (LOSS) PER SHARE                                $       0.11   $      0.00                         $         0.07
                                                             =============  ============                        ===============

NET EARNINGS (LOSS) PER SHARE - ASSUMING DILUTION            $       0.10   $      0.00                         $         0.06
                                                             =============  ============                        ===============

WEIGHTED AVERAGE SHARES                                        18,825,709    40,718,942                             28,496,457
                                                             =============  ============                        ===============

WEIGHTED AVERAGE SHARES - ASSUMING DILUTION                    20,678,657    49,468,942                             32,427,531
                                                             =============  ============                        ===============

See accompanying notes to these financial statements

ASPEN  GROUP  RESOURCES  CORPORATION
NOTES  TO  THE  PRO-FORMA  CONSOLIDATED  FINANCIAL  STATEMENTS
(UNAUDITED)

1.   BASIS  OF  PRESENTATION

     On October 24, 2001, Aspen Group Resources Corporation ("Aspen") and Endeavour Resources Inc. ("Endeavour") jointly announced that the Board of Directors of Endeavour had accepted a proposal from Aspen, whereby Aspen will acquire all of the issued and outstanding common shares, special warrants and 3,750,000 unexercised purchase warrants exercisable at Cdn. $.50 until June 28, 2002 of Endeavour. Aspen will issue 0.2375 common shares plus 0.11875 share purchase warrants (each whole share purchase warrant entitling the holder to purchase one common share of Aspen at U.S. $1.25 until September 30, 2002 or U.S $ $1.75 thereafter until June 30,
     2003) for each common share or special warrant of Endeavour (provided that for each of the 3,7500,000 special warrants issued by Endeavour for Cdn. $0.30, Aspen shall offer 0.2375 common shares, 0.11875 purchase warrants and 0.2375 Class B purchase warrants) and 0.2375 Class B purchase warrants of Aspen exercisable at the United States dollar equivalent (as at the date of closing) of Cdn. $2.11 until June 28, 2002 for each purchase warrant of Endeavour with expiry date of June 28, 2002, all by way of a formal take-over bid for all of the issued and outstanding securities of Endeavour held by residents of Canada, pursuant to a Pre-Acquisition Agreement to be tendered by Endeavour's shareholders.

     The accompanying unaudited pro-forma consolidated financial statements ("pro-forma statements") have been prepared based on the unaudited consolidated interim financial statements as at and for the three months ended September 30, 2001 of Aspen and Endeavour, and the audited consolidated financial statements as at and for the year ended June 30, 2001 for Aspen and the unaudited 12 month period ended financial statements for Endeavour. In the opinion of management, these pro-forma statements include all adjustments necessary for fair presentation in accordance with generally accepted accounting principles in Canada, presented in U.S. dollars.

     The pro-forma consolidated balance sheets give effect to the transactions described in Note 2 as if it had occurred on the balance sheet dates while the pro-forma consolidated statements of earnings give effect to those transactions as if they had occurred at the beginning of the respective periods.

     The pro-forma statements may not be indicative either of the results that actually would have occurred if the events reflected herein had taken place on the dates indicated or of results which may be obtained in the future, including operational and administrative efficiencies that would occur from the combination of the two companies.

     The pro-forma statements should be read in conjunction with the audited consolidated financial statements and notes thereto of both Aspen and Endeavour.

2    PRO-FORMA  ASSUMPTIONS  AND  ADJUSTMENTS

     The pro-forma consolidated balance sheets and statements of operations give effect to the following transactions, assumptions and adjustments:

     Accounting policies used in the preparation of the pro-forma statements are in acccordance with those used in the preparation of the consolidated statements of Aspen for the year ended June 30, 2001. These pro-forma financial statements assume that all of Endeavour's common shares and special warrants will be tendered to this offer, which is more fully disclosed in the Circular, and would result in the issuance by Aspen of 11,748,874 common shares, 5,874,437 purchase warrants and 445,312 Class B purchase warrants.

ASPEN  GROUP  RESOURCES  CORPORATION
NOTES TO THE PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
(UNAUDITED)

CONSOLIDATED  BALANCE  SHEETS

2.1 The transaction will be accounted for using the purchase method. The following table shows the assumptions made with respect to the allocation of the aggregate purchase price to Endeavour's net assets and the adjustments necessary to their historical cost carrying value at June 30, 2001 and the most recent interim reporting period for the three months ended September 30, 2001.

                                                                           JUNE 30, 2001   SEPTEMBER 30, 2001
                                                                                   (US$)                (US$)
                                                                          --------------  -------------------
Fair Value of Aspen shares issued                                              7,049,324            7,049,324
Related fees and expenses                                                        100,000              100,000
                                                                          --------------  -------------------
Cost of Acquisition                                                            7,149,324            7,149,324
Book Value of net assets acquired                                              6,953,374            6,766,610
                                                                          --------------  -------------------
Purchase price discrepancy                                                       195,950              382,714
Allocation of purchase price discrepancy - Proved Oil and Gas Properties         195,950              382,714
                                                                          --------------  -------------------
                                                                                       -                    -
                                                                          ==============  ===================

   Note: Issue of capital stock is calculated using 40,718,942 outstanding common shares and 8,750,000 special warrants outstanding as at June 30, 2001 and September 30, 2001 at an exchange ratio of .2375 Aspen shares equals one Endeavour common share and a special warrant at the fair value of each Aspen share.


2.2  Elimination  of  equity  of  Endeavour  in connection with the transaction.

CONSOLIDATED  STATEMENTS  OF  EARNINGS

2.3  Depreciation  and  depletion
     An adjustment to depreciation and depletion to reflect the pro-forma value of capital assets at the assumed acquisition date.

2.4  Income  tax  benefit  (future)
     An adjustment has been made for income taxes for the impact of the items noted above that affect the current year income

2.5  Earnings  per  share
     Earnings per share calculations give effect to the issuance of the additional common shares of Aspen for the acquisition of Endeavour as if the shares had been issued at the beginning of the respective periods.

2.6  Cash  flow  per  share
     Cash flow per share calculations below give effect to the issuance of the additional common shares of Aspen for the acquisition of Endeavour as if the shares had been issued at the beginning of the respective periods.

CASH FLOW FROM OPERATIONS                                                   TWELVE MONTHS ENDED   THREE MONTHS ENDED
                                                                                  JUNE 30, 2001   SEPTEMBER 30, 2001
                                                                                          (US$)                (US$)
Net earnings (loss) for the period                                                     1,933,880            (249,497)

Adjustments to reconcile net earnings (loss) to cash flow from operations
    Depreciation and depletion                                                         3,782,650             977,542
    Minority interests                                                                       222                (222)
    Provision for write down of investment (net of income taxes)                         727,692                   -
    Future income taxes                                                                  119,261              84,211
                                                                            --------------------  -------------------

CASH FLOW FROM OPERATIONS                                                              6,563,705             812,034
                                                                            ====================  ===================

CASH FLOW FROM OPERATIONS PER SHARE                                                         0.23                0.03
                                                                            ====================  ===================

CASH FLOW FROM OPERATIONS PER SHARE - ASSUMING DILUTION                                     0.20                0.03
                                                                            ====================  ===================

                        ASPEN GROUP RESOURCES CORPORATION
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                        AND INDEPENDENT AUDITOR'S REPORT

                                  JUNE 30, 2001

          INDEPENDENT  AUDITOR'S  REPORT



          Board  of  Directors
          Aspen  Group  Resources  Corporation


          We have audited the accompanying consolidated balance sheet of Aspen Group Resources Corporation and subsidiaries as of June 30, 2001 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the two years in the period ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aspen Group Resources Corporation and subsidiaries as of June 30, 2001, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.


          Lane  Gorman  Trubitt  L.L.P.

          "Signed"

          Dallas,  Texas
          August  10,  2001

                            CONSOLIDATED BALANCE SHEET
                            (EXPRESSED IN U.S. DOLLARS)
                                   JUNE 30, 2001

                                     ASSETS
                                     ------

CURRENT ASSETS
  Cash                                                               $    907,794
  Accounts receivable
    Trade                                                               2,209,026
    Other                                                                   5,730
  Materials and supplies inventory                                        438,845
  Prepaid expenses                                                        341,055
                                                                     -------------
    Total current assets                                                3,902,450
                                                                     -------------

PROVED OIL & GAS PROPERTIES (FULL COST METHOD)                         47,646,027
  net of accumulated depletion of $3,737,393


PROPERTY AND EQUIPMENT
  net of accumulated depreciation of $2,027,013                         2,515,943

OTHER ASSETS
  Notes receivable                                                        203,000
  Note receivable - related party                                         125,000
  Nonmarketable security                                                  236,119
  Prepaid expenses                                                        115,500
  Deposits and other assets                                               108,880
                                                                     -------------

      TOTAL ASSETS                                                   $ 54,852,919
                                                                     =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES
  Accounts payable
    Trade                                                            $  1,599,349
    Revenue distribution                                                  632,284
  Accrued expenses                                                        127,955
  Accrued interest                                                        150,593
                                                                     -------------
                                                                        2,510,181
  Current maturities of long-term debt                                  2,321,243
                                                                     -------------
    Total current liabilities                                           4,831,424
                                                                     -------------

LONG-TERM DEBT, LESS CURRENT MATURITIES                                15,164,533

MINORITY INTERESTS                                                            222

STOCKHOLDERS' EQUITY
  Preferred stock, no par value, authorized-unlimited, issued-none
     issued-none                                                                -
  Common stock, no par value, authorized-unlimited,
    issued - 19,075,657 shares                                         45,935,125
  Less subscriptions for 122,535 shares                                  (214,436)
  Warrants and beneficial conversion feature                            2,020,252
  Accumulated deficit                                                 (12,884,201)
                                                                     -------------
    Total stockholders' equity                                         34,856,740
                                                                     -------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $ 54,852,919
                                                                     =============
"Jack Wheeler"                            "James Hogue"
Jack Wheeler, director                    James Hogue, director

See accompanying notes to these financial statements.

                       CONSOLIDATED STATEMENTS OF EARNINGS
                           (EXPRESSED IN U.S. DOLLARS)
                       YEARS ENDED JUNE 30, 2001 AND 2000


                                                  2001          2000
                                              ------------  ------------
REVENUE
  Oil and gas sales                           $10,055,440   $ 3,461,803
  Equipment sales                                       -        19,915
  Product and service revenues                    493,834             -
                                              ------------  ------------
    Total revenues                             10,549,274     3,481,718
                                              ------------  ------------

EXPENSES
  Oil and gas production                        2,787,550       953,991
  Cost of equipment sold                                -        10,357
  Operating expenses                              353,815             -
  General and administrative                    2,015,210       629,576
  Depreciation and depletion                    2,241,146     1,116,049
                                              ------------  ------------
    Total expenses                              7,397,721     2,709,973
                                              ------------  ------------

EARNINGS FROM OPERATIONS                        3,151,553       771,745

OTHER INCOME (EXPENSE)
  Interest and financing expense               (1,085,286)     (665,362)
  Other income                                     34,479       236,992
                                              ------------  ------------
    Total other                                (1,050,807)     (428,370)
                                              ------------  ------------

EARNINGS BEFORE INCOME
   TAXES AND MINORITY INTERESTS                 2,100,746       343,375

INCOME TAX BENEFIT                                      -             -
                                              ------------  ------------

NET EARNINGS BEFORE
   MINORITY INTERESTS                           2,100,746       343,375


MINORITY INTERESTS                                    222       249,259
                                              ------------  ------------

NET EARNINGS                                  $ 2,100,524   $    94,116
                                              ============  ============

NET EARNINGS PER SHARE                        $       .11   $       .01

NET EARNINGS PER SHARE - ASSUMING DILUTION    $       .10   $       .01

WEIGHTED AVERAGE SHARES                        18,825,709    11,953,798


WEIGHTED AVERAGE SHARES - ASSUMING DILUTION    20,084,953    12,080,212

See  accompanying  notes  to  these  financial  statements.

                                      B-5


                                   CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                YEARS ENDED JUNE 30, 2001 AND 2000 (EXPRESSED IN U.S. DOLLARS)

                                                                                                            Warrants
                                                                           Common Stock                       And
                                                  Common  Stock             Subscribed      Special Shares  Beneficial
                                               -----------------------  -------------------  ------------  Conversion  Accumulated
                                                Shares      Amount      Shares     Amount    Shares Amount  Feature      DEFICIT
                                               ---------  ------------  -------  ----------  -----  -----  --------  -------------
BALANCES, June 30, 1999                        3,881,903  $23,548,537   122,535  $(214,436)      -    $ -  $823,695  $(15,078,841)

Issuance of shares in August 1999
  to related parties for settlement of
  debt  ($1.12 per share)                        446,429      500,000         -          -       -      -         -             -
Issuance of shares in August 1999
  for services related to the acquisition
  of oil and gas properties ($1.12 per share)     85,714       96,000         -          -       -      -         -             -
Exercise of warrants in September 1999
  for services related to the acquisition
  of oil and gas properties ($1.12 per share)     79,048       88,533         -          -       -      -         -             -
Issuance of shares in September 1999
  for services related to the acquisition
  of oil and gas properties ($1.53 per share)    142,857      218,750         -          -       -      -         -             -
Issuance of shares in September 1999 for
  services related to the acquisition
  of oil and gas properties ($1.12 per share)     42,857       48,000         -          -       -      -         -             -
Issuance of shares and warrants in private
  offering which closed in September 1999
  ($1.75 per share)                              171,429      300,000         -          -       -      -         -             -
Issuance of shares and special warrants
  in September 1999 for the acquisition
  of East Wood ($.89 per share)                6,604,414    5,895,840         -          -       -      -         -             -
Issuance of shares in September 1999 for
  services related to the acquisition
  of oil and gas properties ($1.12 per share)    114,285      128,000         -          -       -      -         -             -
Costs related to sales of stock                        -      (39,448)        -          -       -      -         -             -
Exercise of warrants in December 1999 for
  services related to the acquisition
  of oil and gas properties ($1.12 per share)     77,619       86,933         -          -       -      -         -             -
Issuance of shares and warrants in
  private offering which closed in
  December 1999  ($1.23 per share)               160,408      196,500         -          -       -      -         -             -
Costs related to sales of stock                        -      (95,470)        -          -       -      -         -             -
Issuance of shares in January 2000 for
  services related to the acquisition
  of oil and gas properties ($.88 per share)     142,857      125,000         -          -       -      -         -             -
Issuance of shares and warrants in private
  offering which closed in
  February 2000 ($1.05 per share)                571,429      600,000         -          -       -      -         -             -
Issuance of shares in February 2000
  for the Acquisition of East
  Wood  ($2.41 per share)                      3,747,271    9,033,170         -          -       -      -         -             -


                                                   Total
                                               -----------
BALANCES, June 30, 1999                        $9,078,955

Issuance of shares in August 1999
  to related parties for settlement of
  debt  ($1.12 per share)                         500,000
Issuance of shares in August 1999
  for services related to the acquisition
  of oil and gas properties ($1.12 per share)      96,000
Exercise of warrants in September 1999
  for services related to the acquisition
  of oil and gas properties ($1.12 per share)      88,533
Issuance of shares in September 1999
  for services related to the acquisition
  of oil and gas properties ($1.53 per share)     218,750
Issuance of shares in September 1999 for
  services related to the acquisition
  of oil and gas properties ($1.12 per share)      48,000
Issuance of shares and warrants in private
  offering which closed in September 1999
  ($1.75 per share)                               300,000
Issuance of shares and special warrants
  in September 1999 for the acquisition
  of East Wood ($.89 per share)                 5,895,840
Issuance of shares in September 1999 for
  services related to the acquisition
  of oil and gas properties ($1.12 per share)     128,000
Costs related to sales of stock                   (39,448)
Exercise of warrants in December 1999 for
  services related to the acquisition
  of oil and gas properties ($1.12 per share)      86,933
Issuance of shares and warrants in
  private offering which closed in
  December 1999  ($1.23 per share)                196,500
Costs related to sales of stock                   (95,470)
Issuance of shares in January 2000 for
  services related to the acquisition
  of oil and gas properties ($.88 per share)      125,000
Issuance of shares and warrants in private
  offering which closed in
  February 2000 ($1.05 per share)                 600,000
Issuance of shares in February 2000
  for the Acquisition of East
  Wood  ($2.41 per share)                       9,033,170

See  accompanying  notes  to  these  financial  statements.

                                   CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                 YEARS ENDED JUNE 30, 2001 AND 2000 (EXPRESSED IN U.S. DOLLARS)


                                                                                                                       Warrants
                                                                                      Common Stock                       And
                                                                 Common Stock           Subscribed     Special Shares Beneficial
                                                           -----------------------  ------------------  --------------Conversion
                                                             Shares      Amount     Shares    Amount    Shares  Amount  Feature
                                                           ----------  -----------  -------  ---------  ------  ------  -------
Exercise of warrant in February 2000 for services
   related to the acquisition  of oil and gas properties
   ($2.41 per share)                                           84,762     203,988         -         -        -       -        -
Exercise of warrants in March 2000
   ($1.05 per share)                                           57,143      60,000         -         -        -       -        -
Exercise of warrants in March 2000
   ($1.26 per share)                                           57,143      72,000         -         -        -       -        -
Exercise of warrants in March 2000
   ($2.10 per share)                                           85,714     180,000         -         -        -       -        -
Exercise of warrants in March 2000
   ($1.26 per share)                                          209,218     263,614         -         -        -       -        -
Exercise of options in March 2000
   ($1.75 per share)                                           17,143      30,000         -         -        -       -        -
Costs related to sales of stock                                     -     (97,520)        -         -        -       -        -
Issuance of shares in April  2000 for
    services ($1.05 - $1.82 per share)                         45,788      55,800         -         -        -       -        -
Issuance of shares in April  2000 for
    services ($.98 per share)                                  85,714      84,360         -         -        -       -        -
Issuance of shares in April  2000 for
    services ($.88 per share)                                 285,714     250,000         -         -        -       -        -
Issuance of shares in April 2000 for the
   Acquisition  of oil and gas properties  ($1.20 per
   share)                                                     260,714     313,718         -         -        -       -        -
Issuance of shares in April 2000 to related parties
    for settlement of debt  ($1.40 per share)                 183,016     256,223         -         -        -       -        -
Issuance of shares in May 2000 for the
   Acquisition  of oil and gas properties  ($2.63 per
   share)                                                      92,857     243,750         -         -        -       -        -
Issuance of shares in May 2000 for the
   Acquisition  of oil and gas properties  ($2.41 per
   share)                                                     134,286     323,172         -         -        -       -        -
Exercise of warrants in June 2000
   ($2.41 per share)                                           44,286      96,875         -         -        -       -        -
Issuance of shares in June 2000 for the
   Acquisition  of oil and gas properties  ($2.41 per
   share)                                                     142,857     343,800         -         -        -       -        -

Net earnings                                                        -           -         -         -        -       -        -
                                                           ----------  -----------  -------  ---------  ------  ------  -------

BALANCES, June 30, 2000                                    18,054,875  43,410,125   122,535  (214,436)       -       -  823,695
                                                           ----------  -----------  -------  ---------  ------  ------  -------


                                                           Accumulated
                                                             Deficit        Total
                                                                         -----------
Exercise of warrant in February 2000 for services
   related to the acquisition  of oil and gas properties
   ($2.41 per share)                                                 -      203,988
Exercise of warrants in March 2000
   ($1.05 per share)                                                 -       60,000
Exercise of warrants in March 2000
   ($1.26 per share)                                                 -       72,000
Exercise of warrants in March 2000
   ($2.10 per share)                                                 -      180,000
Exercise of warrants in March 2000
   ($1.26 per share)                                                 -      263,614
Exercise of options in March 2000
   ($1.75 per share)                                                 -       30,000
Costs related to sales of stock                                      -      (97,520)
Issuance of shares in April  2000 for
    services ($1.05 - $1.82 per share)                               -       55,800
Issuance of shares in April  2000 for
    services ($.98 per share)                                        -       84,360
Issuance of shares in April  2000 for
    services ($.88 per share)                                        -      250,000
Issuance of shares in April 2000 for the
   Acquisition  of oil and gas properties  ($1.20 per
   share)                                                            -      313,718
Issuance of shares in April 2000 to related parties
    for settlement of debt  ($1.40 per share)                        -      256,223
Issuance of shares in May 2000 for the
   Acquisition  of oil and gas properties  ($2.63 per
   share)                                                            -      243,750
Issuance of shares in May 2000 for the
   Acquisition  of oil and gas properties  ($2.41 per
   share)                                                            -      323,172
Exercise of warrants in June 2000
   ($2.41 per share)                                                 -       96,875
Issuance of shares in June 2000 for the
   Acquisition  of oil and gas properties  ($2.41 per
   share)                                                            -      343,800

Net earnings                                                    94,116       94,116
                                                           ------------  -----------
BALANCES, June 30, 2000                                    (14,984,725)  29,034,659
                                                           ------------  -----------

See  accompanying  notes  to  these  financial  statements.

                                CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                             YEARS ENDED JUNE 30, 2001 AND 2000 (EXPRESSED IN U.S. DOLLARS)


                                                                                      Common  Stock
                                                               Common Stock            Subscribed        Special Shares
                                                           -----------------------  -------------------  ---------------
                                                             Shares      Amount     SHARES     AMOUNT    Shares  Amount
                                                           ----------  -----------  -------  ----------  ------  -------
Exercise of warrants in July 2000
   ($1.26 per share)                                           60,714       76,500        -          -        -        -
Exercise of warrants in September 2000
   ($1.26 per share)                                          125,000      157,500        -          -        -        -
Issuance of shares in October  2000 for
    services ($1.05 - $1.97 per share)                         23,969       30,500        -          -        -        -
Issuance of shares in October 2000 for services
   related to the acquisition  of oil and gas properties
   and equipment ($1.97 per share)                            214,286      420,000        -          -        -        -
Issuance of shares in October 2000 for the
   Acquisition  of oil and gas properties, inventory
   and equipment ($3.15 per share)                            571,429    1,800,000        -          -        -        -
Exercise of warrants in November 2000
   ($1.26 per share)                                            3,571        4,500        -          -        -        -
Issuance of special  warrants in private
    offering which closed in April 2001
    ($10.50 per share)                                              -            -        -          -        -        -
Costs related to issuance of special warrants                       -            -        -          -        -        -
Issuance of shares in April 2001 for
    services ($.98 - 2.52 per share)                           21,813       36,000        -          -        -        -


Net earnings                                                        -            -        -          -        -        -
                                                           ----------  -----------  -------  ----------  ------  -------

BALANCES, June 30, 2001                                    19,075,657  $45,935,125  122,535  $(214,436)       -  $     -
                                                           ==========  ===========  =======  ==========  ======  =======


                                                             Warrants
                                                               and
                                                            Beneficial
                                                            Conversion   Accumulated
                                                             Feature       Deficit        Total
                                                           -----------  -------------  ------------
Exercise of warrants in July 2000
   ($1.26 per share)                                                -              -        76,500
Exercise of warrants in September 2000
   ($1.26 per share)                                                -              -       157,500
Issuance of shares in October  2000 for
    services ($1.05 - $1.97 per share)                              -              -        30,500
Issuance of shares in October 2000 for services
   related to the acquisition  of oil and gas properties
   and equipment ($1.97 per share)                                  -              -       420,000
Issuance of shares in October 2000 for the
   Acquisition  of oil and gas properties, inventory
   and equipment ($3.15 per share)                                  -              -     1,800,000
Exercise of warrants in November 2000
   ($1.26 per share)                                                -              -         4,500
Issuance of special  warrants in private
    offering which closed in April 2001
    ($10.50 per share)                                      1,845,000              -     1,845,000
Costs related to issuance of special warrants                (648,443)             -      (648,443)
Issuance of shares in April 2001 for
    services ($.98 - 2.52 per share)                                -              -        36,000


Net earnings                                                        -      2,100,524     2,100,524
                                                           -----------  -------------  ------------

BALANCES, June 30, 2001                                    $2,020,252   $(12,884,201)  $34,856,740
                                                           ===========  =============  ============

See  accompanying  notes  to  these  financial  statements.

                                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                 (EXPRESSED IN U.S. DOLLARS)
                                              YEARS ENDED JUNE 30, 2001 AND 2000


                                                                                                      2001           2000

CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings                                                                                    $  2,100,524   $    94,116
  Adjustments to reconcile net earnings to net cash
      Provided by (used by) operating activities:
    Depreciation and depletion                                                                       2,241,146     1,116,049
    Amortization                                                                                       227,664       112,954
    Common stock and warrants issued for services
        and other expenses                                                                              66,500        28,800
    Minority interest                                                                                      222             -
    Change in assets and liabilities net of effects from purchase of
      East Wood Equity Venture, Inc.
        Accounts receivable                                                                           (755,433)   (1,031,451)
        Prepaid expenses                                                                               (43,030)     (140,283)
        Accounts payable and accrued liabilities                                                     1,560,734      (397,696)
        Materials and supplies inventory                                                                13,521        20,345
      Net cash provided by (used by) operating activities                                            5,411,848      (197,166)

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of oil and gas properties                                                         168,272       241,989
  Oil and gas properties purchased                                                                  (6,058,006)   (5,201,091)
  Other                                                                                                      -          (950)
  Exploration and development costs capitalized                                                     (2,953,347)     (646,614)
  Issuance of notes receivable                                                                        (303,000)            -
  Issuance of note receivable - related party                                                         (125,000)            -
  Purchase of United Cementing & Acid Co., Inc.                                                     (1,250,000)            -
  Acquisition of property and equipment                                                               (396,373)     (170,032)
      Net cash used by investing activities                                                        (10,917,454)   (5,776,698)

CASH FLOWS FROM FINANCING ACTIVITIES
  Sale of common stock and exercise of warrants                                                      2,083,500     1,702,114
  Cash acquired in acquisition                                                                               -        66,816
  Costs related to sale of stock and issuance of notes payable                                        (648,443)     (232,438)
  Issuance of notes payable and long-term debt                                                       4,918,742    10,081,425
  Issuance of related party note payable                                                               200,000             -
  Repayment of notes payable and long-term debt                                                       (459,645)   (5,333,890)
      Net cash provided by financing activities                                                      6,094,154     6,284,027

NET INCREASE IN CASH                                                                                   588,548       310,163

CASH - BEGINNING OF PERIOD                                                                             319,246         9,083

CASH - END OF PERIOD                                                                              $    907,794   $   319,246
                                                                                                  -------------  ------------

SUPPLEMENTAL INFORMATION
  Cash paid for interest                                                                          $  1,079,286   $   584,285
  Conversion of debt and other liabilities to common stock                                                   -       756,223
  Oil and gas property acquired with note payable                                                            -     3,000,000
  Oil and gas properties acquired with common stock                                                          -    16,497,200
  Issuance of common stock for acquisition consulting fees                                             420,000       748,329
  Prepaid expenses acquired with common stock                                                                -       361,360
  Equipment and other assets acquired with common stock Extinguishment of convertible debentures     1,800,000             -
  Purchase of nonmarketable security with note payable                                                 236,119             -
  Proceeds from sale of 25% of United Cementing & Acid Co., Inc.                                       312,500             -
  Noncash collections on notes receivable                                                              100,000             -

  Purchase of East Wood Equity Venture, Inc.
     Current assets, net of cash acquired                                                         $          -   $   374,850
     Oil and gas properties, net                                                                             -     5,804,002
     Office furniture and equipment, net                                                                     -        15,748
     Liabilities assumed                                                                                     -    (4,965,234)
                                                                                                  $          -   $ 1,229,366
                                                                                                  -------------  ------------

1.   NATURE OF OPERATIONS
     --------------------

     The Company is an independent energy company engaged in the acquisition, exploitation, development, and operation of oil and gas properties with a geographical focus in major oil & gas producing regions in the United States of America. The Company was in the development stage through June 30, 1999. The year ended June 30, 2000 is the first year during which it was considered an operating company.

     The Company was incorporated under the laws of Ontario, Canada as Cotton Valley Energy Limited on February 15, 1995. On June 14, 1996, the Company merged with Arjon Enterprises, Inc., an Ontario corporation and reporting issuer in Ontario. As a result of that merger the Company's name was changed to Cotton Valley Resources Corporation. The Company continued from Ontario to the Yukon Territory pursuant to Articles of Continuance dated February 9, 1998. On February 28, 2000 the Company's name was changed to Aspen Group Resources Corporation.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

     Oil  and  Gas  Properties
     -------------------------
     The Company follows the full-cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized into a "full-cost pool". A separate full cost pool is established for U.S. and non-U.S. properties.

     All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization base until the related properties are evaluated. Such unproved properties are assessed periodically and a provision for impairment is made to the full-cost amortization base when appropriate.

     Sales of oil and gas properties are credited to the full-cost pool unless the sale would have a significant effect on the amortization rate. Abandonments of properties are accounted for as adjustments to capitalized costs with no loss recognized. Oil and gas drilling and workover equipment used primarily on the Company's properties are included in the full cost pool.

     The net capitalized costs are subject to a "ceiling test" which limits such costs to the aggregate of the estimated present value of future net revenues from proved reserves discounted at ten percent based on current economic and operating conditions.

     The various properties are located in eleven states with a predominate focus in Oklahoma, Kansas and Texas.

     The recoverability of amounts capitalized for oil and gas properties is dependent upon the identification of economically recoverable reserves, together with obtaining the necessary financing to exploit such reserves and the achievement of profitable operations.

     Revenue Recognition
     -------------------
     Revenue is accrued and recognized in the month the oil and gas is produced and sold.

     Inventories
     -----------
     Inventories, which consist primarily of oilfield equipment, acidizing and cementing products, and supplies held for resale, are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

     Debenture  Financing  Costs
     -------------------------
     Debenture financing costs are being amortized ratably over the life of the related debenture.

     Property and Equipment
     ----------------------
     Property and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets.


See  accompanying  notes  to  these  financial  statements.

     Nonmarketable  Security
     ----------------------
     The nonmarketable security, representing a 5% common stock investment in a closely held corporation acquired in March 2001, is accounted for using the cost method of accounting. A readily determinable fair value is not available.

     Basis of Presentation
     ---------------------
     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The Company's assets and principal activities are in the United States and its functional currency is the U.S. dollar; accordingly, the accompanying financial statements are presented in U.S. dollars. The effects of exchange rate changes on transactions denominated in Canadian dollars or other currencies are charged to operations. Foreign exchange gains or losses were insignificant for all periods presented.

     Reconciliation  with  Canadian  Generally  Accepted  Accounting  Principles
     ---------------------------------------------------------------------------
     These consolidated financial statements have been prepared in accordance with accounting principals generally accepted in the United States (US
     GAAP) which in most respects, conform to accounting principals generally accepted in Canada (Canadian GAAP). The primary difference is with the application of the ceiling test under full cost accounting. Under US GAAP, a ceiling test is applied to ensure that the capitalized costs accumulated in each cost centre are limited to an amount equal to the present value, discounted at 10%, of the unescalated estimated future net operating revenues from proved reserves, net of restoration costs and income taxes. Under Canadian GAAP, a ceiling test is applied to ensure that capitalized costs do not exceed the sum of estimated undiscounted, unescalated future net revenues from proved reserves less the cost incurred or administrative costs, and an estimate for restoration costs and applicable taxes. As a result of applying the tests under both US and Canadian GAAP there were no material differences found. Therefore the Company's accounting policies are consistently applied in all material respects in accordance with Canadian generally accepted accounting principles.

     Income Taxes
     ------------
     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due, if any, plus net deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets include recognition of operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

     Net Earnings Per Share
     ----------------------
     Per share information is based on the weighted average number of common stock and common stock equivalent shares outstanding. As required by the Securities and Exchange Commission rules, all warrants, options, and shares issued within a year prior to the initial filing of a registration statement are assumed to be outstanding for each year presented for purposes of the earnings per share calculation.

     Cash  Flow  Statement
     ---------------------
     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Advertising  Costs
     ------------------
     The Company's policy is to expense all advertising costs in the period in which they are incurred. Advertising and promotion expense was $276,651 and $155,175 for the years ended June 30, 2001 and 2000 respectively.

     Stock-Based  Compensation
     -------------------------
     Statement of Financial Accounting Standards No. 123 - Accounting for Stock-Based Compensation (SFAS 123), which was effective for the Company beginning with its 1997 fiscal year, requires recognition of compensation expense for grants of stock, stock options, and other equity instruments based on fair value. If the grants are to employees, companies may elect to disclose only the pro forma effect of such grants on net income and earnings per share in the notes to financial statements and continue to account for the grants pursuant to APB Opinion No. 25, Accounting for Stock Issued to Employees. The Company has elected the pro forma disclosure alternative for employee grants.

     Use  of  Estimates
     ------------------
     The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. Significant assumptions are required in the valuation of proved oil and gas reserves, which as described above may affect the amount at which oil and gas properties are recorded. It is at least reasonably possible those estimates could be revised in the near term and those revisions could be material.

     Principles  of  Consolidation
     -----------------------------
     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All material intercompany accounts and transactions of consolidated subsidiaries have been eliminated in consolidation.

     Accounting  Pronouncements
     --------------------------
     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2001. The Company does not anticipate a material impact on its financial position or results of operations.

     In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. This statement amends the accounting and reporting standards of SFAS No. 133 for certain instruments and certain hedging activities. SFAS No. 138 also amends SFAS No. 133 for decisions made by the Board relating to the Derivative Implementation Group (DIG) process. Certain decisions arising from the DIG process that required specific amendments to SFAS No. 133 are incorporated in this Statement. The statement is effective concurrently with SFAS No. 133 according to the provisions of paragraph 48 of SFAS No. 133. The Company does not anticipate a material impact on its financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101 which summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB No. 101 did not have a material impact on the Company's financial position or results of operations.

     In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, collectively, the Statements. These Statements drastically change the accounting for business combinations, goodwill and intangible assets. SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. SFAS No. 141 also changes the criteria to recognize intangible assets apart from goodwill. Under SFAS No. 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment, or more frequently if impairment indicators arise. Separable intangible assets that have finite lives will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the amortization provisions of SFAS No. 142 are affective upon adoption of SFAS No. 142. Pre-existing goodwill and intangibles will be amortized during the transition period until adoption. Companies are required to adopt SFAS No.

     142 in their fiscal year beginning after December 15, 2001. Early adoption is permitted for companies with fiscal years beginning after March 15, 2001. The Company does not anticipate a material impact on its financial position or results of operations.

     Reclassifications
     -----------------
     Certain reclassifications have been made to the prior years financial statements to conform to the current year presentation.

3.   ACQUISITIONS
     ------------

     East  Wood  Equity  Venture,  Inc.
     ----------------------------------
     During August 1999 the Company organized a Texas corporation Aspen Energy Group, Inc (AEG) as a wholly-owned subsidiary. On September 16, 1999 AEG entered into an agreement, effective July 1, 1999, to acquire 50% of the outstanding equity shares of East Wood Equity Venture, Inc. (East Wood), an oil and gas company, in exchange for the Company issuing 3,571,429 shares of common stock, and 3,032,985 special warrants (each exercisable for one share). On February 28, 2000, the Company acquired the remaining 50% of the outstanding equity shares of East Wood for 3,747,271 shares of common stock and issuance of a note payable in the amount of $3,000,000. For financial statement purposes the acquisition was accounted for as a purchase and, accordingly East Wood's results are included in the consolidated financial statements since the date of acquisition. The aggregate purchase price was approximately $17.9 million, which exceeded the net assets of East Wood by approximately $16.6 million. The excess was allocated to oil and gas properties and is being amortized.

     The following unaudited pro forma data summarize the results of operations for the years ended June 30, 2001 and 2000 as if the acquisition had been completed on July 1, 1999.

     Pro Forma Information                              2001         2000
                                                     -----------  ----------
     Net sales                                       $10,549,274  $3,481,718
     Net earnings                                    $ 2,100,524  $  343,375
     Net earnings per share                          $       .11  $      .03

     These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred on July 1, 1998 or that may be obtained in the future.

     Mercer  Oil  and  Gas  Co.
     --------------------------
     Effective April 1, 2000, the Company entered into a share purchase agreement to acquire 100% of Mercer Oil and Gas Company (Mercer), an oil and gas company, for 142,857 shares. Mercer is a company affiliated with an officer of the Company. Prior to the closing of the share purchase agreement, the Company purchased certain oil and gas property interests of Mercer for $300,000 in cash. For financial statement purposes the acquisition was accounted for as a purchase. The aggregate purchase price was $343,800. The pro forma effects of the acquisition has no effect on revenues, earnings or per share amounts as Mercer had no results of operations prior to the date of acquisition.

     United Cementing & Acid Co., Inc.
     ---------------------------------
     Effective January 1, 2001, the Company entered into a share purchase agreement to acquire 100% of United Cementing & Acid Co., Inc. (United), a privately held oilfield service company. For financial statement purposes the acquisition was accounted for as a purchase. The aggregate purchase price was $1,250,000. On April 13, 2001, the Company entered into a share purchase agreement to sell 25% of United to a director of the Company. The aggregate sale price was $312,500. For financial statement purposes the acquisition was accounted for as a purchase and, accordingly United's results are included in the consolidated financial statements since the date of acquisition. The net purchase price exceeded the net assets of United by approximately $691,000. The excess was allocated to property and equipment and is being depreciated.

     The following unaudited pro forma data summarize the results of operations for the years ended June 30, 2001 and 2000 as if the acquisition had been completed on July 1, 1999, the beginning of the 2000 fiscal year.

     Pro Forma Information                                 2001         2000
                                                        -----------  ----------
     Net sales                                          $11,114,856  $4,424,571
     Net earnings                                       $ 2,282,062  $  295,211
     Net earnings (loss) per share                      $       .12  $      .03

     These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred on July 1, 1999 or that may be obtained in the future.

4.   PROPERTY  AND  EQUIPMENT
     ------------------------

     Property and equipment consist of the following:

                                                        Estimated
                                                      Useful Lives
                                                      -------------

       Office furniture and equipment  $     553,364   5 -10 years
       Equipment                           1,073,088   5 -10 years
       Vehicles                            2,168,298       5 years
       Buildings and improvements            508,658      25 years
       Land                                  239,548
                                       -------------
                                       $   4,542,956
                                       =============

     Depreciation charged to expense amounted to $298,901 and $48,734 in 2001 and 2000, respectively.

5.   NOTES RECEIVABLE
     ----------------

   Notes receivable consist of the following:


     Note receivable from a director, nonintererest bearing,

     75,000 due on or before June 29, 2004 and the remainder
     on or before June 29, 2005                                   $125,000

     Note receivable from a corporation, nonintererest bearing,
     due on demand                                                 100,000

     Note receivable from a corporation, nonintererest bearing,
     due on demand                                                 103,000
                                                                  --------

                                                                  $328,000
                                                                  ========


6.   NOTES PAYABLE AND LONG-TERM DEBT
     --------------------------------

     On April 28, 2000, the Company entered into a credit agreement with a bank under which it may borrow up to $25,000,000 limited to the borrowing base as determined by the lender. The commitment amount was $14,640,000 at June 30, 2001. At June 30, 2001, there was $13,816,060 of outstanding borrowings under this agreement. Interest on outstanding borrowings currently accrues at the bank's base rate of interest plus one-quarter percent (base rate is 7.00% at June 30, 2001). The agreement also provides for a commitment fee of one-half percent per annum on the average unused portion of the commitment. A facility fee of one-half percent is assessed for increases in the commitment amount.

     The facility is secured by the Company's oil and gas properties. Under the terms of the credit agreement, the Company is required to maintain certain financial ratios and other financial conditions. At June 30, 2001, the Company was in compliance with those loan covenants.

     Interest is payable monthly and the credit agreement requires monthly commitment reductions as determined by lender. The monthly commitment reduction amount as of June 30, 2001 was $180,000. The credit agreement matures on April 10, 2004.

     The Company has an unsecured note payable to a bank, dated June 26, 2001, in the original amount of $300,000; payable in monthly installments of $3,650, including interest at 7.50%, with all unpaid interest and principal due on June 26, 2004. At June 30, 2001 the outstanding balance was $300,000.

     The Company has a note payable to a bank, dated June 26, 2001, in the original amount of $200,000; payable in monthly installments of $4,848, including interest at the base rate plus one-half percent, with all unpaid interest and principal due on June 26, 2005. The note payable is secured by substantially all of the Company's assets. At June 30, 2001 the outstanding balance was $200,000.

     In connection with the acquisition of a nonmarketable security, the Company issued a $250,000 noninterest bearing note payable. The note is payable in monthly installments of $10,000, including imputed interest at 7.50%, with all unpaid interest and principal due on January 1, 2003. The note payable is secured by the nonmarketable security. At June 30, 2001 the outstanding balance was $169,715, which is net of the unamortized discount of $10,285.

     In connection with the acquisition of certain oil and gas properties, the Company, on February 28, 2000, issued a $3,000,000 convertible 9% note payable. During fiscal 2001, the note payable was modified to be noninterest bearing. All unpaid principal and interest is due on or before December 31, 2002; provided that at any time the Company proposes to pay this note payable, the Company has the right, at their sole option, to pay all or any portion of the amount outstanding by the issuance to the payees of 2,857,143 shares of common stock of the Company.

     Aggregate maturities of notes payable and long-term debt for the years subsequent to June 30, 2001 are as follows: 2002, $2,321,243; 2003,
     $5,299,177;  2004,  $9,809,491;  and  2005,  $55,865.

7.   STOCKHOLDERS' EQUITY
     --------------------

     During the year ended June 30, 2001, the Company initiated a private placement of 1,230,000 Special Warrants at $1.50 each for gross proceeds of $1,845,000. Each Special Warrant is exchangeable for one unit (one common share and one-half common share purchase warrant) on or before the earlier of (i) the fifth business day after the date of issuance of a Prospectus Receipt by the securities regulatory authority in Ontario, Canada or (ii) April 4, 2002, without additional payment. Each Special Warrant that has been not exercised prior to the expiration date will be deemed to be exercised immediately prior thereto. Because the Prospectus Receipt had not been issued by August 2, 2001, each of the Special Warrants exercised will entitle the holder, without additional payment, to receive 1.1 units for each Special Warrant so exercised, or deemed exercised. Each whole common share purchase warrant is exercisable for one common share at a price of $1.80, subject to adjustment in certain events, until April 4, 2003. The common stock purchase warrants may be redeemed at a price of $.01 subject to certain events. The Special Warrants were issued pursuant to an agency agreement, and the Company will be filing a prospectus to qualify the common shares and common share purchase warrants issuable upon the exercise of the Special Warrants.

     In fiscal year 2001, additional options and warrants were granted as set forth below.

     - Options to acquire 678,571 shares for $1.33 per share through December 21, 2003 were granted to certain officers, employees and directors.

     - Options to acquire 42,857 shares for $1.33 per share through October 25, 2003 were granted to certain officers, employees and directors.

     - Options to acquire 28,572 shares for $1.96 per share through September 27, 2003 were granted to certain officers, employees and directors.

     - Options to acquire 71,429 shares for $1.65 per share through February 22, 2003 were granted to certain officers, employees and directors.

     - Options to acquire 2,304 shares for $2.17 per share through June 14, 2001 were granted in connection with services rendered.

     During the year ended June 30, 2000, the Company initiated three private placement of its common stock, with warrants attached as set forth below.

     - The Company sold 171,429 shares and 171,429 warrants exercisable for $2.10 per share until September 30, 2002 for proceeds of $300,000.

     - The Company sold 160,408 shares and 160,408 warrants exercisable for $1.26 per share until June 15, 2001 for proceeds of $196,500.

     - The Company sold 571,429 shares and 571,429 warrants exercisable for $1.26 per share until June 15, 2001 for proceeds of $600,000.

     In fiscal year 2000, additional options and warrants were granted as set forth below.

     - Options to acquire 17,143 units (one common share and one common share purchase warrant) for $1.75 per share through September 30, 2001 were granted in connection with a private placement. This option was exercised in fiscal 2000 and the common share purchase warrants were issued and are exercisable for $2.10 per share through September 30, 2002.

     - Options to acquire 16,041 units (one common share and one common share purchase warrant) for $1.26 per share through June 15, 2001 were granted in connection with a private placement.

     - Options to acquire 57,143 units (one common share and one common share purchase warrant) for $1.26 per share through June 15, 2001 were granted in connection with a private placement. This option was exercised in fiscal 2000 and the common share purchase warrants were issued and are exercisable for $1.26 per share through June 15, 2001.

     - Options to acquire 285,714 shares for $1.12 - $2.17 per share through August 27, 2000 were granted in connection with an acquisition.

     - Options to acquire 14,286 shares for $.98 per share through February 1, 2006 were granted in connection with services rendered.

     - Options to acquire 1,142,857 shares for $1.68 per share through February 22, 2003 were granted to certain officers, employees and directors.

     At  June  30,  2001,  exercise prices of options range from $.98 to $14.56.

     The following tables summarizes the option and warrant activity for the years ended June 30, 2001 and 2000:

                                          June 30, 2001         June 30, 2000
                                      ---------------------  ---------------------
                                                  Weighted               Weighted
                                                   Average               Average
                                        Number    Exercise     Number    Exercise
                                      Of Shares     Price    of Shares     Price
                                      ----------  ---------  ----------  ---------
  Outstanding, beginning of year      2,057,827   $    3.01    794,829   $    7.70
    Granted to:
       Employees, officers and
       directors                        821,429        1.38  1,142,857        1.68
       Others                             2,304        2.17  1,367,878        1.40
       Expired/canceled                (387,067)       7.23   (535,661)       5.18
       Exercised                       (189,285)       1.26   (712,076)       1.54
                                      ----------             ----------
    Outstanding, end of year          2,305,208        2.51  2,057,827        3.01
                                      ==========             ==========

     All outstanding warrants and options, except for 3,571 options, were exercisable at June 30, 2001. If not previously exercised, warrants and options outstanding at June 30, 2001 will expire as follows:

                           Number       Weighted Average
Year Ending June 30,     Of Shares      Exercise Price
--------------------  ----------------  ----------------
      2002                     323,780  $          7.08
      2003                   1,174,286             1.68
      2004                     792,857             1.91
      2005                       3,571              .98
      2006                      10,714              .98
                      ----------------
     Total                   2,305,208
                      ================

     Presented below is a comparison of the weighted average exercise prices and market price of the Company's common stock on the measurement date for all warrants and stock options granted during fiscal years 2001 and 2000:

                                  2001                             2000
                                ---------                        ---------
                      Number    Exercise    Market     Number    Exercise   Market
                    Of Shares     Price     Price    Of Shares     Price     Price
                    ----------  ---------  --------  ----------  ---------  -------
Fair value equal
to exercise price       28,571  $    1.96  $   1.96   1,971,905  $    1.54  $  1.54
Fair value greater
than exercise
price                        -  $       -  $      -           -  $       -  $     -
Exercise price
greater than fair
value                  795,161  $    1.36  $    1.34    538,830  $    1.54  $  1.26

     Pro  Forma  Stock-Based  Compensation Disclosures - The Company applies APB
     -------------------------------------------------
     Opinion 25 and related interpretations in accounting for its stock options and warrants which are granted to employees. Accordingly, compensation cost has not been recognized for grants of options and warrants to employees and directors unless the exercise prices were less than the fair value of the Company's common stock on the grant dates. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB 123, the Company's net earnings and earnings per share would have been changed to the pro forma amounts indicated below. The fair values generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option or warrant holder.

                                                  Year Ended June 30,
                                                 ------------------------
                                                    2001         2000
                                                 ----------  ------------
Net earnings applicable to common stockholders:
    As reported                                  $2,100,524  $    94,116
    Pro forma                                    $1,456,795  $(1,544,760)
Net earnings  per common share:
    As reported                                  $      .11  $       .01
    Pro forma                                    $      .08  $      (.13)

     The fair value of each option granted in 2001 and each option and warrant granted in 2000 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                 Year Ended June 30,
                                 -------------------
                                     2001   2000
                                    -----  -----

Expected volatility                   83%   128%
Risk-free interest rate              5.5%   5.5%
Expected dividends                     -      -
Expected terms (in years)            3.0    5.0

STOCK  BASED  COMPENSATION

     The Company has two stock-based compensation plans. At June 30, 2001, 1,857,143 shares were reserved for issuance under these plans. Under the Non-Employee Directors Stock Option Plan, options are granted to certain non-employee directors at prices greater than or equal to the market price of the Company's stock on the date of grant. The maximum term of the option is 10 years, and they vest according to the terms of the individual options granted. All options must be granted prior to February 26, 2011, the date the Plan will terminate. Options may be granted at any time prior to its termination. Any option outstanding under the plan at the time of its termination, remains in effect until the option is exercised or expires. Under the 2001 Stock Compensation Plan, options and stock appreciation rights are granted to certain officers, directors, employees and advisors at prices greater than or equal to the market price of the Company's stock on the date of grant. The maximum term of the option is 10 years, and they vest according to the terms of the individual options granted. All options must be granted prior to February 26, 2011, the date the Plan will terminate. Options may be granted at any time prior to its termination. Any option outstanding under the plan at the time of its termination, remains in effect until the option is exercised or expires. Stock appreciation rights may be issued with stock options or separately, at the discretion of the Compensation Committee. At June 30, 2001, no stock appreciation rights had been granted.

     Stock Consolidation
     -------------------
     On December 21, 2000, the stockholders approved a 1-for-7 reverse stock split of the Company's common stock. All references to the number of common shares and per share amounts in the consolidated financial statements and related footnotes have been restated as appropriate to reflect the effect of the split for all periods presented.

8.   RELATED PARTY TRANSACTIONS
     --------------------------

     The Company issued a note payable to a director, dated December 5, 2000, in the amount of $200,000; with all unpaid interest and principal paid on April 13, 2001. Interest expense on this note payable was $15,277.

     During fiscal 2001, the Company acquired ownership interests in 17 oil and gas producing properties, inventory, and equipment from a company affiliated with an officer of the Company for 571,429 shares of common stock. The stock was recorded at $1,800,000.

     Effective April 1, 2000, the Company acquired ownership interests in 35 oil and gas producing properties and 239 net mineral acres from a company affiliated with an officer of the Company for 134,286 shares of common stock. The stock was recorded at $323,172.

     During fiscal 2000, the Company issued 446,429 shares of common stock in settlement of $500,000 of accrued salaries and advances from related parties, and 183,016 shares of common stock in settlement of a $256,223 note payable to a related party.

     Legal expenses of approximately $142,000 and $14,000 were paid to firms of which an officer or director of the Company are stockholders during fiscal 2001 and 2000, respectively.

9.   INCOME TAXES
     ------------

     The  Company's  deferred tax assets (liabilities) consist of the following:

                                                              June 30,
                                                     --------------------------
                                                         2001          2000
                                                     ------------  ------------
Deferred tax liabilities:
   Accumulated depreciation                          $  ( 47,000)  $         -
   Costs capitalized for books and deducted for tax   (1,364,000)     (797,000)
                                                     ------------  ------------
        Total deferred tax liabilities                (1,411,000)     (797,000)
Deferred tax assets:
   Net operating loss carryforwards                    7,169,000     6,232,000
Less valuation allowance                              (5,758,000)   (5,435,000)
                                                     ------------  ------------
           Net deferred tax liability                $         -   $         -
                                                     ============  ============

     The difference from the expected income tax expense for the years ended June 30, 2001 and 2000 at the statutory federal tax rate of 34% and the actual income tax expense is primarily the result of net operating loss carryforwards.

     At June 30, 2001, the Company has available net operating loss carryforwards of approximately $21,086,000 to reduce future taxable income. These carryforwards expire from 2002 to 2019.

10.  CONCENTRATION OF CREDIT RISK AND  FAIR VALUE OF FINANCIAL INSTRUMENTS
     ---------------------------------------------------------------------

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains its cash with banks primarily in Oklahoma City, Oklahoma. The terms of these deposits are on demand to minimize risk. The Company has not experienced any losses related to these cash deposits and believes it is not exposed to any significant credit risk.

     Accounts receivable consist of uncollateralized receivables from domestic and international customers primarily in the oil and gas industry. To minimize risk associated with international transactions, all sales are denominated in U.S. currency. The Company routinely assesses the financial strength of it customers. The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made. The Company had three customers that accounted for approximately 54% of gas sales revenue and two customers that accounted for approximately 92% of oil sales revenues for the year ended June 30, 2001. The Company had one customer that accounted for approximately 18% of gas sales revenue and one customer that accounted for approximately 11% of oil sales revenues for the year ended June 30, 2000.

     Fair value of financial instruments are estimated to approximate the related book value, unless otherwise indicated, based on market information available to the Company.

11.  EMPLOYEE BENEFIT PLAN
     ---------------------

     The Company has established a salary deferral plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer a portion of their compensation. Such deferrals accumulate on a tax-deferred basis until the employee withdraws the funds. The plan provides for contributions by the Company in such amounts as the Board of Directors may determine annually. There were no Company contributions to the plan for the years ended June 30, 2001 and 2000.

12.  COMMITMENTS AND CONTINGENCIES
     -----------------------------

     Letters of Credit
     -----------------
     At June 30, 2001, the Company had $151,000 of outstanding letters of credit.

     Leases
     ------
     The Company conducts its operations utilizing leased facilities under long-term lease agreements, classified as operating leases. The Company also leases certain equipment and vehicles under operating leases. Certain leases provide that the Company pay taxes, maintenance, insurance and certain other operating expenses and contain purchase options.

     Future minimum lease payments in the aggregate required by noncancellable operating leases with initial or remaining terms in excess of one year are as follows:

Year Ending
  June 30,    Related Party    Total
------------  --------------  -----------
2002          $       14,000  $   353,606
2003                  14,000      343,053
2004                  14,000      224,782
2005                  14,000       58,049
2006                  14,000       14,636
Thereafter            59,500       59,500
              --------------  -----------

                     129,500  $ 1,053,626
              ==============  ===========

     Total rent expense, all of which was minimum rentals, for fiscal 2001 and 2000 was approximately $318,200 and $111,200, respectively and is net of sublease rentals of $42,000 and $44,600 in 2001 and 2000, respectively.

     Environmental Matters
     ---------------------
     The Company is engaged in oil and gas exploration and production and may become subject to certain liabilities as they relate to environmental cleanup of well sites or other environmental restoration procedures as they relate to the drilling of oil and gas wells and the operation thereof. Although environmental assessments are conducted on all purchased properties, in the Company's acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. Should it be determined that a liability exists with respect to any environmental clean up or restoration, the liability to cure such a violation could fall upon the Company. No claim has been made, nor is the Company aware of any liability, which it may have, as it relates to any environmental clean up, restoration or the violation of any rules or regulations relating thereto.

     Litigation
     ----------
     The Company, in the normal course of business, is a party to a number of lawsuits and other proceedings. The Company's management does not expect that the results in these lawsuits and proceedings will have a material adverse effect on the financial position or results of operations of the Company.

     Guarantee of Debt
     -----------------
     The Company is the guarantor of certain obligations of Hat Creek Exploration in the aggregate amount of $4,000,000 in connection with the purchase of certain oil and gas properties. The note payable is dated May 4, 2000, bears interest at 8%, and is payable in monthly installments over nine years. The debt is expected to be paid with proceeds from the revenue interest in the oil and gas properties. In the opinion of management, the ultimate disposition of this guarantee will not have a material adverse effect on the Company's consolidated financial condition, results of operations or future cash flows.

     Employment Contracts
     --------------------
     The Company maintains employment contracts with two officers through 2006 that provide for a minimum annual salary, benefits and incentives based on the Company's earnings. The contracts provide for lump sum severance payments, certain benefits and accelerated vesting of options upon termination of employment under certain circumstances or a change of control, as defined. At June 30, 2001, the total commitment, excluding incentives, was $1,470,000.

13.  SUPPLEMENTAL INFORMATION (UNAUDITED)
     ------------------------------------

     Costs incurred by the Company with respect to its oil and gas producing activities are set forth below.

                                    Years Ended June 30,
                                     2001         2000
                                  -----------  -----------
Exploration activities            $         -  $         -
Proved property acquisition cost    6,478,006   29,954,437
                                  -----------  -----------
Development costs                   2,953,347      646,614

       Total                      $ 9,431,353  $30,601,051
                                  ===========  ===========

14.  OIL AND GAS RESERVE INFORMATION (UNAUDITED)
     -------------------------------------------

     Proved oil and gas reserves are the estimated quantities of crude oil, condensate and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. The following estimated net interests in proved reserves are based upon subjective engineering judgments and may be affected by the limitations inherent in such estimation. The process of estimating reserves is subject to continual revision as additional information becomes available as a result of drilling, testing, reservoir studies and production history. There can be no assurance that such estimates will not be materially revised in subsequent periods.

     The Company emphasizes that reserve estimates of new discoveries or undeveloped properties are more imprecise than those of producing oil and gas properties. The Company's reserves are substantially from undeveloped properties. Accordingly, these estimates are expected to change materially as future information becomes available. The Company's reserves were estimated by independent petroleum engineers. All of the Company's reserves are located onshore in the continental United States. The recoverability of the proved undeveloped reserves is dependent upon obtaining financing to exploit the reserves.

     The following table sets forth proved oil and gas reserves at June 30, 2001, 2000 and 1999 together with changes therein:

                                               Oil and      Natural
                                             Condensate       GAS
                                               (BBLS)        (MCF)
                                             -----------  -----------
Balance at June 30, 1999                      3,128,000            -
        Purchase of minerals in place         2,278,000   34,449,000
        Production                              (34,000)    (966,000)
        Sales/disposal of minerals in place           -            -
        Revision of prior estimates                   -            -
                                             -----------  -----------
Balance at June 30, 2000                      5,372,000    33,483,000

        Purchase of minerals in place           199,000      457,000
        Production                             (100,000)  (1,452,000)
        Sales/disposal of minerals in place           -            -
        Revision of prior estimates                   -            -
                                             -----------  -----------
Balance at June 30, 2001                      5,471,000   32,488,000
                                             ===========  ===========

Proved developed reserves at June 30:
        2000                                  1,293,000   16,376,000
                                             ===========  ===========
        2001                                  1,345,000   14,666,000
                                             ===========  ===========

     The standardized measure of discounted future net cash flows at June 30, 2001 and 2000 relating to proved oil and gas reserves is set forth below. The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process described above are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

     Standardized measure of discounted future net cash flows relating to proved reserves:

                                                  At June 30,
                                           ----------------------------
                                               2001           2000
                                           -------------  -------------
Future cash inflows                        $251,668,000   $324,553,000
Future production costs                     (66,338,000)   (76,939,000)
Future development costs                    (18,741,000)   (17,650,000)
                                           -------------  -------------
Future net cash flows, before income tax    166,589,000    229,964,000
Future income tax expenses                  (44,482,000)   (72,642,000)
                                           -------------  -------------
Future net cash flows                       122,107,000    157,322,000
10% discount to reflect timing of net
      cash flows                            (62,247,000)   (82,801,000)
                                           -------------  -------------
Standardized measure of discounted future
      net cash flows                       $ 59,860,000   $ 74,521,000
                                            =============  =============

     Changes in standardized measure of discounted future net cash flows relating to proved reserves:

                                                       Year Ended June 30,
                                                 ----------------------------
                                                     2001           2000
                                                 -------------  -------------
Standardized measure, beginning of period        $ 74,521,000   $ 11,322,000
Net change in prices and production costs         (62,315,000)    43,006,000
Accretion of discount                              20,554,000    (77,140,000)
Sales of oil and gas, net of production costs      (7,268,000)    (2,508,000)
Sales and disposition of reserves in place                  -              -
Purchase of reserves, net of future development
    costs                                           3,255,000    152,455,000
Development costs which reduced future
    development costs                               2,953,000        647,000
Revisions of quantity estimates                             -     12,103,000
Change in timing of production and other                    -              -
Net changes in income taxes                        28,160,000    (65,364,000)
                                                 -------------  -------------
Standardized measure, end of period              $ 59,860,000   $ 74,521,000
                                                 =============  =============

15.  EARNINGS PER SHARE
     ------------------

     The following data show the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.

                                                  Year Ended June 30,
                                               ------------------------
                                                  2001         2000
                                               -----------  -----------

Net earnings                                   $ 2,100,524  $    94,116
Effect of dilutive securities                            -            -
                                               -----------  -----------

Net earnings after effect of
   dilutive securities                         $ 2,100,524  $    94,116
                                               ===========  ===========

Weighted average number of common shares used
    in basic earnings per share                 18,783,941   11,953,798
   Special warrants                              1,230,000            -
   Stock options and warrants                       71,012      126,414
                                               -----------  -----------
Weighted average number of common shares and
    dilutive potential common stock used in
    diluted earnings per share                  20,084,953   12,080,212
                                               ===========  ===========

     Options and warrants to purchase approximately 1,553,000 shares of the Company's common stock, with exercise prices of ranging from $1.53 to $14.56, were excluded from the June 30, 2001 diluted earnings per share calculation because their effects were antidilutive. Options and warrants to purchase approximately 1,324,000 shares of the Company's common stock, with exercise prices of ranging from $1.75 to $24.50, were excluded from the June 30, 2000 diluted earnings per share calculation because their effects were antidilutive.

                        ASPEN GROUP RESOURCES CORPORATION
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                        AND INDEPENDENT AUDITOR'S REPORT

                                  JUNE 30, 2000

          INDEPENDENT AUDITOR'S REPORT


          Board of Directors
          Aspen Group Resources Corporation



          We have audited the accompanying consolidated balance sheet of Aspen Group Resources Corporation and subsidiaries as of June 30, 2000 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aspen Group Resources Corporation and subsidiaries as of June 30, 2000, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 2000, in conformity with generally accepted accounting principles.

          Lane Gorman Trubitt L.L.P.

          "Signed"

          Dallas, Texas
          August 21, 2000

                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2000

                                     ASSETS
                                     ------

CURRENT ASSETS
  Cash                                                               $    319,246
  Accounts receivable
    Trade                                                               1,297,730
    Other                                                                 161,593
  Materials and supplies inventory                                         77,305
  Prepaid expenses                                                        326,189
                                                                     -------------
    Total current assets                                                2,182,063
                                                                     -------------

PROVED OIL & GAS PROPERTIES (FULL COST METHOD)                         40,266,932
  net of accumulated depletion of $1,795,148

OFFICE FURNITURE AND EQUIPMENT
  net of accumulated depreciation of $87,722                              254,291

OTHER ASSETS                                                               71,380
                                                                     -------------

      TOTAL ASSETS                                                   $ 42,774,666
                                                                     =============


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES
  Accounts payable
    Trade                                                            $    423,198
    Revenue distribution                                                  277,049
  Accrued expenses                                                         99,831
  Accrued interest                                                        144,593
  Accrued  salaries                                                         4,776
                                                                     -------------
                                                                          949,447
  Current maturities of long-term debt                                  1,920,000
  Note payable                                                          3,000,000
                                                                     -------------
    Total current liabilities                                           5,869,447
                                                                     -------------

LONG-TERM DEBT, LESS CURRENT MATURITIES                                 7,870,560

STOCKHOLDERS' EQUITY
  Preferred stock, no par value, authorized-unlimited, issued-none
     issued-none                                                                -
  Common stock, no par value, authorized-unlimited,
    Issued - 126,384,006 shares                                        43,410,125
  Less subscriptions for 857,744 shares                                  (214,436)
  Warrants and beneficial conversion feature                              823,695
  Accumulated deficit                                                 (14,984,725)
                                                                     -------------
    Total stockholders' equity                                         29,034,659
                                                                     -------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $ 42,774,666
                                                                     =============

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       YEARS ENDED JUNE 30, 2000 AND 1999

                                              2000          1999
                                          ------------  -------------
REVENUE
  Oil and gas sales                       $ 3,461,803   $    266,232
  Equipment sales                              19,915        683,708
  Other income                                      -         31,026
                                          ------------  -------------
    Total revenues                          3,481,718        980,966
                                          ------------  -------------

EXPENSES
  Oil and gas production                      953,991        216,234
  Cost of equipment sold                       10,357        281,850
  Operating expenses                                -        320,982
  General and administrative                  629,576      1,498,795
  Depreciation and depletion                1,116,049        159,329
  Other expenses                                    -            971
                                          ------------  -------------
    Total expenses                          2,709,973      2,478,161
                                          ------------  -------------

EARNINGS (LOSS) FROM OPERATIONS               771,745     (1,497,195)

OTHER INCOME (EXPENSE)
  Interest and financing expense             (665,362)      (399,289)
  Gain (loss) on disposal of assets                 -     (9,807,576)
  Provision for inventory losses                    -       (359,664)
  Provision for oil & gas property loss             -     (1,262,000)
  Interest income                                   -            159
  Other income                                236,992          1,479
                                          ------------  -------------
    Total other                              (428,370)   (11,826,891)
                                          ------------  -------------

EARNINGS (LOSS) BEFORE INCOME
   TAXES AND MINORITY INTERESTS               343,375    (13,324,086)

INCOME TAX BENEFIT                                  -      1,845,000
                                          ------------  -------------

NET EARNINGS (LOSS) BEFORE
   MINORITY INTERESTS                         343,375    (11,479,086)


MINORITY INTERESTS                            249,259              -
                                          ------------  -------------

NET EARNINGS (LOSS)                       $    94,116   $(11,479,086)
                                          ============  =============

NET EARNINGS (LOSS) PER SHARE             $         -   $       (.57)

WEIGHTED AVERAGE SHARES                    83,676,588     20,036,818

                                CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                            YEARS ENDED JUNE 30, 2000 AND 1999

                                                                             Common Stock                        Warrants
                                                        Common Stock          Subscribed       Special Shares      and
                                                  -----------------------  -------------------  --------------- Beneficial
                                                     Shares      Amount    Shares    Amount    Shares   Amount  Conversion
                                                  ----------  -----------  -------  ----------  ------  -------   Feature
                                                                                                                 ---------
BALANCES, June 30, 1998                           17,273,278  $21,119,482        -  $       -        -  $     -  $823,695

Issuance of shares in September and
    November 1998 for services  ($.50 per share)     132,889       66,445        -          -        -        -         -
Issuance of shares in September 1998
    For services ($.25 per share)                     30,000        7,500        -          -        -        -         -
Conversion of debenture in September 1998
    ($.2334 per share)                               428,366      100,000        -          -        -        -         -
Issuance of shares in October 1998 to
    Debenture holders in payment of interest,
    Penalty and waiver fees ($.25 per share)       1,994,840      494,555        -          -        -        -         -
Issuance of shares in November 1998 for
    Services ($.25 per share)                        130,000       32,500        -          -        -        -         -
Issuance of shares in November 1998
    For services ($.25 per share)                    140,000       35,000        -          -        -        -         -
Issuance of shares in December 1998 for
    Compensation ($.25 per share)                    205,000       51,250        -          -        -        -         -
Issuance of shares in January 1999 for
    Services ($.15/$.25 per share)                   650,000      112,500        -          -        -        -         -
Issuance of shares in March 1998 for
    Services ($.75/$.25 per share)                   120,000       80,000        -          -        -        -         -
Issuance of shares and warrants in private
    Offering which closed in March 1999
    ($.22 per share)                               1,628,825      356,305        -          -        -        -         -
Issuance of shares in June 1999 in connection
    With sale of Sears Ranch Property ($.25 per
    share)                                           100,000       25,000        -          -        -        -         -
Issuance of shares in June 1999 for services
    ($.20 per share)                                 340,000       68,000        -          -        -        -         -
Issuance of shares in June 1999 for notes and
    Accounts payable ($.25 per share)              4,000,000    1,000,000        -          -        -        -         -
Common stock subscriptions receivable
    ($.25 per share)                                       -            -  857,744   (214,436)       -        -         -

Net loss                                                   -            -        -          -        -        -         -
                                                  ----------  -----------  -------  ----------  ------  -------  --------

BALANCES, June 30, 1999                           27,173,198   23,548,537  857,744   (214,436)       -        -   823,695
                                                  ----------  -----------  -------  ----------  ------  -------  --------

                                                  Accumulated
                                                    Deficit          Total
                                                  -------------  ------------
BALANCES, June 30, 1998                           $ (3,599,755)  $ 18,343,422

Issuance of shares in September and
    November 1998 for services  ($.50 per share)             -         66,445
Issuance of shares in September 1998
    For services ($.25 per share)                            -          7,500
Conversion of debenture in September 1998
    ($.2334 per share)                                       -        100,000
Issuance of shares in October 1998 to
    Debenture holders in payment of interest,
    Penalty and waiver fees ($.25 per share)                 -        494,555
Issuance of shares in November 1998 for
    Services ($.25 per share)                                -         32,500
Issuance of shares in November 1998
    For services ($.25 per share)                            -         35,000
Issuance of shares in December 1998 for
    Compensation ($.25 per share)                            -         51,250
Issuance of shares in January 1999 for
    Services ($.15/$.25 per share)                           -        112,500
Issuance of shares in March 1998 for
    Services ($.75/$.25 per share)                           -         80,000
Issuance of shares and warrants in private
    Offering which closed in March 1999
    ($.22 per share)                                         -        356,305
Issuance of shares in June 1999 in connection
    With sale of Sears Ranch Property ($.25 per
    share)                                                   -         25,000
Issuance of shares in June 1999 for services
    ($.20 per share)                                         -         68,000
Issuance of shares in June 1999 for notes and
    Accounts payable ($.25 per share)                        -      1,000,000
Common stock subscriptions receivable
    ($.25 per share)                                         -       (214,436)

Net loss                                           (11,479,086)   (11,479,086)
                                                  -------------  -------------

BALANCES, June 30, 1999                            (15,078,841)     9,078,955
                                                  -------------  -------------

See accompanying notes to the financial statements.

                                    CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                                YEARS ENDED JUNE 30, 2000 AND 1999

                                                                                     Common Stock                      Warrants
                                                                Common Stock          Subscribed     Special  Shares      and
                                                           -----------------------  ---------------  ---------------   Beneficial
                                                             Shares      Amount     Shares  Amount  Shares   Amount    Conversion
                                                           ----------  -----------  ------  -------  ------  -------    Feature
                                                                                                                      -----------
Issuance of shares in August 1999 to related parties
    For settlement of debt  ($.16 per share)                3,125,000  $  500,000        -  $     -       -  $     -  $         -
Issuance of shares in August 1999 for
    Services related to the acquisition  of oil and gas
    properties ($.16 per share)                               600,000      96,000        -        -       -        -            -
Exercise of warrants in September 1999 for
   Services related to the acquisition  of oil and gas
    properties ($.16 per share)                               553,333      88,533        -        -       -        -            -
Issuance of shares in September 1999 for services
   Related to the acquisition  of oil and gas properties
   ($.22 per share)                                         1,000,000     218,750        -        -       -        -            -
Issuance of shares in September 1999 for services
   Related to the acquisition  of oil and gas properties
   ($.16 per share)                                           300,000      48,000        -        -       -        -            -
Issuance of shares and warrants in private
    Offering which closed in September 1999
    ($.25 per share)                                        1,200,000     300,000        -        -       -        -            -
Issuance of shares and special warrants in
   September 1999 for the acquisition  of East Wood
   ($.13 per share)                                        46,230,897   5,895,840        -        -       -        -            -
Issuance of shares in September 1999 for services
   Related to the acquisition  of oil and gas properties
   ($.16 per share)                                           800,000     128,000        -        -       -        -            -
Costs related to sales of stock                                     -     (39,448)       -        -       -        -            -
Exercise of warrants in December 1999 for
   Services related to the acquisition  of oil and gas
   properties ($.16 per share)                                543,333      86,933        -        -       -        -            -
Issuance of shares and warrants in private
    Offering which closed in December 1999
    ($.18 per share)                                        1,122,857     196,500        -        -       -        -            -
Costs related to sales of stock                                     -     (95,470)       -        -       -        -            -
Issuance of shares in January 2000 for services
   Related to the acquisition  of oil and gas properties
   ($.13 per share)                                         1,000,000     125,000        -        -       -        -            -
Issuance of shares and warrants in private
    Offering which closed in  February 2000
    ($.15 per share)                                        4,000,000     600,000        -        -       -        -            -
Issuance of shares in February 2000 for the
   Acquisition  of East Wood  ($.34 per
   share)                                                  26,230,897   9,033,170        -        -       -        -            -
Exercise of warrant in February 2000 for services
   Related to the acquisition  of oil and gas properties
   ($.34 per share)                                           593,333     203,988        -        -       -        -            -

                                                           Accumulated
                                                             Deficit        Total
                                                           ------------  ----------
Issuance of shares in August 1999 to related parties
    For settlement of debt  ($.16 per share)               $          -  $  500,000
Issuance of shares in August 1999 for
    Services related to the acquisition  of oil and gas
    properties ($.16 per share)                                       -      96,000
Exercise of warrants in September 1999 for
   Services related to the acquisition  of oil and gas
    properties ($.16 per share)                                       -      88,533
Issuance of shares in September 1999 for services
   Related to the acquisition  of oil and gas properties
   ($.22 per share)                                                   -     218,750
Issuance of shares in September 1999 for services
   Related to the acquisition  of oil and gas properties
   ($.16 per share)                                                   -      48,000
Issuance of shares and warrants in private
    Offering which closed in September 1999
    ($.25 per share)                                                  -     300,000
Issuance of shares and special warrants in
   September 1999 for the acquisition  of East Wood
   ($.13 per share)                                                   -   5,895,840
Issuance of shares in September 1999 for services
   Related to the acquisition  of oil and gas properties
   ($.16 per share)                                                   -     128,000
Costs related to sales of stock                                       -     (39,448)
Exercise of warrants in December 1999 for
   Services related to the acquisition  of oil and gas
   properties ($.16 per share)                                        -      86,933
Issuance of shares and warrants in private
    Offering which closed in December 1999
    ($.18 per share)                                                  -     196,500
Costs related to sales of stock                                       -     (95,470)
Issuance of shares in January 2000 for services
   Related to the acquisition  of oil and gas properties
   ($.13 per share)                                                   -     125,000
Issuance of shares and warrants in private
    Offering which closed in  February 2000
    ($.15 per share)                                                  -     600,000
Issuance of shares in February 2000 for the
   Acquisition  of East Wood  ($.34 per
   share)                                                             -   9,033,170
Exercise of warrant in February 2000 for services
   Related to the acquisition  of oil and gas properties
   ($.34 per share)                                                   -     203,988

See accompanying notes to the financial statements.

                                     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                                YEARS ENDED JUNE 30, 2000 AND 1999

                                                                                     Common Stock                         Warrants
                                                              Common Stock            Subscribed         Special Shares     and
                                                       -------------------------  --------------------  ---------------- Beneficial
                                                         Shares       Amount       Shares    Amount     Shares   Amount  Conversion
                                                       -----------  ------------  --------  ----------  -------  -------   Feature
                                                                                                                          ---------
Exercise of warrants in March 2000
   ($.15 per share)                                        400,000  $    60,000          -  $       -         -  $     -  $      -
Exercise of warrants in March 2000
   ($.18 per share)                                        400,000       72,000          -          -         -        -         -
Exercise of warrants in March 2000
   ($.30 per share)                                        600,000      180,000          -          -         -        -         -
Exercise of warrants in March 2000
   ($.18 per share)                                      1,464,524      263,614          -          -         -        -         -
Exercise of options in March 2000
   ($.25 per share)                                        120,000       30,000          -          -         -        -         -
Costs related to sales of stock                                  -      (97,520)         -          -         -        -         -
Issuance of shares in April  2000 for
    Services ($.15 - $26 per share)                        320,518       55,800          -          -         -        -         -
Issuance of shares in April  2000 for
    Services ($.14 per share)                              600,000       84,360          -          -         -        -         -
Issuance of shares in April  2000 for
    Services ($.13 per share)                            2,000,000      250,000          -          -         -        -         -
Issuance of shares in April 2000 for the
   Acquisition  of oil and gas properties  ($.17 per
   share)                                                1,825,000      313,718          -          -         -        -         -
Issuance of shares in April 2000 to related parties
    For settlement of debt  ($.20 per share)             1,281,115      256,223          -          -         -        -         -
Issuance of shares in May 2000 for the
   Acquisition  of oil and gas properties  ($.38 per
   share)                                                  650,000      243,750          -          -         -        -         -
Issuance of shares in May 2000 for the
   Acquisition  of oil and gas properties  ($.35 per
   share)                                                  940,000      323,172          -          -         -        -         -
Exercise of warrants in June 2000
   ($.31 per share)                                        310,001       96,875          -          -         -        -         -
Issuance of shares in June 2000 for the
   Acquisition  of oil and gas properties  ($.34 per
   share)                                                1,000,000      343,800          -          -         -        -         -

Net earnings                                                     -            -          -          -         -        -         -
                                                       -----------  ------------  --------  ----------  -------  -------  --------

BALANCES, June 30, 2000                                126,384,006  $43,410,125    857,744  $(214,436)        -  $     -  $823,695
                                                       ===========  ============  ========  ==========  =======  =======  ========

                                                         Accumulated
                                                           Deficit        Total
                                                       -------------  ------------
Exercise of warrants in March 2000
   ($.15 per share)                                    $          -   $    60,000
Exercise of warrants in March 2000
   ($.18 per share)                                               -        72,000
Exercise of warrants in March 2000
   ($.30 per share)                                               -       180,000
Exercise of warrants in March 2000
   ($.18 per share)                                               -       263,614
Exercise of options in March 2000
   ($.25 per share)                                               -        30,000
Costs related to sales of stock                                   -       (97,520)
Issuance of shares in April  2000 for
    Services ($.15 - $26 per share)                               -        55,800
Issuance of shares in April  2000 for
    Services ($.14 per share)                                     -        84,360
Issuance of shares in April  2000 for
    Services ($.13 per share)                                     -       250,000
Issuance of shares in April 2000 for the
   Acquisition  of oil and gas properties  ($.17 per
   share)                                                         -       313,718
Issuance of shares in April 2000 to related parties
    For settlement of debt  ($.20 per share)                      -       256,223
Issuance of shares in May 2000 for the
   Acquisition  of oil and gas properties  ($.38 per
   share)                                                         -       243,750
Issuance of shares in May 2000 for the
   Acquisition  of oil and gas properties  ($.35 per
   share)                                                         -       323,172
Exercise of warrants in June 2000
   ($.31 per share)                                               -        96,875
Issuance of shares in June 2000 for the
   Acquisition  of oil and gas properties  ($.34 per
   share)                                                         -       343,800

Net earnings                                                 94,116        94,116
                                                       -------------  ------------

BALANCES, June 30, 2000                                $(14,984,725)  $29,034,659
                                                       =============  ============

See accompanying notes to the financial statements.

                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                Years ended June 30, 2000 and 1999

                                                                           2000          1999
                                                                       ------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss)                                                  $    94,116   $(11,479,086)
  Adjustments to reconcile net earnings (loss) to net cash
      Provided by (used by) operating activities:
    Deferred income tax benefit                                                  -     (1,845,000)
    Depreciation and depletion                                           1,116,049        159,329
    Amortization                                                           112,954        143,041
    Common stock and warrants issued for services
        and other expenses                                                  28,800        947,750
    Loss on disposal of assets                                                   -      9,807,576
    Provision for inventory losses                                               -        359,664
    Provision for oil & gas property loss                                        -      1,262,000
    Change in assets and liabilities net of effects from purchase of
      East Wood Equity Venture, Inc.
        Accounts receivable                                             (1,031,451)       343,368
        Prepaid expenses                                                  (140,283)       219,119
        Accounts payable and accrued liabilities                          (397,696)       136,335
        Materials and supplies inventory                                    20,345        434,045
        Other                                                                    -        (55,785)
                                                                       ------------  -------------
      Net cash provided by (used by) operating activities                 (197,166)       432,356
                                                                       ------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of oil and gas properties                             241,989         12,500
  Oil and gas properties purchased                                      (5,201,091)       (81,874)
  Other                                                                       (950)             -
  Exploration and development costs capitalized                           (646,614)    (1,070,510)
  Acquisition of office furniture and equipment                           (170,032)       (31,883)
                                                                       ------------  -------------
      Net cash used by investing activities                             (5,776,698)    (1,171,767)
                                                                       ------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Sale of common stock and exercise of warrants                          1,702,114        381,305
  Cash acquired in acquisition                                              66,816              -
  Costs related to sale of stock and issuance of notes payable            (232,438)      (247,102)
  Issuance of notes payable and long-term debt                          10,081,425        451,518
  Repayment of notes payable and long-term debt                         (5,333,890)             -
  Advances from (repayments to) related parties                                  -         77,011
                                                                       ------------  -------------
      Net cash provided by financing activities                          6,284,027        662,732
                                                                       ------------  -------------

NET INCREASE (DECREASE) IN CASH                                            310,163        (76,679)

CASH - Beginning of period                                                   9,083         85,762
                                                                       ------------  -------------

CASH - End of period                                                   $   319,246   $      9,083
                                                                       ============  =============

SUPPLEMENTAL INFORMATION
  Cash paid for interest                                               $   584,285   $    315,215
  Conversion of debt and other liabilities to common stock                 756,223        100,000
  Oil and gas property acquired with note payable                        3,000,000              -
  Oil and gas properties acquired with common stock                     16,497,200              -
  Issuance of common stock for acquisition consulting fees                 748,329              -
  Prepaid expenses acquired with common stock                              361,360              -
  Extinguishment of convertible debentures                                       -      4,220,000
  Issuance of common stock for notes and accounts payable
     net of subscriptions receivable of $214,436                                 -        785,564
  Purchase of East Wood Equity Venture, Inc.
     Current assets, net of cash acquired                              $   374,850   $          -
     Oil and gas properties, net                                         5,804,002              -
     Office furniture and equipment, net                                    15,748              -
     Liabilities assumed                                                (4,965,234)             -
                                                                       ------------  -------------
                                                                       $ 1,229,366   $          -
                                                                       ============  =============

See accompanying notes to the financial statements.

1.   NATURE  OF  OPERATIONS
     ----------------------

     The Company was incorporated under the laws of Ontario as Cotton Valley Energy Limited (CVEL) on February 15, 1995. It acquired all of the shares of Cotton Valley Energy Corporation (CVEC), a Nevada corporation, on June 30, 1995 in a one-for-one share and warrant exchange. CVEC was also incorporated in February 1995. CVEL had no substantive activity, so the acquisition of CVEC was accounted for as a recapitalization of CVEL with the net assets of CVEC. These consolidated financial statements have been prepared as if the Company had acquired CVEC at the Company's inception.

     On June 14, 1996, the Company merged with Arjon Enterprises, Inc. (Arjon), an Ontario corporation and reporting issuer in Ontario. As a result of that merger the Company's name was changed to Cotton Valley Resources Corporation and a new capital structure was established. Transactions in the accompanying financial statements are reflected as if the resulting capital structure was in existence since inception. Arjon had no business activities and its only asset consisted of convertible debentures of the Company in the principal amount of $146,300. The Company accounted for the transaction as an issuance of stock for the net monetary assets of Arjon accompanied by a recapitalization. Former Arjon shareholders received 686,551 common shares (representing approximately 7.5% of the then outstanding common shares) of the Company.

     On April 30, 1996, the Company organized Cotton Valley Operating Company, a Texas corporation (CV Operating) to operate the Company's oil and gas properties. The Company on February 25, 1997, organized Cotton Valley Energy, Inc., an Oklahoma corporation (CVEI) to acquire and operate the N.E. Alden Field properties in Caddo County, Oklahoma. CVEI commenced operations on March 3, 1997. Aspen Energy Corporation, a Nevada corporation (Aspen), was an inactive subsidiary of the Company, formed on May 1, 1996, which was used to accommodate the merger of Aspen Energy Corporation, a New Mexico corporation (Old Aspen) into Aspen on July 31, 1997. The principal asset of Old Aspen was its interest in the Means Unit in Andrews County, Texas (Means Unit). On May 27, 1998, Aspen organized Cotton Valley Means, Inc. as a Texas corporation (CV Means) and transferred all of its interest in the Means Unit to CV Means to facilitate a $10 million financing relating to the development of this property.

     In addition to CV Energy, CV Operating, CVEI, Aspen and CV Means, the Company organized Mustang Well Servicing Company, a Nevada corporation (Mustang Well Servicing), Mustang Oilfield Equipment Company, a Nevada corporation (Mustang Equipment), and Mustang Horizontal Services, Inc., a Nevada corporation (Mustang Horizontal) (collectively, Mustang Service Companies). All of the Company's subsidiaries are wholly owned by the Company, except for CV Means, which is a wholly-owned subsidiary of Aspen. On February 28, 2000 the Company's name was changed to Aspen Group Resources Corporation.

     The Company was in the development stage through June 30, 1999. The year ended June 30, 2000 is the first year during which it was considered an operating company. The Company's principal business activity is to acquire, explore, and develop oil and gas properties.

     The recoverability of amounts capitalized for oil and gas properties is dependent upon the identification of economically recoverable reserves, together with obtaining the necessary financing to exploit such reserves and the achievement of profitable operations.


2.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
     ----------------------------------------------

     Oil  and  Gas  Properties
     -------------------------
     The Company follows the full-cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized into a "full-cost pool". A separate full cost pool is established for U.S. and non-U.S. properties.

     All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization base until the related properties are evaluated. Such unproved properties are assessed periodically and a provision for impairment is made to the full-cost amortization base when appropriate.

See accompanying notes to the financial statements.

     Sales of oil and gas properties are credited to the full-cost pool unless the sale would have a significant effect on the amortization rate. Abandonments of properties are accounted for as adjustments to capitalized costs with no loss recognized. Oil and gas drilling and workover equipment used primarily on the Company's properties are included in the full cost pool.

     The net capitalized costs are subject to a "ceiling test" which limits such costs to the aggregate of the estimated present value of future net revenues from proved reserves discounted at ten percent based on current economic and operating conditions. A provision for an oil and gas property loss of $1,262,000 was recognized in fiscal 1999.

     Revenue  Recognition
     --------------------
     Revenue is accrued and recognized in the month the oil and gas is produced and sold.

     Inventories
     -----------
     Inventories, which consist primarily of oilfield equipment and supplies held for resale, are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

     Office  Furniture  and  Equipment
     ---------------------------------
     Office equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, which range from three to ten years.

     Debenture  Financing  Costs
     ---------------------------
     Debenture financing costs are being amortized ratably over the life of the related debenture.

     Basis  of  Presentation
     -----------------------
     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The differences between accounting principles generally accepted in the United States and Canada would not have a material impact on the accompanying financial statements. The Company's assets and principal activities are in the United States and its functional currency is the U.S. dollar. The effects of exchange rate changes on transactions denominated in Canadian dollars or other currencies are charged to operations. Foreign exchange gains or losses were insignificant for all periods presented.

     Reconciliation  with  Canadian  Generally  Accepted  Accounting  Principles
     ---------------------------------------------------------------------------
     These consolidated financial statements have been prepared in accordance with accounting principals generally accepted in the United States (US
     GAAP) which in most respects, conform to accounting principals generally accepted in Canada (Canadian GAAP). The primary difference is with the application of the ceiling test under full cost accounting. Under US GAAP, a ceiling test is applied to ensure that the capitalized costs accumulated in each cost centre are limited to an amount equal to the present value, discounted at 10%, of the unescalated estimated future net operating revenues from proved reserves, net of restoration costs and income taxes. Under Canadian GAAP, a ceiling test is applied to ensure that capitalized costs do not exceed the sum of estimated undiscounted, unescalated future net revenues from proved reserves less the cost incurred or administrative costs, and an estimate for restoration costs and applicable taxes. As a result of applying the tests under both US and Canadian GAAP there were no material differences found. Therefore the Company's accounting policies are consistently applied in all material respects in accordance with Canadian generally accepted accounting principles.

     Income  Taxes
     -------------
     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due, if any, plus net deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets include recognition of operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

See accompanying notes to the financial statements.

     Net  Earnings  (Loss)  Per  Share
     ---------------------------------
     Per share information is based on the weighted average number of common stock and common stock equivalent shares outstanding. As required by the Securities and Exchange Commission rules, all warrants, options, and shares issued within a year prior to the initial filing of a registration statement are assumed to be outstanding for each year presented for purposes of the earnings (loss) per share calculation. Dilutive earnings per share for the years ended June 30, 2000 and 1999 are the same as basic earnings per share because the exercise of potentially dilutive securities does not have a significant effect on dilutive earnings per share.

     Cash  Flow  Statement
     ---------------------
     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Stock-Based  Compensation
     -------------------------
     Statement of Financial Accounting Standards No. 123 - Accounting for Stock-Based Compensation (SFAS 123), which was effective for the Company beginning with its 1997 fiscal year, requires recognition of compensation expense for grants of stock, stock options, and other equity instruments based on fair value. If the grants are to employees, companies may elect to disclose only the pro forma effect of such grants on net income and earnings per share in the notes to financial statements and continue to account for the grants pursuant to APB Opinion No. 25, Accounting for Stock Issued to Employees. The Company has elected the pro forma disclosure alternative for employee grants.

     Use  of  Estimates
     ------------------
     The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. Significant assumptions are required in the valuation of proved oil and gas reserves, which as described above may affect the amount at which oil and gas properties are recorded. It is at least reasonably possible those estimates could be revised in the near term and those revisions could be material.

     Principles  of  Consolidation
     -----------------------------
     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions of consolidated subsidiaries have been eliminated in consolidation.

     Reclassifications
     -----------------
     Certain reclassifications have been made to the prior years financial statements to conform to the current year presentation.

     Accounting  Pronouncements
     --------------------------
     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company does not anticipate a material impact on its financial position or results of operations.

     In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. This statement amends the accounting and reporting standards of SFAS No. 133 for certain instruments and certain hedging activities. SFAS No. 138 also amends SFAS No. 133 for decisions made by the Board relating to the Derivative Implementation Group (DIG) process. Certain decisions arising from the DIG process that required specific amendments to SFAS No. 133 are incorporated in this Statement. The statement is effective concurrently with SFAS No. 133 according to the provisions of paragraph 48 of SFAS No. 133. The Company does not anticipate a material impact on its financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 which summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition

See accompanying notes to the financial statements.

     in financial statements. The Company does not anticipate a material impact on its financial position or results of operations.

     In April 2000, the FASB issued Financial Interpretation Number (FIN) 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of Accounting Principles Board No. 25. FIN 44 clarifies the application of Opinion No. 25. This Interpretation was effective immediately and all issues are to be handled prospectively. The adoption of FIN 44 did not have a material impact on the Company's financial position or results of operations.

3.   OIL  AND  GAS  PROPERTIES
     -------------------------

     East  Wood  Equity  Venture,  Inc.
     ----------------------------------
     During August 1999 the Company organized a Texas corporation, Aspen Energy Group, Inc (AEG) as a wholly-owned subsidiary. On September 16, 1999 AEG entered into an agreement, effective July 1, 1999, to acquire 50% of the outstanding equity shares of East Wood Equity Venture, Inc. (East Wood), an oil and gas company, in exchange for the Company issuing 25,000,000 shares of common stock, and 21,230,897 special warrants (each exercisable for one share). On February 28, 2000, the Company acquired the remaining 50% of the outstanding equity shares of East Wood for 26,230,897 shares of common stock and issuance of a note payable in the amount of $3,000,000. For financial statement purposes the acquisition was accounted for as a purchase and, accordingly East Wood's results are included in the consolidated financial statements since the date of acquisition. The aggregate purchase price was approximately $17.9 million, which exceeded the net assets of East Wood by approximately $16.6 million. The excess was allocated to oil and gas properties and will be amortized.

     The following unaudited pro forma data summarize the results of operations for the years ended June 30, 2000 and 1999 as if the acquisition had been completed on July 1, 1998, the beginning of the 1999 fiscal year.

     Pro Forma Information              2000         1999
                                     ----------  -------------
     Net sales                       $3,481,718  $  1,936,131
     Net earnings (loss)             $  343,375  $(11,362,024)
     Net earnings (loss) per share   $        -  $       (.57)

     These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred on July 1, 1998 or that may be obtained in the future.

     Mercer  Oil  and  Gas  Co.
     --------------------------
     Effective April 1, 2000, the Company entered into a share purchase agreement to acquire 100% of Mercer Oil and Gas Company (Mercer), an oil and gas company, for 1,000,000 shares. Mercer is a company affiliated with an officer of the Company. Prior to the closing of the share purchase agreement, the Company purchased certain oil and gas property interests of Mercer for $300,000 in cash. For financial statement purposes the acquisition was accounted for as a purchase. The aggregate purchase price was $343,800. The pro forma effects of the acquisition has no effect on revenues, earnings or per share amounts as Mercer had no results of operations prior to the date of acquisition.

4.   NOTES  PAYABLE  AND  LONG-TERM  DEBT
     ------------------------------------

     On April 28, 2000, the Company entered into a credit agreement with a bank under which it may borrow up to $25,000,000 limited to the borrowing base as determined by the lender. The commitment amount was $12,160,000 at June 30, 2000. At June 30, 2000, there was $9,790,560 of outstanding borrowings under this agreement. Interest on outstanding borrowings currently accrues at the bank's base rate of interest plus one-half percent (base rate is 9.5% at June 30, 2000). The agreement also provides for a commitment fee of one-half percent per annum on the average unused portion of the commitment. A facility fee of one-half percent is assessed for increases in the commitment amount. The facility is secured by the Company's oil and gas properties. Under the terms of the credit agreement, the Company is required to maintain certain financial ratios and other financial conditions. At June 30, 2000, the Company was in compliance with those loan covenants.

See accompanying notes to the financial statements.

     Interest is payable monthly and the credit agreement requires monthly commitment reductions as determined by lender. The monthly commitment reduction amount as of June 30, 2000 was $160,000. The credit agreement matures on April 10, 2004. Annual required commitment reductions of the credit agreement for the four years subsequent to June 30, 2000 based on the current monthly commitment reduction amount are $1,920,000, $1,920,000, $1,920,000 and $4,030,560 for fiscal years ending June 30, 2001, 2002, 2003 and  2004,  respectively.

     In connection with the acquisition of certain oil and gas properties, the Company, on February 28, 2000, issued a $3,000,000 convertible 9% note payable. All unpaid principal and interest is due on or before December 31, 2000; provided that at any time the Company proposes to pay this note payable, the payees have the right, at their sole option, to receive all or any portion of the amount outstanding by the issuance to the payees of 20,000,000 common stock of the Company.

     Sale  of  Convertible  Debentures
     ---------------------------------
     On December 30, 1997, the Company completed the private placement of $4,320,000 Convertible Debentures to a group of nine institutional investment firms. The Convertible Debentures were due December 31, 2001 and were secured by equipment and other assets of the Company. Interest was payable annually at 7%. The Convertible Debentures were convertible into shares of the Company's Common Stock and Debenture Warrants, subject to adjustment upon certain events. During October 1998, the Company and each Convertible Debentureholder agreed to certain amendments to the Convertible Debentures and related documents, including a waiver of the event of default. As consideration for the waiver, the Company issued a total of 400,000 shares on a pro rata basis to each Convertible Debentureholder. Additionally, the Company issued and delivered to the Convertible Debentureholders approximately 1.6 million shares of common stock in lieu of accrued interest and penalties of approximately $400,000 on the Convertible Debentures for December 30, 1997 through December 31, 1998.

     A beneficial conversion feature was recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to stockholders' equity. The estimated fair value of $479,162 has been recorded as a discount to the note and was amortized from the issue date to the date the debenture was scheduled to become convertible.

     On March 26, 1999 the Company assigned to the holders (Holders) of its then outstanding $4.22 million of Convertible Debentures, assets (Transferred Assets) having a book value of approximately $13 million in exchange for a release from all obligations, including repayment and/or conversion, under the Convertible Debentures. The obligations under the Convertible Debentures were assumed by Mustang Well Servicing Company (MWSC) and the Company's ownership interest in MWSC was transferred to an unrelated third party. Pursuant to an agreement for conveyances in lieu of foreclosure between the Company, its subsidiaries and the holders of the Convertible Debentures, the Company is entitled to the return of all remaining Transferred Assets (well servicing equipment, horizontal drilling equipment, certain oil and gas leases plus the remaining working interest in the Company's Cheneyboro leases in Navarro County, Texas) and remaining cash from the sale of Transferred Assets once the Holders have received $4.22 million (plus interest and certain expenses, less revenues and less 50% of the proceeds from sales of certain shares of common stock) from the sale of the Transferred Assets. In connection with the transaction the Company has recorded a pre-tax loss on disposition of assets of approximately $9,808,000.

     Means  Credit  FacilitY
     -----------------------
     On June 12, 1998, CV Means entered into a credit agreement with Triassic Energy Partners, L.P. (Triassic), an affiliate of Cambrian Capital Corporation whereby CV Means could borrow up to $10,000,000 on a multiple-advance, non-revolving basis (Means Credit Facility).

     As of June 30, 1999, the Company had drawn down $451,518 for working capital and $388,600 for Means Unit property development purposes. A $10 million promissory note dated June 12, 1998 with interest payable monthly at the prime rate of Citibank N.A., New York, New York plus 2% was issued to Triassic by CV Means in accordance with the terms of the Means Credit Facility. As security for the Means Credit Facility, CV Means granted a security interest in substantially all the assets of CV Means, including the Means Unit and all income generated thereby. As further security for the Means Credit Facility, Aspen, the sole shareholder of CV Means, pledged all the outstanding shares of CV Means to Triassic.

See accompanying notes to the financial statements.

     At June 30, 1999, the entire amount of the note payable, $840,118, was included in current liabilities as the Company was in default under the terms of the Means Credit Facility. On May 23, 2000, the accrued interest and outstanding principal balance of the note totaling $994,723 was paid.

5.   STOCKHOLDERS'  EQUITY
     ---------------------

     During the year ended June 30, 2000, the Company initiated three private placement of its common stock, with warrants attached as set forth below.

     - The Company sold 1,200,000 shares and 1,200,000 warrants exercisable for $.30 per share until September 30, 2002 for proceeds of $300,000.

     - The Company sold 1,122,857 shares and 1,122,857 warrants exercisable for $.18 per share until June 15, 2001 for proceeds of $196,500.

     - The Company sold 4,000,000 shares and 4,000,000 warrants exercisable for $.18 per share until June 15, 2001 for proceeds of $600,000.

     In fiscal year 2000, additional options and warrants were granted as set forth below.

     - Option to acquire 120,000 units (one common share and one common share purchase warrant) for $.25 per share through September 30, 2001 were granted in connection with a private placement. This option was exercised in fiscal 2000 and the common share purchase warrants were issued and are exercisable for $.30 per share through September 30, 2002.

     - Option to acquire 112,286 units (one common share and one common share purchase warrant) for $.18 per share through June 15, 2001 were granted in connection with a private placement.

     - Option to acquire 400,000 units (one common share and one common share purchase warrant) for $.18 per share through June 15, 2001 were granted in connection with a private placement. This option was exercised in fiscal 2000 and the common share purchase warrants were issued and are exercisable for $.18 per share through June 15, 2001.

     - Options to acquire 2,000,000 shares for $.16 - $.31 per share through August 27, 2000 were granted in connection with an acquisition.

     - Option to acquire 100,000 shares for $.14 per share through February 1, 2006 were granted in connection with services rendered.

     - Option to acquire 8,000,000 shares for $.24 per share through February 22, 2003 were granted to certain officers, employees and directors.

     During the year ended June 30, 1999, the Company initiated a private placement of its common stock, with warrants attached. The Company sold 1,628,825 shares and 1,628,825 warrants exercisable for $0.22 per share until March 31, 2002 for net proceeds of $356,305.

     In fiscal year 1999, additional options and warrants were granted as set forth below.

     - Option to acquire 150,000 shares for $.25 per share through December 31, 2001 were granted to certain non-employee directors.

See accompanying notes to the financial statements.

The following tables summarizes the option and warrant activity for the years ended June 30, 2000 and 1999:

                                           June 30, 2000          June 30, 1999
                                      ----------------------  ---------------------
                                                   Weighted               Weighted
                                                    Average               Average
                                        Number     Exercise     Number    Exercise
                                       Of Shares     Price    of Shares     Price
                                      -----------  ---------  ----------  ---------
      Outstanding, beginning of year   5,563,800   $    1.10  3,908,975   $    1.87
        Granted to:
          Employees, officers and
          directors                    8,000,000         .24    150,000         .25
          Others                       9,575,143         .20  1,628,825         .22
          Expired/canceled            (3,749,629)        .74   (124,000)       2.60
          Exercised                   (4,984,524)        .22          -           -
                                      -----------             ----------
      Outstanding, end of year        14,404,790         .43  5,563,800        1.10
                                      ===========             ==========

     All outstanding warrants and options, except for 150,000 options, were exercisable at June 30, 2000. If not previously exercised, warrants and options outstanding at June 30, 2000 will expire as follows:

                                  Weighted
                                  Average
                        Number    Exercise
 Year Ending June 30,  of Shares   Price
---------------------  ----------  ------
2001                    4,130,619  $  .36
2002                    2,154,171    1.05
2003                    8,020,000     .29
2004                            -       -
2005                       25,000     .14
2006                       75,000     .14
                       ----------
Total                  14,404,790
                       ==========

     Presented below is a comparison of the weighted average exercise prices and market price of the Company's common stock on the measurement date for all warrants and stock options granted during fiscal years 2000 and 1999:

                                       2000                           1999
                                    ---------                      ---------
                          Number    Exercise   Market    Number     Exercise   Market
                        Of Shares     Price     Price   Of Shares    Price     Price
                        ----------  ---------  -------  ---------  ---------  -------
Fair value equal to
    Exercise price      13,803,334  $     .22  $   .22  1,778,825  $     .22  $   .22
Fair value greater
   Than exercise price           -  $       -  $     -          -  $       -  $     -
Exercise price
   Greater than fair
   Value                 3,771,809  $     .22  $   .18          -  $       -  $     -

     Pro  Forma  Stock-Based  Compensation Disclosures - The Company applies APB
     ------------------------------------------------
     Opinion 25 and related interpretations in accounting for its stock options and warrants which are granted to employees. Accordingly, compensation cost has not been recognized for grants of options and warrants to employees and directors unless the exercise prices were less than the fair value of the Company's common stock on the grant dates. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB 123, the Company's net earnings (loss) and earnings (loss) per share would have been changed to the pro forma amounts indicated below. The fair values generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option or warrant holder.

See accompanying notes to the financial statements.

                                              Year Ended June 30,
                                          ----------------------------
                                              2000           1999
                                          -------------  -------------
Net earnings (loss) applicable to common
stockholders:
As reported                               $     94,116   $(11,479,086)
Pro forma                                 $ (1,544,760)  $(11,499,526)

Net earnings (loss) per common share:
As reported                               $          -   $       (.57)
Pro forma                                 $       (.02)  $       (.57)

     The fair value of each non employee option granted in 1999 and each employee option and warrant granted in 1998 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                         Year Ended June 30,
                        -------------------
                           2000   1999
                           -----  -----

Expected volatility         128%    99%
Risk-free interest rate     5.5%   5.5%
Expected dividends            -      -
Expected terms (in years)   5.0    5.0

6.   RELATED  PARTY  TRANSACTIONS
     ----------------------------

     Effective April 1, 2000, the Company acquired ownership interests in 35 oil and gas producing properties and 239 net mineral acres from a company affiliated with an officer of the Company for 940,000 shares of common stock. The stock was recorded at $323,172.

     During fiscal 2000, the Company issued 3,125,000 shares of common stock in settlement of $500,000 of accrued salaries and advances from related parties, and 1,281,115 shares of common stock in settlement of a $256,223 note payable to a related party.

     Legal expenses of $14,000 were paid to a firm of which an officer of the Company is a stockholder during fiscal 2000.

7.   INCOME  TAXES
     -------------

     The  Company's  deferred tax assets (liabilities) consist of the following:

See accompanying notes to the financial statements.

                                                                     June 30,
                                                            --------------------------
                                                                2000          1999
                                                            ------------  ------------
Deferred tax liabilities:
   Difference in bases of oil and gas properties acquired   $         -   $(1,598,000)
   Costs capitalized for books and deducted for tax            (797,000)     (759,000)
                                                            ------------  ------------
           Total deferred tax liabilities                      (797,000)   (2,357,000)

Deferred tax asset (net operating loss carryforwards)         6,232,000     5,204,000
Less valuation allowance                                     (5,435,000)   (2,847,000)
                                                            ------------  ------------
           Net deferred tax liability                       $         -   $         -
                                                            ============  ============

     The difference from the expected income tax expense for the year ended June 30, 2000 at the statutory federal tax rate of 34% and the actual income tax expense is primarily the result of net operating loss carryforwards. The difference from the expected income tax benefit for the year ended June 30, 1999 at the statutory federal tax rate of 34% and the actual income tax benefit is primarily the result of deferred tax assets which more likely than not, will not be realized.

     At June 30, 2000, the Company has available net operating loss carryforwards of approximately $18,331,000 to reduce future taxable income. These carryforwards expire from 2001 to 2019.

8.   CONCENTRATION  OF  CREDIT  RISK  AND  FAIR VALUE OF FINANCIAL INSTRUMENTS
     -------------------------------------------------------------------------

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains its cash with banks primarily in Oklahoma City, Oklahoma. The terms of these deposits are on demand to minimize risk. The Company has not experienced any losses related to these cash deposits and believes it is not exposed to any significant credit risk.

     Accounts receivable consist of uncollateralized receivables from domestic and international customers primarily in the oil and gas industry. To minimize risk associated with international transactions, all sales are denominated in U.S. currency. The Company routinely assesses the financial strength of it customers. The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made. The Company had one customer that accounted for approximately 18% of gas sales revenue and one customer that accounted for approximately 11% of oil sales revenues for the year ended June 30, 2000.

     Fair value of financial instruments are estimated to approximate the related book value, unless otherwise indicated, based on market information available to the Company.

9.   COMMITMENTS  AND  CONTINGENCIES
     -------------------------------

     Leases
     ------
     The Company conducts its operations utilizing leased facilities under long-term lease agreements, classified as operating leases. The Company also leases certain equipment and vehicles under operating leases. Certain leases provide that the Company pay taxes, maintenance, insurance and certain other operating expenses and contain purchase options.

     Future minimum lease payments in the aggregate required by noncancellable operating leases with initial or remaining terms in excess of one year are $224,756, $232,693, $221,088, $127,389 and $27,066 for fiscal years ending
     June 30, 2001, 2002, 2003, 2004 and 2005, respectively. Total rent expense, all of which was minimum rentals, for fiscal 2000 and 1999 was approximately $111,200 and $91,000, respectively and is net of sublease rentals of $44,600 in 2000.

     Litigation
     ----------
     The Company, in the normal course of business, is a party to a number of lawsuits and other proceedings. The Company's management does not expect that the results in these lawsuits and proceedings will have a material adverse effect on the financial position or results of operations of the Company.

     Guarantee  of  Debt
     -------------------
     The Company is the guarantor of certain obligations of Hat Creek Exploration in the aggregate amount of $4,000,000 in connection with the purchase of certain oil and gas properties. The note payable is dated May 4, 2000, bears interest at 8%, and is payable in monthly installments over nine years. The debt is expected to be paid with proceeds from the revenue interest in the oil and gas properties. In the opinion of management, the ultimate disposition of this guarantee will not have a material adverse effect on the Company's consolidated financial condition, results of operations or future cash flows.

     Letters  of  Credit
     -------------------
     At June 30, 2000, the Company had $125,940 of outstanding letters of credit.

     Employment  Contracts
     ---------------------
     The Company maintains employment contracts with two officers through 2005 that provide for a minimum annual salary, benefits and incentives based on the Company's earnings. The contracts provide for lump sum severance payments, certain benefits and accelerated vesting of options upon termination of employment under certain circumstances or a change of control, as defined. At June 30, 2000, the total commitment, excluding incentives, was $1,148,000.

     Environmental  Matters
     ----------------------
     The Company is engaged in oil and gas exploration and production and may become subject to certain liabilities as they relate to environmental cleanup of well sites or other environmental restoration procedures as they relate to the drilling of oil and gas wells and the operation thereof. Although environmental assessments are conducted on all purchased properties, in the Company's acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. Should it be determined that a liability exists with respect to any environmental clean up or restoration, the liability to cure such a violation could fall upon the Company. No claim has been made, nor is the Company aware of any liability, which it may have, as it relates to any environmental clean up, restoration or the violation of any rules or regulations relating thereto.

     Year  2000
     ----------
     The Company's computer systems and products successfully transitioned to the Year 2000 with no significant problems. The Company will continue to monitor latent problems that could surface at key dates or events in the future. It is not anticipated that there will be any significant problems related to these dates or events. To date, the Company has not incurred material costs associated with Year 2000 compliance or any disruption with vendors or operations. Furthermore, the Company believes that any future costs associated with Year 200 compliance efforts will not be material.

10.  SUPPLEMENTAL  INFORMATION  (UNAUDITED)
     --------------------------------------

     Costs incurred by the Company with respect to its oil and gas producing activities are set forth below.

                                                    Years Ended June 30,
                                                        2000      1999
                                                    -----------  --------

Exploration activities                              $         -  $ 26,500
Proved property acquisition cost                     29,954,437    81,874
Development costs                                       646,614   677,501
Drilling & well service equipment acquisition cost            -         -
Drilling & well service equipment tooling out cost            -         -
                                                    -----------  --------
         Total                                      $30,601,051  $785,875
                                                    ===========  ========

11.  OIL  AND  GAS  RESERVE  INFORMATION  (UNAUDITED)
     ------------------------------------------------

     Proved oil and gas reserves are the estimated quantities of crude oil, condensate and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. The following estimated net interests in proved reserves are based upon subjective engineering judgments and may be affected by the limitations inherent in such estimation. The process of estimating reserves is subject to continual revision as additional information becomes available as a result of drilling, testing, reservoir studies and production history. There can be no assurance that such estimates will not be materially revised in subsequent periods.

     The Company emphasizes that reserve estimates of new discoveries or undeveloped properties are more imprecise than those of producing oil and gas properties. The Company's reserves are substantially from undeveloped properties. Accordingly, these estimates are expected to change materially as future information becomes available. The Company's reserves were estimated by independent petroleum engineers. All of the Company's reserves are located onshore in the continental United States. The recoverability of the proved undeveloped reserves is dependent upon obtaining financing to exploit the reserves.

     The following table sets forth proved oil and gas reserves at June 30, 2000, 1999 and 1998 together with changes therein:

                                               Oil and      Natural
                                             Condensate       GAS
                                               (BBLS)        (MCF)
                                             -----------  ------------
Balance at June 30, 1998                      5,770,000    12,761,000
        Purchase of minerals in place                 -             -
        Production                              (12,000)     (106,000)
        Sales/disposal of minerals in place  (2,438,000)  (10,353,000)
        Revision of prior estimates            (192,000)   (2,302,000)
                                             -----------  ------------
Balance at June 30, 1999                      3,128,000             -

        Purchase of minerals in place         2,278,000    34,449,000
        Production                              (34,000)     (966,000)
        Sales/disposal of minerals in place           -             -
        Revision of prior estimates                   -             -
                                             -----------  ------------
Balance at June 30, 2000                      5,372,000    33,483,000
                                             ===========  ============

Proved developed reserves at June 30:
        1999                                     36,000             -
                                             ===========  ============
        2000                                  1,293,000    16,376,000
                                             ===========  ============

     The standardized measure of discounted future net cash flows at June 30, 2000 and 1999 relating to proved oil and gas reserves is set forth below. The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process described above are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

     Standardized measure of discounted future net cash flows relating to proved reserves:

                                                    At June 30,
                                           ----------------------------
                                               2000           1999
                                           -------------  -------------
Future cash inflows                        $324,553,000   $ 53,178,000
Future production costs                     (76,939,000)   (17,657,000)
Future development costs                    (17,650,000)   (11,260,000)
                                           -------------  -------------
Future net cash flows, before income tax    229,964,000     24,261,000
Future income tax expenses                  (72,642,000)    (7,278,000)
                                           -------------  -------------
Future net cash flows                       157,322,000     16,983,000
10% discount to reflect timing of net
      cash flows                            (82,801,000)    (5,661,000)
                                           -------------  -------------
Standardized measure of discounted future
      net cash flows                       $ 74,521,000   $ 11,322,000
                                           =============  =============

     Changes in standardized measure of discounted future net cash flows relating to proved reserves:

                                                     Year Ended June 30,
                                                 ----------------------------
                                                     2000           1999
                                                 -------------  -------------
Standardized measure, beginning of period        $ 11,322,000   $ 25,733,000
Net change in prices and production costs          43,006,000        746,000
Accretion of discount                             (77,140,000)     1,197,000
Sales of oil and gas, net of production costs      (2,508,000)      (118,000)
Sales and disposition of reserves in place                  -    (22,795,000)
Purchase of reserves, net of future development
    costs                                         152,455,000              -
Development costs which reduced future
    development costs                                 647,000              -
Revisions of quantity estimates                    12,103,000     (2,705,000)
Change in timing of production and other                    -              -
Net changes in income taxes                       (65,364,000)     9,264,000
                                                 -------------  -------------
Standardized measure, end of period              $ 74,521,000   $ 11,322,000
                                                 =============  =============

12.  SUBSEQUENT  EVENT
     -----------------

     On August 7, 2000, the Company signed an agreement to acquire the oil and gas operations of Crawford Oil Company and Leiker-Crawford Oil Company for a cash purchase price of $1,375,000. This purchase includes wells, leases, equipment, licenses, instruments and production. The Company financed the acquisition with credit available under its credit agreement (see Note 4).

13.  EARNINGS  PER  SHARE
     --------------------

     The following data show the amounts used in computing earnings (loss) per share and the effect on income and the weighted average number of shares of dilutive potential common stock.

                                                     Year Ended June 30,
                                                ----------------------------
                                                     2000          1999
                                                -------------  -------------

Net earnings (loss)                             $     94,116   $(11,479,086)
Effect of dilutive securities                              -              -
                                                -------------  -------------

Net earnings (loss) after effect of
   dilutive securities                          $     94,116   $(11,479,086)
                                                =============  =============
Weighted average number of common shares used
    in basic earnings per share                   83,676,588     20,036,818
Effect of dilutive securities
   Stock options and warrants                        884,895              -
                                                -------------  -------------
Weighted average number of common shares and
    dilutive potential commons stock used in
    diluted earnings per share                    84,561,483     20,036,818
                                                =============  =============

     Options and warrants to purchase approximately 9,266,000 shares of the Company's common stock, with exercise prices of ranging from $.25 to $3.50, were excluded from the June 30, 2000 diluted earnings (loss) per share calculation because their effects were antidilutive.

                        ASPEN GROUP RESOURCES CORPORATION
                                  CONSOLIDATED
                               FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

                                      B-45


                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                        ASPEN GROUP RESOURCES CORPORATION

                       CONDENSED CONSOLIDATED BALANCE SHEET
                         SEPTEMBER 30, 2001   (UNAUDITED)


                                     ASSETS
                                     ------

CURRENT ASSETS:
    Cash                                                             $    254,620
    Accounts receivable
      Trade                                                             2,144,034
      Other                                                                 3,461
    Materials and supplies inventory                                      451,740
    Prepaid expenses                                                      244,480
                                                                     -------------
      Total current assets                                              3,098,335

PROVED OIL & GAS PROPERTIES (FULL COST METHOD)
    Net of accumulated depletion of $4,294,603                         49,365,939

PROPERTY AND EQUIPMENT
    Net of accumulated depreciation of $2,112,323                       2,547,226
OTHER ASSETS
    Notes receivable                                                      203,000
    Note receivable - related party                                       125,000
    Nonmarketable security                                                236,119
    Prepaid expenses                                                      165,816
    Deposits and other assets                                             108,880
                                                                     -------------

Total Assets                                                         $ 55,850,315
                                                                     =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable
      Trade                                                          $  1,994,590
      Revenue distribution                                                482,568
    Accrued expenses                                                      117,533
    Accrued interest                                                      150,593
                                                                     -------------
                                                                        2,745,284
    Current maturities of long-term debt                                2,291,243
                                                                     -------------

      Total current liabilities                                         5,036,527
                                                                     -------------

LONG-TERM DEBT, LESS CURRENT MATURITIES                                15,799,266

MINORITY INTERESTS                                                              -


                                      B-46


STOCKHOLDERS' EQUITY:
  Preferred stock, no par value, authorized-unlimited, issued-none              -
  Common stock, no par value, authorized-unlimited,
     Issued - 19,325,657 shares                                        46,169,125
  Less subscriptions for 122,535 shares                                  (214,436)
  Warrants and beneficial conversion feature                            2,020,252
  Accumulated deficit                                                 (12,960,419)
                                                                     -------------
      Total stockholders' equity                                       35,014,522
                                                                     -------------
Total Liabilities and Stockholders' Equity                           $ 55,850,315
                                                                     =============


See  accompanying  notes  to  these  Condensed Consolidated Financial Statements

                         ASPEN GROUP RESOURCES CORPORATION

                        CONDENSED CONSOLIDATED STATEMENTS OF
                                    OPERATIONS
                                    ----------
                                    (UNAUDITED)



                                             Period from           Period from
                                           July 1, 2001 to       July 1, 2000 to
                                          September 30, 2001    September 30, 2000
                                         --------------------  --------------------
REVENUE:
  Oil and gas sales                      $         1,978,957   $         2,187,562
  Product and service revenues                       353,120                     -
                                         --------------------  --------------------
  Total revenue                                    2,332,077             2,187,562
                                         --------------------  --------------------

EXPENSES:
  Oil and gas production                             719,133               590,463
  Operating expenses                                 307,919                     -
  General and administrative                         480,656               419,896
  Depreciation and depletion                         642,519               469,806

  Total expenses                                   2,150,227             1,480,165

EARNINGS FROM OPERATIONS                             181,850               707,397

OTHER INCOME (EXPENSE)
Interest and financing expense                      (258,290)             (273,307)

EARNINGS (LOSS) BEFORE INCOME TAXES
  AND MINORITY INTEREST                              (76,440)              434,090

INCOME TAXES (None, due to application                     -                     -
              of prior loss)             --------------------  --------------------

NET EARNINGS (LOSS) BEFORE
  MINORITY INTERESTS                                 (76,440)              434,090

MINORITY INTERESTS                                       222                     -

NET EARNINGS (LOSS)                      $           (76,218)  $           434,090
                                         ====================  ====================

NET EARNINGS (LOSS) PER SHARE            $              0.00   $              0.02
                                         ====================  ====================

WEIGHTED AVERAGE SHARES                           19,293,553            18,121,278
                                         ====================  ====================

See  accompanying  notes  to  these  Condensed Consolidated Financial Statements

                                      ASPEN GROUP RESOURCES CORPORATION
                               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                 (Unaudited)

                                                                      Period from           Period from
                                                                      July 1, 2001          July 1, 2000
                                                                           to                    to
                                                                   September 30, 2001    September 30, 2000
                                                                  --------------------  --------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net earnings (loss)                                           $           (76,218)  $           434,090

    Adjustments to reconcile net earnings (loss) to net cash
        provided by operating activities:
    Depreciation and depletion                                                642,520               469,806
    Minority interests                                                           (222)                    -
    Changes in operating assets and liabilities:
       Accounts payable and accrued liabilities                               469,103               166,694
       Materials and supplies inventory                                       (12,895)                    -
       Accounts payable and accrued liabilities                               113,520              (536,177)
       Other                                                                        -                36,601
                                                                  --------------------  --------------------

    Net cash provided by operating activities                               1,135,808               571,014
                                                                  --------------------  --------------------

CASH FLOWS FROM FINANCING ACTIVITIES
        Sale of common stock and exercise of warrants                               -               226,500
        Proceeds from long-term debt                                          634,733             1,718,712
        Repayment of notes payable                                            (30,000)                    -
                                                                  --------------------  --------------------

    Net cash provided by financing activities                                 604,733             1,945,212
                                                                  --------------------  --------------------

CASH FLOWS FROM INVESTING ACTIVITIES
        Additions to oil and gas properties                                (1,454,717)           (1,892,506)
        Exploration and development cost capitalized                         (822,405)             (522,409)
        Additions to furniture and equipment                                 (116,593)              (62,231)
                                                                  --------------------  --------------------

    Net cash by investing activities                                       (2,393,715)           (2,477,146)
                                                                  --------------------  --------------------

INCREASE (DECREASE) IN CASH                                                  (653,174)               39,080

CASH - Beginning of period                                                    907,794               319,246
                                                                  --------------------  --------------------

CASH - End of period                                              $           254,620   $           358,326
                                                                  ====================  ====================

SUPPLEMENTAL INFORMATION
Cash paid for interest                                            $           258,290   $           273,307
Conversion of payables to common stock                                        234,000                     -

See  accompanying  notes  to  these  Condensed Consolidated Financial Statements

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                           (Expressed in U.S. Dollars)
                                   (Unaudited)

(A)  NATURE  OF  BUSINESS  AND  BASIS  OF  PREPARATION  AND  PRESENTATION

Aspen Group Resources Corporation's (the "Company" or "Aspen Group") primary strategic business focus is to build value through the development of its existing producing Oil and Gas Properties by conducting an active exploitation program on these Properties and pursuing the acquisition, development, and exploitation of Oil and Gas Properties that offer the potential for increased production while continuing to control cost.

The Condensed Consolidated Financial Statements of Aspen Group Resources Corporation and Subsidiaries (collectively the "Company" or "Aspen Group") included herein have been prepared by Aspen Group without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted U. S. accounting principles have been condensed or omitted, since Aspen Group believes that the disclosures included are adequate to make the information presented not misleading. In the opinion of Management, the Condensed Consolidated Financial Statements include all adjustments consisting of normal recurring adjustments necessary to present fairly the financial position, results of operations, and cash flows as of the dates and for the periods presented. These Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and the notes thereto included for the fiscal year ended June 30, 2001.

These consolidated financial statements have been prepared in accordance with accounting principals generally accepted in the United States (US GAAP) which in most respects, conform to accounting principals generally accepted in Canada (Canadian GAAP). The primary difference is with the application of the ceiling test under full cost accounting.

Under US GAAP, a ceiling test is applied to ensure that the capitalized costs accumulated in each cost centre are limited to an amount equal to the present value, discounted at 10%, of the unescalated estimated future net operating revenues from proved reserves, net of restoration costs and income taxes.

Under Canadian GAAP, a ceiling test is applied to ensure that capitalized costs do not exceed the sum of estimated undiscounted, unescalated future net revenues from proved reserves less the cost incurred or administrative costs, and an estimate for restoration costs and applicable taxes.

As a result of applying the tests under both US and Canadian GAAP there were no material differences found.

Therefore the Company's accounting policies are consistently applied in all material respects in accordance with Canadian generally accepted accounting principles.

(B)  EARNINGS  PER  SHARE

Diluted earnings per share for the three month periods ending September 30, 2001 and 2000 are the same as basic earnings per share because the exercise of potentially dilutive securities would not have a significant effect.

(C)  COMMON  STOCK

During the three month period ended September 30, 2001, the Company issued 250,000 shares of common stock for $ 1.00 per share as part of the consideration given for the purchase of United Cementing & Acid Company.

                        APPROVAL AND CERTIFICATE OF ASPEN

The contents of the Offer and the Circular have been approved and the sending, communication or delivery thereof to the Securityholders has been authorized by the board of directors of Aspen.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer.

DATED  the  23rd  day  of  November,  2001.


          "Jack  E.  Wheeler"            "Peter  Lucas"

          JACK  E.  WHEELER                     PETER  LUCAS
          Chairman  and                         Chief  Financial  Officer
          Chief Executive Officer


                       On behalf of the Board of Directors


           "Wayne  T.  Egan"                     "James  E.  Hogue"
            WAYNE  T.  EGAN                      JAMES  E.  HOGUE
            Director                             Director

                           OFFICES OF THE DEPOSITARY,
                      Computershare Trust Company of Canada

                       Telephone: (403) 267-6555 (Calgary)
                            Facsimile: (403) 266-1490
                       Toll Free (Canada): 1-888-267-6555

 BY HAND, MAIL OR COURIER        BY HAND OR COURIER

        Calgary                                              Toronto
Corporate Actions Department                      Corporate Actions Department
 600, 530 - 8th Avenue S.W.                     100 University Avenue, 9th Floor
     Calgary, Alberta                                   Toronto, Ontario
         T2P 3S8                                             M5J 2Y1
 Telephone: (403) 267-6555                          Telephone: (416) 981-9633
 Facsimile: (403) 266-1490                          Facsimile: (416) 981-9663
 Toll Free: 1-888-267-6555
                                                             BY MAIL

                                                             Toronto
                                                   Corporate Actions Department
                                                           P.O.Box 7021
                                                     31 Adelaide Street East
                                                         Toronto, Ontario
                                                              M5C 3H2

                                                                    EXHIBIT (2)B

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IT SHOULD BE READ IN CONJUNCTION WITH THE OFFER AND ACCOMPANYING CIRCULAR OF ASPEN GROUP RESOURCES CORPORATION DATED NOVEMBER 23, 2001. IF YOU ARE IN ANY DOUBT AS TO HOW TO DEAL WITH IT, YOU SHOULD CONSULT YOUR INVESTMENT DEALER, STOCKBROKER, BANK MANAGER, LAWYER OR OTHER PROFESSIONAL ADVISOR.

                                                               December 21, 2001

                        ASPEN GROUP RESOURCES CORPORATION

                         NOTICE OF CHANGE AND EXTENSION

                                     TO ITS

                                OFFER TO PURCHASE

   all of the outstanding common shares, 5,000,000 Series I special warrants and
                      3,750,000 Series II special warrants

                                       of

                            ENDEAVOUR RESOURCES INC.

                     on the basis of, subject to adjustment,

  0.2375 common shares of Aspen Group Resources Corporation plus 0.11875 share purchase warrants of Aspen Group Resources Corporation (each whole share purchase warrant entitling the holder to purchase one common share of Aspen
   Group Resources Corporation at US$1.25 until September 30, 2002 or US$1.75 thereafter until June 30, 2003) for each common share of Endeavour Resources
                                      Inc.

                                     - and -

  0.2375 common shares of Aspen Group Resources Corporation plus 0.11875 share purchase warrants of Aspen Group Resources Corporation (each whole share purchase warrant entitling the holder to purchase one common share of Aspen
   Group Resources Corporation at US$1.25 until September 30, 2002 or US$1.75 thereafter until June 30, 2003) for each Series I special warrant of Endeavour
                                 Resources Inc.

                                     - and -

  0.2375 common shares of Aspen Group Resources Corporation plus 0.11875 share purchase warrants of Aspen Group Resources Corporation (each whole share purchase warrant entitling the holder to purchase one common share of Aspen
   Group Resources Corporation at US$1.25 until September 30, 2002 or US$1.75 thereafter until June 30, 2003) and 0.2375 Class B purchase warrants of Aspen
 Group Resources Corporation (each whole Class B purchase warrant entitling the holder to acquire one common share of Aspen Group Resources Corporation for the
    US dollar equivalent of Cdn.$2.11 until June 28, 2002) for each Series II special warrant of Endeavour Resources Inc.


This is a notice of change and extension (the "NOTICE") that supplements and extends the offer (the "OFFER") and the accompanying Circular (the "CIRCULAR") dated November 23, 2001 of Aspen Group Resources Corporation ("ASPEN") pursuant to which Aspen is offering to purchase all of the outstanding common shares (including common shares which may become outstanding after the date of the Offer upon the exercise of currently outstanding options, warrants or other rights to purchase common shares), Series I special warrants and Series II special warrants (collectively the "ENDEAVOUR SECURITIES") of Endeavour

Resources Inc. ("ENDEAVOUR"). Except as otherwise set forth in this Notice, the information, terms and conditions contained in the Offer continue to be applicable.

ASPEN INTENDS TO TAKE UP AND PAY FOR ALL ENDEAVOUR SECURITIES DEPOSITED AND NOT WITHDRAWN ON DECEMBER 31, 2001. THE OFFER HAS BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 5:00 (TORONTO TIME) (3:00 CALGARY TIME) ON JANUARY 31, 2002, UNLESS WITHDRAWN OR FURTHER EXTENDED.

Holders of Endeavour Securities ("SECURITYHOLDERS") who wish to accept the Offer must properly complete and execute the Letter of Transmittal that accompanied the Offer or a manually executed facsimile thereof and deposit it, together with the certificate(s) representing their Endeavour Securities, at the office of Computershare Trust Company of Canada (the "DEPOSITARY") identified on the Letter of Transmittal and on the last page of this document, in accordance with the instructions in the Letter of Transmittal. Alternatively, Securityholders who desire to deposit their securities and whose certificate(s) for their securities are not immediately available may deposit such certificate(s) by completing the Notice of Guaranteed Delivery that accompanied the Offer and following the procedures for guaranteed delivery set forth in the Notice of Guaranteed Delivery and Section 3 of the Offer, "Manner of Acceptance".

Questions and requests for assistance may be directed to the Depositary, or your broker or other financial advisor, and additional copies of this document, the Offer and the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from those persons at their respective offices shown on the Letter of Transmittal and on the last page of this document. Persons whose Endeavour Securities are registered in the name of a nominee should contact their stockbroker, investment dealer, bank, trust company or other nominee for assistance in depositing their Endeavour Securities.

                         NOTICE TO UNITED STATES HOLDERS
                             OF ENDEAVOUR SECURITIES

The Offer is made for the securities of an Alberta, Canada corporation and while the Offer is subject to the disclosure requirements of Canada, Securityholders should be aware that such requirements are different from disclosure requirements in the United States. Aspen is permitted to prepare the Offer and Circular in accordance with Canadian disclosure requirements. Financial statements included in the Offer, if any, have been prepared in accordance with United States generally accepted accounting principles with the material differences, if any, between such principles and Canadian generally accepted accounting principles disclosed in the notes to such financial statements.

Securityholders should be aware that the acquisition of the Endeavour Securities described in the Offer may have tax consequences both in the United States and Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully in the Circular.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that Aspen is continued under the laws of the Yukon Territory, that some of the directors and officers of Aspen may be residents of Canada and that some or all of the Depositary and the experts named in the Offer or Circular may be residents of Canada and that all or a substantial portion of the assets of such persons may be located outside the United States.

Securityholders should be aware that Aspen or its affiliates, directly or indirectly, may bid for or make purchases of Endeavour Securities or related securities of Endeavour during the period of the Offer, as permitted by applicable Canadian federal or provincial laws or regulations.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in the Offer, the Circular or this document and, if given or made, such information or representation must not be relied upon as having been authorized by Aspen or the Depositary.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES NOR HAS ANY SECURITIES REGULATORY AUTHORITY IN CANADA OR THE UNITED STATES PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL DEPOSITS BE ACCEPTED FROM OR ON BEHALF OF, SECURITYHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, ASPEN MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO EXTEND THE OFFER TO HOLDERS OF ENDEAVOUR SHARES IN SUCH JURISDICTION.

                           CURRENCY AND EXCHANGE RATES

All dollar amounts stated in this document, the Offer and Circular are expressed in Canadian currency, except where otherwise indicated. On December 20, 2001 the noon buying rate in New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York was US$1.00 = $1.5782 (Cdn.), $1.00 (Cdn.) = US$0.6336.

                               __________________

                         NOTICE OF CHANGE AND EXTENSION

                                                               December 21, 2001

TO:  THE HOLDERS OF ENDEAVOUR SECURITIES

By notice to the Depositary, Aspen has supplemented the information contained in the Circular and has extended the time during which the Offer is open for acceptance as set forth herein.

Except as otherwise set forth in this Notice, the information, terms and conditions in the original Offer continue to be applicable in all respects and this Notice should be read in conjunction therewith. All capitalized terms used herein and not specifically defined shall have the meanings set forth in the Offer unless the context otherwise requires.

1.   ENDEAVOUR  FLOW  THROUGH  OFFERING

Endeavour has indicated to Aspen with Aspen's consent, that it will offer up to 5 million common shares on a flow through basis, to be concluded prior to the Expiry. In the event Endeavour completes such a transaction, Aspen will take up any such shares of Endeavour deposited under the Offer and not withdraw on the terms of the Offer.

2.   ASPEN  ACCOUNTING  ISSUES

Background  to  and  Reason  for  the  Change
---------------------------------------------

In  the  Circular  Aspen  made  the  following  disclosure:

     "On April 4, 2001, Aspen issued 1,230,000 special warrants, each of which entitled the holder thereof to receive, upon exercise and without payment of any additional consideration, 1.1 units, each unit consisting of an Aspen Share and one-half of a common share purchase warrant exercisable at a price of US$1.80 per Aspen Share until April 4, 2003. Pursuant to its agreement with the agent for such offering, Aspen was obligated to file a prospectus in Ontario to qualify the securities issuable upon the exercise of such special warrants. In its review of the prospectus and the relevant financial statements of the Aspen, the OSC raised an issue concerning the accounting method used by Aspen for the acquisition of East Wood in its audited financial statements. Aspen has made submissions to the OSC with respect to this issue and is waiting confirmation from the OSC that the issue has been resolved. If the issue is not resolved to the OSC's satisfaction, the OSC could take action against Aspen, including the imposition of cease trade order against the Aspen Shares. If the cease trade order is imposed, Aspen would be prevented from completing the acquisition of the Endeavour Securities pursuant to the Offer."

As of the date hereof, Aspen and the OSC remain in discussions concerning the accounting method used by Aspen for the acquisition of East Wood in its audited financial statements. Given the ongoing discussions and that it is not anticipated that this issue will be resolved prior to the Expiry Time, on December 20, 2001 the OSC requested that Aspen supplement the information contained in the Circular regarding this issue.

The  East  Wood  Acquisition
----------------------------

As disclosed in the Circular, Aspen acquired 100% of the outstanding common stock of East Wood Equity Venture, Inc. ("EAST WOOD") in two separate transactions. All references to Aspen Shares in this Notice, unless otherwise indicated, give effect to the one for seven (1:7) share consolidation effected by Aspen on February 12, 2001.

On September 16, 1999 (but effective July 1, 1999), Aspen acquired 50% of the outstanding common stock of East Wood from Jack E. Wheeler, the current Chairman, Chief Executive Officer and a Director of Aspen and others. At the time of the closing of the transaction, 4,885,457 Aspen Shares were issued and outstanding. Under the terms of the purchase agreement, Aspen agreed to issue to the East Wood selling shareholders a total of 6,604,414 Aspen Shares. As a consequence of being subject to the rules and policies of the Canadian Dealing Network, Aspen was precluded from issuing more than 25% of its outstanding common shares during any one year period without prior shareholder approval. However, because Aspen was able to issue 3,571,429 Aspen Shares at the time of the closing, pursuant to a prior approval from shareholders, the parties agreed that the remaining securities would be issued in the form of 3,032,985 non-voting special warrants, each of which was exercisable, upon shareholder approval but for no additional consideration, into one Aspen Share.

On February 28, 2000, Aspen purchased the remaining 50% of the outstanding capital stock of East Wood for 3,747,271 Aspen Shares and Aspen's promissory note for US$3,000,000. At the time of the closing of this transaction, 9,488,246 Aspen Shares were issued and outstanding.

On February 29, 2000, pursuant to the approval of the shareholders of Aspen, the special warrants issued at the closing of the September, 1999 transaction were exercised into 3,032,985 Aspen Shares.

Aspen's  Accounting  for  the  East  Wood  Acquisition
------------------------------------------------------

In negotiating the East Wood acquisition, management of Aspen and East Wood determined that the fairest method of structuring the transaction would be based upon analysis of the oil and gas reserves of the two companies, adjusted for balance sheet items to be remaining at closing, and providing the shareholders of Aspen a negotiated premium for being a public company. The value of the respective companies was based on their respective business histories and the stock trading history of Aspen.

The purchase of the initial 50% of East Wood for 3,571,429 Aspen Shares and 3,032,985 special warrants was recorded at US$5,895,840 (US$0.89 per Aspen Share and special warrant). On September 16, 1999 the closing price of the Aspen Shares was US$1.8594. For the five days prior to and subsequent to September 16, 1999 the closing stock prices ranged from US$1.5312 to US$2.0781 and the average was US$1.7997.

The purchase of the remaining 50% of East Wood for 3,747,271 Aspen Shares and a note payable of US$3,000,000 was recorded at US$12,033,170 (US$2.4106 per share). On February 28, 2000 the closing price of the Aspen Shares was US$2.4062 and the five-day average closing price was US$2.21.

For financial statement purposes the acquisition of East Wood was accounted for as a purchase and, accordingly East Wood's results were included in the consolidated financial statements since the date of acquisition. Under the purchase method, Aspen recorded the net assets received at their fair value. The aggregate purchase price was approximately US$17.9 million, which exceeded the net assets of East Wood by approximately US$16.6 million. The excess was allocated to oil and gas properties and is being amortized.

Discussions  with  the  OSC
---------------------------

In its review of Aspen's preliminary prospectus dated May 31, 2001 (which was filed by Aspen in connection with the issuance of 1,230,000 special warrants on April 4, 2001), the OSC questioned whether the acquisition of East Wood should have been accounted for as a purchase. Aspen has made numerous submissions to the OSC in support of the accounting treatment that it has accorded to the East Wood acquisition. Aspen has not received a receipt for its prospectus and is continuing discussions with the OSC regarding this issue. The OSC has taken the position that the East Wood acquisition should have been accounted for as a reverse take-over. In addition, the OSC has taken the position that if the East Wood acquisition was accounted for as a reverse take-over then the aggregate purchase price for East Wood would have been somewhat less than the US$17.9 million figure.

Aspen intends to work with the OSC to resolve this issue and to comply with the requirements of the OSC. If the issue is not resolved to the OSC's satisfaction, the OSC could take action against Aspen, including by imposing a cease trade order on the Aspen Shares following the closing of the Offer, which action may affect Aspen's listing on the TSE.

Accounting  for  the  East  Wood  Transactions  as  a  Reverse  Take-Over
-------------------------------------------------------------------------

The OSC has stated its position that the reverse take-over method of accounting would be applicable to the acquisition of East Wood. Under the reverse take-over method of accounting, the exchange of Aspen Shares for shares of East Wood would be treated for accounting purposes as an acquisition by East Wood of the assets and business of Aspen. Reverse take-over accounting provides that consolidated financial statements be prepared reflecting the continuation of the legal subsidiary (East Wood) as the acquiring company. Accordingly, East Wood's net assets would be included in the balance sheet of the combined companies at their book values and those of Aspen at their fair market value on the date of "acquisition". The result would be a reduction in the assets in the consolidated balance sheet of Aspen of a maximum of a maximum of approximately $10 million. There would also be a corresponding reduction in the depreciation, depletion and amortization of the reserves of Aspen which would impact the income statement since July 1, 1999.

3.   EXTENSION  OF  THE  OFFER

Aspen has amended the Offer by extending the time during which the Offer is open for acceptance from 5:00 (Toronto time) (3:00 Calgary time) on December 31, 2001 to 5:00 (Toronto time) (3:00 Calgary time) on January 31, 2002, unless withdrawn or further extended. Accordingly, the Expiry Time shall be 5:00 (Toronto time) (3:00 Calgary time) on January 31, 2002, or such later time or times as may be fixed by Aspen from time to time pursuant to Section 5 of the Offer, "Extension and Variation of the Offer"

4.   REASONS  FOR  THE  EXTENSION

Aspen wishes to extend the time for the deposit of Endeavour Securities under the Offer to permit Endeavour Securityholders to tender their securities to the Offer.

5.   DATE  UP  TO  WHICH  ENDEAVOUR  SECURITIES  MAY  BE  DEPOSITED

Endeavour Securities which have not already been deposited pursuant to the Offer may be deposited pursuant to this Notice at one of the offices of the Depositary listed on the last page of this document at or prior to 5:00 p.m. (Toronto time) (3:00 p.m. Calgary time) on January 31, 2002.

6.   DATE  BY  WHICH  DEPOSITED  ENDEAVOUR  SECURITIES  MUST  BE  TAKEN  UP

If all the conditions referred to under Section 4 of the Offer, "Conditions of the Offer" have been satisfied or waived by Aspen, Aspen will (unless Aspen shall have withdrawn or terminated the Offer) become obligated to take up the Endeavour Securities validly deposited under the Offer and not withdrawn not later than ten days after the Expiry Date and to pay for Endeavour Securities taken up as soon as possible, but in any event not later than three Business Days after taking up the Endeavour Securities. In accordance with applicable law, any Endeavour Securities deposited under the Offer subsequent to the date on which Aspen first takes up Endeavour Securities deposited under the Offer will be taken up and paid for by Aspen within ten days of the deposit of such Endeavour Securities.

Where the terms of the Offer are varied, the Offer shall not expire before ten days after the notice of variation in respect of such variation has been mailed, delivered or otherwise communicated to Securityholders unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian courts or securities regulatory authorities. See Section 6 of the Offer, "Payment for Deposited Endeavour Securities".

7.   WITHDRAWAL  OF  DEPOSITED  ENDEAVOUR  SECURITIES

All deposits of Endeavour Securities pursuant to the Offer are irrevocable, provided that any Endeavour Securities deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Securityholder (unless otherwise required or permitted by applicable law):

(a)  at any time where Endeavour Securities have not been taken up by Aspen; and

(b) at any time after 3 Business Days from the date Aspen takes up the Endeavour Securities, if such Endeavour Securities have not been paid for by Aspen.

In addition, if:

(a) there is a variation of the terms of the Offer before the Expiry Time including any extension of the period during which Endeavour Securities may be deposited hereunder or the modification of a term or condition of the Offer, but excluding, unless otherwise required by applicable law, a variation consisting solely of an increase in the consideration offered where the time for deposit is not extended for more than ten days after the notice of variation has been delivered; or

(b) at or before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer, a change occurs in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a holder of Endeavour Securities to accept or reject the Offer, unless such change is not within the control of Aspen or of any Affiliate of Aspen (except, to the extent required by applicable law, where it is a change in a material fact relating to the Aspen Shares);

any Endeavour Securities deposited under the Offer and not taken up and paid for by Aspen at such time may be withdrawn by or on behalf of the depositing Securityholder at the place of deposit at any time until the expiration of ten days after the date upon which a notice of such variation or change is mailed, delivered or otherwise communicated, subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities.

In addition to the foregoing, Securityholders who wish to withdraw their Endeavour Securities must do so in the manner described in Section 7 of the Offer, "Withdrawal of Deposited Endeavour Securities".

8.   CONSEQUENTIAL  AMENDMENTS

Consequential amendments in accordance with this Notice are deemed to be made where required to the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Except as varied by this Notice, all terms of the Offer remain in effect, unamended.

9.   STATUTORY  RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides securityholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                        APPROVAL AND CERTIFICATE OF ASPEN

The contents of the Offer, the Circular and this Notice have been approved, and the sending, communication or delivery thereof to the Securityholders has been authorized by the board of directors of Aspen.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer.

DATED the 21st day of December, 2001.



     JACK E. WHEELER                         PETER LUCAS
     Chairman and                            Chief Financial Officer
     Chief Executive Officer


                       On behalf of the Board of Directors



     WAYNE T. EGAN                           JAMES E. HOGUE
     Director                                Director

                           OFFICES OF THE DEPOSITARY,
                      Computershare Trust Company of Canada

                       Telephone: (403) 267-6555 (Calgary)
                            Facsimile: (403) 266-1490
                       Toll Free (Canada): 1-888-267-6555



    BY HAND, MAIL OR COURIER                        BY HAND OR COURIER

            Calgary                                       Toronto
  Corporate Actions Department                 Corporate Actions Department
   600, 530 - 8th Avenue S.W.                  100 University Avenue, 9th Floor
       Calgary, Alberta                              Toronto, Ontario
            T2P 3S8                                      M5J 2Y1
   Telephone: (403) 267-6555                     Telephone: (416) 981-9633
   Facsimile: (403) 266-1490                     Facsimile: (416) 981-9663
   Toll Free: 1-888-267-6555

                                                          BY MAIL

                                                          Toronto
                                               Corporate Actions Department
                                                      P.O. Box 7021
                                                  31 Adelaide Street East
                                                      Toronto, Ontario
                                                           M5C 3H